   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 9, 2000
                                                 REGISTRATION NO. 333-94325
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                AMENDMENT NO. 1
                                      TO
                                   FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               UNIT CORPORATION
            (Exact name of registrant as specified in its charter)
                            1000 KENSINGTON TOWER I
                               7130 SOUTH LEWIS
                             TULSA, OKLAHOMA 74136
                                (918) 493-7700

         DELAWARE                        (Name, address, including zip code,                        73-1283193
(State or other jurisdiction of       and telephone number, including area code,        (I.R.S. Employer Identification No.)
incorporation or organization)        of Registrant's principal executive offices)

             MARK E. SCHELL                                  COPY TO:
            GENERAL COUNSEL                           LYNNWOOD R. MOORE, JR.
            UNIT CORPORATION                            CONNER & WINTERS,
1000 KENSINGTON TOWER I, 7130 SOUTH LEWIS,          A PROFESSIONAL CORPORATION
       TULSA, OKLAHOMA 74136                          3700 FIRST PLACE TOWER
             (918) 493-7700                           15 EAST 5TH STREET
(Name, address, including zip code, and           TULSA, OKLAHOMA 74103-4344
 telephone number, including area code,                 (918) 586-5711
         of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and at consummation of the merger contemplated by the Agreement and Plan of Merger dated as of December 8, 1999, attached as Appendix A to the Proxy
Statement/Prospectus included in this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Questa Oil & Gas Co.                                            Unit Corporation

                PROPOSED MERGER -- YOUR VOTE IS VERY IMPORTANT

Dear Questa Shareholder:

     The boards of directors of Questa Oil & Gas Co. and Unit Corporation have agreed to a merger of Questa with Unit. The Questa board believes that the larger, financially stronger combined company will benefit from significant synergies while affording shareholders enhanced investment liquidity. Questa's board of directors has determined that the merger is advisable and fair to, and in the best interests of, Questa and its shareholders.

     If the merger is approved, Questa shareholders will receive .95 shares of common stock of Unit Corporation for each share of Questa common stock. Following the merger, Questa shareholders will own approximately 5% of the combined company.

     The Unit common stock trades on the New York Stock Exchange under the symbol "UNT" and the Questa common stock trades on the Nasdaq SmallCap Market under the symbol "QUES."

     We can only complete the merger if Questa shareholders owning a majority of the outstanding shares of Questa common stock approve the merger agreement. We have scheduled a special meeting for the Questa shareholders to vote on the merger.

     The date, time and place of the special meeting for the Questa shareholders are as follows:

                                March 14, 2000
                                  10:00 a.m.
                          7030 South Yale, Suite 700
                            Tulsa, Oklahoma 74136

     Your vote is very important. Whether or not you plan to attend the Questa special meeting, please take the time to vote by completing and mailing to us the enclosed proxy card. This will not prevent you from revoking your proxy at any time prior to the special meeting or from voting your shares in person if you later choose to attend the special meeting.

     This document provides you with detailed information about the proposed merger. You are encouraged to read this document carefully.

                                                  Very truly yours,

                                                  /s/ Alan W. Meeks
                                                  Alan W. Meeks
                                                  President
                                                  Questa Oil & Gas Co.

See "Risk Factors" beginning on page 8 for a discussion of risks that you should consider in evaluating the merger.

--------------------------------------------------------------------------------
       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, the Unit common stock to be issued in the merger or the fairness or the merits of the merger or has determined whether the information contained in this document is truthful or complete. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

     Proxy Statement/Prospectus dated February 11, 2000, and first being mailed to Questa shareholders on February 11, 2000.

                             QUESTA OIL & GAS CO.
                        7030 SOUTH YALE AVE., SUITE 700
                             TULSA, OKLAHOMA 74136



                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON MARCH 14, 2000



TO THE SHAREHOLDERS OF
QUESTA OIL & GAS CO.:                           FEBRUARY 11, 2000


  A Special Meeting of the Shareholders of Questa Oil & Gas Co. will be held at 7030 South Yale Ave., Suite 700, Tulsa, Oklahoma, on March 14, 2000, at 10:00 a.m., local time, for the following purposes:

     1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of December 8, 1999, among Questa, Unit Corporation, a Delaware corporation, and a wholly-owned subsidiary of Unit, pursuant to which, among other things:

          (i) Unit's subsidiary will be merged with and into Questa; and

          (ii) each issued and outstanding share of common stock of Questa (other than shares held by Questa, which will be canceled) will be converted into the right to receive .95 fully paid, nonassessable shares of Unit common stock (with a cash payment in lieu of any fractional share); and

     2. To transact such other business as may properly come before the meeting.

  A copy of the merger agreement is attached as Appendix A to the Proxy Statement/Prospectus accompanying this Notice.

  Only shareholders of record at the close of business on February 7, 2000 are entitled to notice of and to vote at the special meeting and any adjournment thereof.


  All shareholders of Questa have the right to exercise dissenter's rights with respect to the proposed merger and may obtain payment for their shares by complying with the terms of Section 7-113-101 through 7-113-302 of the Colorado Business Corporation Act, a copy of which is attached.

  All shareholders are cordially invited to attend the meeting.

Your vote is important. Please sign, date and return the accompanying proxy promptly. Your board of directors unanimously recommends that you vote to approve the merger proposal.



                              By Order of the Board of Directors,


                              /s/ Lowell C. Sund
                              Lowell C. Sund
                              Corporate Secretary

                               TABLE OF CONTENTS

                                                                                                              Page
                                                                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER.....................................................................    iii
SUMMARY....................................................................................................      1
   The Companies...........................................................................................      1
   The Merger..............................................................................................      1
   The Merger Agreement....................................................................................      2
   Other Information.......................................................................................      3
   The Special Meeting.....................................................................................      4
   Risk Factors............................................................................................      4
   Comparison of Rights of Questa Shareholders and Unit Shareholders.......................................      4
   Recent Developments in Unit's Business and Operations...................................................      4
   Selected Historical Consolidated Financial Data.........................................................      4
   Selected Unaudited Pro Forma Combined Financial Data of Unit............................................      7
RISK FACTORS...............................................................................................      8
   Risks Relating to the Transaction.......................................................................      8
   Risks Relating to Unit and its Business.................................................................      9
FORWARD-LOOKING STATEMENTS.................................................................................     13
COMPARATIVE PER SHARE DATA.................................................................................     14
COMPARATIVE MARKET VALUE DATA..............................................................................     15
COMPARATIVE PER SHARE PRICES AND DIVIDENDS DATA............................................................     15
THE SPECIAL MEETING........................................................................................     16
   Time and Place; Purpose.................................................................................     16
   Record Date; Shares Entitled to Vote....................................................................     17
   Quorum..................................................................................................     17
   Vote Required...........................................................................................     17
   Effect of Abstentions and Broker Non-Votes..............................................................     17
   Voting of Proxies.......................................................................................     17
   Revocation of Proxies...................................................................................     17
   Solicitation of Proxies; Expenses.......................................................................     17
   Shares Held by Questa Management and Others.............................................................     18
THE MERGER.................................................................................................     18
   General.................................................................................................     18
   Background of the Merger................................................................................     18
   Reasons for the Merger; Recommendation of the Questa Board..............................................     20
   Closing and Effective Time of the Merger................................................................     20
   Exchange of Certificates................................................................................     20
   Federal Securities Laws Consequences; Resale Restrictions...............................................     20
   New York Stock Exchange Listing of Unit Common Stock....................................................     21
   Certain Effects of the Merger...........................................................................     21
   Regulatory Matters......................................................................................     21
   Source of Funds.........................................................................................     21
   Management of Questa Following the Merger...............................................................     22
   Rights of Dissenting Shareholders.......................................................................     22
   Material U.S. Federal Income Tax Consequences...........................................................     22
   Accounting Treatment....................................................................................     22
THE MERGER AGREEMENT.......................................................................................     23
   The Merger..............................................................................................     23
   Representations and Warranties..........................................................................     23
   Covenants and Agreements................................................................................     24
   No Solicitation of Acquisition Proposals................................................................     25
   Closing Conditions......................................................................................     26
   Termination.............................................................................................     27
   Termination Fees and Expenses...........................................................................     28
   Amendment; Waiver.......................................................................................     28
   Related Agreements......................................................................................     28
RIGHTS OF DISSENTING QUESTA SHAREHOLDERS...................................................................     28
COMPARISON OF SHAREHOLDERS' RIGHTS.........................................................................     30
   Authorized Capital......................................................................................     30

   Number of Directors, Elections and Classification.......................................................      31
   Removal of Directors....................................................................................      31
   Shareholder Action by Consent in Lieu of Meeting........................................................      31
   Special Meeting Of Shareholders.........................................................................      31
   Notice Of Special Meetings Of Shareholders..............................................................      31
   Amendment of Charter....................................................................................      31
   Amendment of Bylaws.....................................................................................      32
   Fair Price Provisions...................................................................................      32
   Delaware Business Combination Statute...................................................................      32
   Shareholder Rights Plans................................................................................      33
INFORMATION ABOUT UNIT.....................................................................................      36
   Business of Unit........................................................................................      36
   Oil and Gas Properties..................................................................................      36
   Land Contract Drilling Operations.......................................................................      38
INFORMATION ABOUT QUESTA...................................................................................      41
   Business of Questa......................................................................................      41
   Oil and Gas Properties..................................................................................      42
   Legal Proceedings.......................................................................................      43
   Market for Questa Common Stock and Related Shareholder Matters..........................................      43
   Selected Financial Data.................................................................................      44
   Management's Discussion and Analysis of Financial Condition and Results of Operations...................      44
   Results of Operations...................................................................................      45
PRINCIPAL SHAREHOLDERS OF QUESTA...........................................................................      46
LEGAL MATTERS..............................................................................................      46
EXPERTS....................................................................................................      46
INDEPENDENT ACCOUNTANTS....................................................................................      47
SHAREHOLDER PROPOSALS......................................................................................      47
OTHER MATTERS..............................................................................................      47
WHERE YOU CAN FIND MORE INFORMATION........................................................................      47
INDEX TO PRO FORMA FINANCIAL INFORMATION OF UNIT
   AND FINANCIAL STATEMENTS OF QUESTA......................................................................     F-1

APPENDIX A -- Agreement and Plan of Merger.................................................................     A-1
APPENDIX B -- Article 113 of the Colorado Business Corporation Act.........................................     B-1

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What Is The Merger?

     A: In the merger, a wholly owned subsidiary of Unit will merge with Questa. Questa will survive the merger as a wholly owned subsidiary of Unit.

Q: What Will I Receive In The Merger?

     A: Each of your shares of Questa common stock will be converted into .95 shares of Unit common stock. Unit will not issue fractional shares of its common stock. Instead of any fractional share, you will receive cash based on the closing market price of Unit common stock on the closing date of the merger.

Q: What Vote Is Required To Approve The Merger?

     A: The holders of a majority of the outstanding shares of Questa common stock must approve the merger agreement. Unit shareholders are not required to approve the merger and will not vote on the merger. You are entitled to cast one vote per share of Questa common stock you owned at the close of business on February 7, 2000, the record date.

Q: Does The Board Of Directors Of Questa Recommend Voting In Favor Of The Merger
   Agreement?

     A: Yes. After careful consideration, Questa's board of directors has determined that the terms of the merger are fair to, and in the best interests of, Questa and its shareholders and unanimously recommends that you vote in favor of the merger agreement.

Q: Are There Risks I Should Consider In Deciding Whether To Vote For The Merger?

     A: Yes. For example you will receive .95 shares of Unit common stock for each share of Questa common stock you own, regardless of the market price of either Unit common stock or Questa common stock at the effective time of the merger. The market value of Unit common stock is likely to fluctuate, and no one can accurately predict what the market value will be either at the effective time of the merger or after the merger. In evaluating the merger, you should carefully consider this and other factors discussed in the section entitled "Risk Factors" on page 8.

Q: What Do I Need To Do Now?

     A: After carefully considering the information contained in this document, you should cast your vote on the merger agreement by completing, signing and dating your proxy card. You should return your completed proxy card as soon as possible in the enclosed postage-paid envelope. If you return your signed proxy card but do not include instructions on how to vote, your shares will be voted "FOR" approval of the merger agreement. You can also attend the special meeting and vote in person.

     If you abstain from voting or do not vote, it will have the effect of voting against approval of the merger agreement.

Q: What Do I Do If I Want To Change My Vote?

     A: You can change your vote at any time before your proxy is voted at the special meeting, in one of three ways. First, you can sign and deliver a written notice stating that you would like to revoke your proxy. Second, you can complete and send a later-dated signed proxy card to Questa. Third, you can attend the special meeting and vote in person.

Q: If My Questa Shares Are Held In "Street Name" By My Broker, Will My Broker
   Vote My Shares For Me?

     A: No. Your broker will vote your shares only if you provide instructions on how to vote. You should fill out the voter instruction form sent to you by your broker with this proxy statement/prospectus. If you do not give instructions to your broker, your shares will not be voted, which will have the effect of voting against the merger.

Q: Should I Send In My Questa Stock Certificates Now?

     A: No. After the merger is completed, we will send you written instructions for exchanging your Questa stock certificates for Unit stock certificates. Please do not send in your stock certificates with your proxy card.

Q: When Do You Expect The Merger To Be Completed?

     A: We are working toward completing the merger as quickly as possible. We hope to complete the merger in March 2000, if all approvals and other required matters are completed at that time.

Q: Will I Recognize A Taxable Gain Or Loss On The Transaction?

     A: We expect that if the merger is completed, you will not recognize a gain or loss for United States federal income tax purposes on the shares of Unit common stock you receive. You will recognize a gain or loss with respect to cash received for any fractional shares. However, we urge you to consult your own tax advisor to determine the tax consequences particular to your situation.

Q: Whom Should I Call With Questions?

     A: If you have any questions about the merger or if you need additional copies of the proxy statement/prospectus, you should contact:

                              Mr. Warren L. Meeks
                                   Chairman
                             Questa Oil & Gas Co.
                          7030 South Yale, Suite 700
                             Tulsa, Oklahoma 74136
                                (918) 494-6055

You may also obtain additional information about Unit and Questa from documents we file with the Securities and Exchange Commission, by following the instructions in the section entitled "Where You Can Find More Information" on page 47.

                                    SUMMARY

     This summary, together with the preceding questions and answer section, highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger more fully, you should read the more detailed information contained in the rest of this document, including the attached appendixes, and the documents referred to you in "Where You Can Find More Information" on page 47.

                                 The Companies

Questa Oil & Gas Co.

     Questa was incorporated in Colorado on February 24, 1981 as Trinity Oil & Gas, Inc. Its name was changed to Questa on March 31, 1986. Questa is engaged in the oil and gas business in the continental United States. Its activities include the acquisition and exploration of oil and gas property interests and developing, operating and otherwise dealing in oil and gas property interests of all types.

     Questa's principal executive offices are located at 7030 South Yale, Suite 700, Tulsa, Oklahoma 74136, and its telephone number is (918) 494-6055.

Unit Corporation

     Unit, through its wholly owned subsidiaries, is engaged in the land contract drilling of natural gas and oil wells and the exploration, development, acquisition and production of natural gas and oil properties. Unit was founded in 1963 as a contract drilling company and its current contract drilling operations are focused primarily in the natural gas producing provinces of the Oklahoma and Texas areas of the Anadarko and Arkoma Basins, and the Texas Gulf Coast and the Rocky Mountain regions. Its primary exploration and production operations are also conducted in the Anadarko and Arkoma Basins and in the Texas Gulf Coast area. As of December 17, 1999 Unit owned 47 drilling rigs and owned an interest in 2,517 oil and gas wells.

     Unit's principal executive offices are located at 1000 Kensington Tower I, 7130 South Lewis, Tulsa, Oklahoma 74136, and its telephone number is (918) 493-7700.

                                  The Merger

Recommendation Of The Questa Board

     The Questa board unanimously approved the merger agreement, believes that the merger is in the best interests of, and fair to, the Questa shareholders and unanimously recommends that you vote to approve the merger agreement at the Questa special shareholders meeting.

     After weighing both the positive and negative aspects of the merger with Unit, the Questa board based its determination and recommendation principally on the following grounds:

          . Questa's common stock has historically traded at a price/earnings multiple per share which is lower than the multiple at which shares of other oil and gas companies are traded;

          . The market for Unit's common stock is superior to the market for Questa's common stock due to larger market capitalization, greater liquidity and enhanced visibility and interest; and

          . Unit's common stock has a greater potential for appreciation than Questa's common stock.

Closing

     Questa and Unit expect to consummate the merger promptly after the conditions to closing set forth in the merger agreement are fulfilled or waived. It is anticipated that the last of the conditions to be fulfilled will be the adoption of the merger agreement by the Questa shareholders. Questa and Unit are working towards completing the merger as quickly as possible and expect to consummate the transaction in March 2000 or as soon thereafter as is practicable. See "The Merger -- Effective Time."

Surrender Of Share Certificates; Payment For Shares

     Promptly after the merger is consummated, Unit will mail a transmittal form to each holder of record of Questa common stock describing the procedure for surrendering Questa share certificates. You should not send in your stock certificates until you receive a transmittal form. Shareholders who submit their certificates and a completed transmittal form will receive:

          . certificates for the whole number of shares of Unit common stock which the holder has the right to receive; and

          .    cash instead of fractional shares of Unit common stock.

     No interest will be paid on any cash payable upon surrender of certificates. See "The Merger -- Exchange of Certificates."

                             The Merger Agreement

     The merger agreement is attached as Appendix A to this document. We encourage you to read the merger agreement because it is the legal document that governs the merger.

Prohibition On Solicitation Of Competing Transactions

     So long as the merger agreement is in effect, Questa is prohibited from initiating, soliciting or encouraging the submission of any proposal by, or entering into any discussions or negotiations with, a third party relating to a competing acquisition transaction. A competing acquisition transaction includes any of the following:

          .    a merger or consolidation of Questa;

          . the sale or other disposition of all or substantially all of the properties and assets of Questa or any other material properties and assets; or

          . a tender or exchange offer for more than 20% of the outstanding shares of Questa common stock.

     If the Questa board, after consulting with legal counsel, determines in good faith that it must do so in order to comply with its fiduciary duties, then Questa may, in response to an unsolicited competing acquisition proposal meeting specified criteria, participate in discussions and negotiations regarding that proposal. See "The Merger Agreement -- Covenants -- No Solicitation."

Conditions To The Merger

     The conditions to the obligations of all parties to consummate the merger include:

          . the adoption of the merger agreement by the shareholders of Questa; and

          . the absence of any injunction or other legal restraint prohibiting the merger.

     The conditions to the obligations of each party to consummate the merger include:

          . that the other party not have suffered a material adverse effect in its business or operations since the date of the merger agreement;

          . that the representations and warranties of the other party in the merger agreement be true, except where the failure to be true would not have a material adverse effect on the other party;

          . that the other party has complied in all material respects with its covenants in the merger agreement; and

          . the Unit common stock to be issued in the merger be approved for listing on the New York Stock Exchange before the merger.

     The conditions to the obligations of Unit to consummate the merger include:

          . that the merger be treated as a "pooling of interests" under applicable accounting principles; and

          . dissenting and fractional shares shall not exceed 5% of the total outstanding shares.

     See "The Merger Agreement -- Closing Conditions."

Termination

     Unit and Questa may mutually agree to terminate the merger agreement at any time, even after approval by Questa's shareholders. In addition, the merger agreement may be terminated if any of the following occurs:

          .    the merger agreement is not adopted by Questa's shareholders;

          . either Questa or Unit breaches any of its covenants or agreements contained in the merger agreement, unless the breaching party is exercising its reasonable best efforts to cure the breach;

          . the representations and warranties of Questa or Unit contained in the merger agreement are or become untrue, except where the failure to be true and correct would not have a material adverse effect on the party whose representations or warranties are or become untrue;

          . the merger is not consummated on or before March 30, 2000 or within the specified extension period;

          . the Questa board withdraws its recommendation of the merger agreement or recommends that a competing acquisition proposal be adopted by the shareholders of Questa;

          . the Questa board determines that proceeding with the merger would be inconsistent with its fiduciary duties because of the existence of a competing acquisition proposal; or

          . in the event the average closing price of Unit's common stock for the 15 trading days immediately preceding three trading days prior to the closing of the merger is less than $5.00 per share, then Questa may terminate the merger agreement, and in the event such average closing price of Unit's common stock exceeds $9.00 per share, then Unit may terminate the agreement.

Termination Fee

     Questa must pay Unit a termination fee of $500,000 if it accepts a merger or business combination with or acquisition by another company that Questa's board considers more favorable to Questa's shareholders than the merger. Questa must pay Unit a termination fee of $400,000 if:

          . the Questa board withdraws or adversely modifies its recommendation of the merger or recommends that a competing acquisition proposal be adopted by the shareholders of Questa; or

          . Questa's shareholders fail to approve the adoption of the merger agreement, Questa receives a competing acquisition proposal prior to the special meeting of its shareholders and Questa enters into an agreement with respect to any acquisition proposal within 12 months of the termination of the merger agreement.

     Notwithstanding the above, Questa may terminate the merger agreement in the event the average closing price of Unit's common stock for the 15 trading days immediately preceding three trading days prior to the closing of the merger is less than $5.00 per share.

                               Other Information

Rights of Dissenting Shareholders

     Under Colorado law, you will be entitled to exercise rights to dissent from the merger and obtain payment of the fair value of your shares of Questa common stock. See "Rights of Dissenting Questa Shareholders."

Federal Income Tax Consequences Of The Merger

     The merger is intended to be a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Assuming the merger qualifies as a reorganization, you will not recognize any gain or loss for United States federal income tax purposes upon exchange of your Questa common stock for Unit common stock pursuant to the merger (except with respect to any cash received instead of fractional shares of Unit common stock). For a more detailed discussion of the material federal income tax consequences of the merger, see "The Merger -- Material U.S. Federal Income Tax Consequences." You are urged to consult your tax advisors as to the specific tax consequences of the merger to you.

                              The Special Meeting

     At the special shareholder meeting, the holders of Questa common stock will be asked to approve the merger agreement. You may vote at the special shareholder meeting if you were the record owner of Questa common stock at the close of business on February 7, 2000. You will have one vote for each share of Questa common stock you own. On that date, there were 1,912,894 shares of Questa common stock outstanding.

     The vote of more than 50% of the outstanding shares of Questa common stock entitled to vote is required to approve the merger agreement.

     On the record date, the directors and executive officers of Questa as a group owned beneficially an aggregate of 1,119,630 shares of Questa common stock (approximately 58.5% of the shares then outstanding). Certain of the directors and executive officers of Questa owning beneficially an aggregate of approximately 55% of the outstanding shares of Questa common stock have entered into agreements with Unit under which they have agreed, among other things, to vote their shares in favor of the merger. If these persons vote their shares in favor of the merger agreement, it will be approved by the shareholders of Questa without regard to the vote of any other Questa shareholders.

     See "The Special Meeting."

                                 Risk Factors

     In determining whether to vote to adopt the merger agreement, you should carefully consider the risks related to the merger and an investment in Unit following the merger set forth in this document under "Risk Factors" at page 8 along with the other information contained in this document and the documents to which we have referred you to.

       Comparison Of Rights Of Questa Shareholders And Unit Shareholders

     As a result of different governing laws and organizational documents, you will have different rights as a holder of Unit common stock than you currently have as a holder of Questa common stock. See "Comparison of Shareholders' Rights."

             Recent Developments In Unit's Business And Operations

     On September 30, 1999, Unit closed the acquisition of 13 land drilling rigs from Parker Drilling Company and Parker Drilling Company North America, Inc. Under the terms of this acquisition, Parker received 1,000,000 shares of Unit's common stock and $40,000,000. Funding for the cash part of the purchase price was obtained through the sale, by Unit, of 7,000,000 shares of its common stock through an underwritten public offering which closed September 29, 1999. Total proceeds of the offering were $50,435,000.

                Selected Historical Consolidated Financial Data

     In the tables below, we provide you with selected historical financial data for Unit and Questa. We have derived this information from Unit's and Questa's audited consolidated financial statements for each year in the five year period ended December 31, 1998 and from Unit's and Questa's unaudited consolidated financial statements for each of the nine-month periods ended September 30, 1998 and 1999.

     When you read this selected historical financial data, it is important that you read along with it the consolidated financial statements and related notes in the annual and quarterly reports of Unit and Questa filed with the SEC and incorporated by reference in this document, as well as the section of the annual and quarterly reports titled "Management's Discussion and Analysis of Financial Condition and Results of Operations", and the consolidated financial statements of Questa included elsewhere in this document. See "Where You Can Find More Information."

                               UNIT CORPORATION

                                                                                                          Nine Months
                                                                                                             Ending
                                                         Year Ended December 31,                          September  30,
                                           ---------------------------------------------------       ---------------------
                                           1994        1995        1996        1997       1998       1998          1999
                                           ----        ----        ----        ----       ----       ----          ----
                                                                                                  (unaudited)  (unaudited)
                                                        (in thousands, except per share amounts)
Statement of Operations Data:
Revenues:
 Contract drilling.....................  $ 16,952      $ 20,211    $ 28,819   $ 46,199   $ 53,528   $ 43,870     $ 32,919
 Oil and natural gas...................    26,001        31,187      43,013     45,581     39,703     29,859       28,454
 Other.................................       942         1,676         238         84        106        201          416
                                         --------      --------    --------   --------   --------   --------     --------
     Total revenues....................    43,895        53,074      72,070     91,864     93,337     73,930       61,789
                                         --------      --------    --------   --------   --------   --------     --------
Expenses:
 Contract drilling:
   Operating costs.....................    14,909        18,041      24,259     36,419     43,729     35,251       29,918
   Depreciation........................     2,030         2,596       2,944      4,216      5,766      4,427        4,294
 Oil and natural gas:
   Operating costs.....................     8,799        12,003      13,409     13,201     14,328     10,789       10,249
   Depreciation, depletion
   and  amortization...................     8,281        10,223      10,807     12,625     16,069     11,804       11,978
 General and administrative............     3,574         3,893       4,122      4,621      4,891      3,711        3,654
 Interest..............................     1,654         3,235       3,162      2,921      4,815      3,596        3,801
                                         --------      --------    --------   --------   --------   --------     --------
     Total expenses....................    39,247        49,991      58,703     74,003     89,598     69,578       63,894
                                         --------      --------    --------   --------   --------   --------     --------
Income (loss) before income taxes......     4,648         3,083      13,367     17,861      3,739      4,352       (2,105)
                                         --------      --------    --------   --------   --------   --------     --------
Total income taxes (benefit)...........        20          (668)      5,034      6,737      1,493      1,738         (647)
                                         --------      --------    --------   --------   --------   --------     --------
Income (loss) from continuing
operations.............................     4,628         3,751       8,333     11,124      2,246      2,614       (1,458)
                                         --------      --------    --------   --------   --------   --------     --------
Discontinued operations:
 Income (loss) from operations of
  discontinued operations (net
  of income tax benefit of
  $69 in 1995).........................       166          (112)          -          -          -          -            -
 Gain from sale of discontinued
  operations (net of income taxes
  of $221 in 1995).....................         -           360           -          -          -          -            -
                                         --------      --------    --------   --------   --------   --------     --------
     Income from discontinued
     operations........................       166           248           -          -          -          -            -
                                         --------      --------    --------   --------   --------   --------     --------
Net income (loss)......................  $  4,794      $  3,999    $  8,333   $ 11,124   $  2,246   $  2,614     $ (1,458)
                                         ========      ========    ========   ========   ========   ========     ========
Net income (loss) per common share:
 Continuing operations:
   Basic...............................  $    .22      $    .18    $    .37   $    .46   $    .09   $    .10     $   (.06)
                                         ========      ========    ========   ========   ========   ========     ========
   Diluted.............................  $    .22      $    .18    $    .37   $    .45   $    .09   $    .10     $   (.06)
                                         ========      ========    ========   ========   ========   ========     ========
 Net income (loss):
   Basic...............................  $    .23      $    .19    $     37   $    .46   $    .09   $    .10     $   (.06)
                                         ========      ========    ========   ========   ========   ========     ========
   Diluted.............................  $    .23      $    .19    $    .37   $    .45   $    .09   $    .10     $   (.06)
                                         ========      ========    ========   ========   ========   ========     ========

Statement of Cash Flows Data:
Cash from (used by):
 Operating activities..................  $ 13,093      $ 10,975    $ 20,644   $ 34,350   $ 33,513   $ 29,816     $ 18,186
 Investing activities..................   (26,007)      (15,652)    (32,887)   (43,026)   (52,783)   (45,206)     (56,356)
 Financing activities..................    11,840         2,570      12,236      8,587     19,258     16,675       39,587

Balance Sheet Data (at end of period):
 Working capital.......................  $  1,911      $  2,919    $  7,446   $  6,319   $  1,553   $    950     $  1,119
 Property, plant and equipment, net....    90,505        96,019     117,706    169,974    197,160    195,719      243,893
 Total assets..........................   103,933       110,922     137,993    202,497    223,064    225,049      270,385
 Long-term debt........................    37,300        41,100      40,600     54,100     72,900     70,200       62,100
 Shareholders' equity..................    52,607        56,606      78,210    108,865    111,290    111,726      169,096

                             QUESTA OIL & GAS CO.

                                                                                                       Nine Months
                                                                                                         Ending
                                                         Year Ended December 31,                       September 30,
                                           ------------------------------------------------        --------------------
                                           1994      1995        1996        1997      1998          1998          1999
                                           ----      ----        ----        ----      ----          ----          ----
                                                                                                (unaudited)  (unaudited)
                                                      (in thousands, except per share amounts)
Statement of Operations Data:
Revenues:
 Oil and natural gas...................  $ 2,397     $ 2,152     $ 3,276     $ 4,004   $ 3,272     $ 2,728      $ 2,944
 Other.................................      527         505         502         618       665         316          353
                                         -------     -------     -------     -------   -------     -------      -------
     Total revenues....................    2,924       2,657       3,778       4,622     3,937       3,044        3,297
                                         -------     -------     -------     -------   -------     -------      -------
Expenses:
 Oil and natural gas:
   Operating costs.....................      982       1,093       1,402       1,226     1,374         875        1,143
   Depreciation, depletion
     and  amortization.................      752         637         561         822     1,190         905          945
 General and administrative............      599         784         600         705       762         592          557
 Interest..............................      112         130         139         158       135         103          140
                                         -------     -------     -------     -------   -------     -------      -------
     Total expenses....................    2,445       2,644       2,702       2,911     3,461       2,475        2,785
                                         -------     -------     -------     -------   -------     -------      -------
Income before income taxes.............      479          13       1,076       1,711       476         569          512
Total income taxes (benefit)...........      (73)        (81)        255         560        75         145          130
                                         -------     -------     -------     -------   -------     -------      -------
Net income.............................  $   552     $    94     $   821     $ 1,151   $   401     $   424      $   382
                                         =======     =======     =======     =======   =======     =======      =======
Net income per common share:
   Basic...............................    $0.59       $0.10       $0.42       $0.59     $0.21       $0.22        $0.20
                                         =======     =======     =======     =======   =======     =======      =======
   Diluted.............................    $0.54       $0.09       $0.42       $0.59     $0.21       $0.22        $0.20
                                         =======     =======     =======     =======   =======     =======      =======
Statement of Cash Flows Data:
Cash from (used by):
 Operating activities..................  $ 1,068     $   521     $ 1,613     $ 2,347   $ 1,329     $ 1,562      $ 2,288
 Investing activities..................   (1,390)     (1,000)     (1,306)     (2,478)   (2,265)     (1,535)        (700)
 Financing activities..................      163          54         577        (406)      687        (291)        (231)

Balance Sheet Data (at end  of period):
 Working capital.......................  $   415     $  (177)    $   684     $   103   $    98     $  (148)     $ 1,020
 Property, plant and equipment, net....    5,217       5,682       6,625       8,428     9,504       8,930        8,853
 Total assets..........................    6,865       6,580       8,336       9,426    10,482       9,640       11,144
 Long-term debt........................    1,064         776       1,655       1,380     2,148       1,148        1,916
 Shareholders' equity..................    4,062       4,315       5,020       6,052     6,373       6,418        6,755

         Selected Unaudited Pro Forma Combined Financial Data Of Unit

     The following tables set forth certain unaudited pro forma combined financial data which are presented to reflect the pro forma effect of the merger. The unaudited pro forma combined statement of operations data gives effect to Unit's acquisition of 13 drilling rigs from Parker (referred to herein as the "Parker Division"), which acquisition was completed on September 30, 1999, and to the completion of the merger as if they had occurred on January 1, 1998. The unaudited pro forma combined balance sheet data gives effect to the merger as if it had occurred on September 30, 1999. The unaudited pro forma combined financial data set forth below have been derived from and should be read in conjunction with the consolidated financial statements and related notes of Unit, the Parker Division and Questa filed with the SEC and incorporated by reference in this document. See "Where You Can Find More Information."

                                                                                                           Nine Months
                                                                                      Year Ended             Ending
                                                                                   December 31, 1998     September 30, 1999
                                                                                  -------------------    ------------------
                                                                                   (in thousands, except per share amounts)
Statement of Operations Data:
Revenues:
  Drilling.......................................................................       $ 86,165              $ 47,319
  Oil and natural gas............................................................         43,346                31,670
  Other..........................................................................            750                   945
                                                                                        --------              --------
     Total revenues..............................................................        130,261                79,934
                                                                                        --------              --------
Expenses:
  Contract Drilling:
   Operating costs...............................................................         68,655                41,499
   Depreciation..................................................................          9,019                 5,885
  Oil and natural gas:
   Operating costs...............................................................         15,440                11,392
   Depreciation, depletion and amortization......................................         19,578                12,665
  General and administrative.....................................................          5,593                 4,160
  Interest.......................................................................          4,220                 3,419
                                                                                        --------              --------
     Total expenses..............................................................        122,505                79,020
                                                                                        --------              --------
Income before income taxes.......................................................          7,756                   914
Income tax expense...............................................................          2,913                   436
                                                                                        --------              --------
Net income.......................................................................       $  4,843              $    478
                                                                                        ========              ========
Net income per common share:
  Basic..........................................................................          $0.14                 $0.01
                                                                                        ========              ========
  Diluted........................................................................          $0.14                 $0.01
                                                                                        ========              ========
Balance Sheet Data (at end of period):
  Working capital................................................................            N/A              $  2,139
  Property, plant and equipment, net.............................................            N/A               252,933
  Total assets...................................................................            N/A               281,716
  Long-term debt.................................................................            N/A                64,016
  Shareholders' equity...........................................................            N/A               175,967

                                 RISK FACTORS

     You should carefully consider the following risk factors, in addition to the other information set forth in this document, before submitting a proxy card or voting at the special meeting.

RISKS RELATING TO THE TRANSACTION

     Questa shareholders may receive less value than they currently anticipate.

     Changes in the relationship between the Questa common stock trading price and the Unit common stock trading price may cause the value of the merger consideration to decrease. Because the exchange ratio at which Questa common stock will be exchanged for Unit common stock is fixed, if the trading price of Unit's common stock decreases between the date of the Questa special meeting and the date of the merger, the value of the shares of Unit common stock that Questa's shareholders will receive in the merger will be less than they may currently anticipate.

     No opinion of financial advisor as to fairness of exchange ratio.

     Questa's board of directors has not sought an opinion from any independent third party regarding the fairness of the merger to Questa's shareholders from a financial point of view. Questa's board itself has determined that the merger is fair and has recommended that it be approved by Questa shareholders. However, there is no assurance that an independent third party would conclude that the merger is fair to Questa shareholders from a financial point of view or that Questa shareholders will benefit more financially as a result of the merger than they would if the merger was not effected.

     Unit may not complete the merger.

     The merger agreement provides that Questa may sue Unit in the event that the merger agreement is terminated because of a breach by Unit. If the merger agreement is terminated, Questa may be unable to procure another bidder that will offer Questa's shareholders consideration of equivalent value to the merger consideration. The merger agreement provides that if the agreement is terminated by Questa because:

          . Unit breaches any covenant or agreement set forth in the merger agreement, unless Unit is exercising its reasonable best efforts to cure the breach; or

          . any representation or warranty of Unit in the merger agreement is or becomes untrue, unless there is no material adverse effect on Unit;

then Questa's remedy will be to sue for its damages. See "The Merger Agreement -- Termination" and "-- Fees, Expenses and Other Payments."

     The merger agreement provides that Questa will owe Unit a fee if Questa does not complete the merger under certain circumstances.

     The merger agreement provides that if Questa does not complete the merger as a result of another acquisition proposal, then Questa must pay Unit $500,000. The requirement that this fee be paid may deter third parties from making offers to acquire Questa in a competing acquisition transaction. Furthermore, the payment of such a fee would reduce Questa's cash and could result in a lower trading price for Questa's common stock. The merger agreement also provides that Questa must pay to Unit $400,000 if Questa terminates the merger agreement under the following circumstances:

          . Questa's shareholders fail to adopt the merger agreement at the special meeting, Questa receives a competing acquisition proposal prior to the special meeting and within 12 months Questa enters into an agreement concerning a competing acquisition proposal;

          . the Questa board withdraws or adversely modifies its recommendation that the Questa shareholders vote to adopt the merger agreement; or

          . the Questa board recommends that the shareholders vote for, fails to recommend that the shareholders vote against, or takes no position with respect to, a competing acquisition proposal.

  See "The Merger Agreement -- Termination" and "-- Fees, Expenses and Other Payments."

     The companies may not realize the benefits of the merger that they are expecting.

     Unit may not succeed in realizing the expected benefits from integrating the Unit and Questa businesses. Although Unit and Questa expect that the merger will result in benefits such as operating efficiencies, cost savings and other synergies, achieving these benefits depends in part on successfully integrating the businesses of Unit and Questa.

     You will be exposed to risks associated with Unit's land drilling operations after the merger.

     Unlike Questa, which is primarily engaged in the acquisition, exploration and development of oil and gas properties, a significant portion of Unit's business consists of domestic land contract drilling of natural gas and oil wells. Unit's land drilling operations are subject to unique risks which may have an adverse effect on Unit's business and results of operations. You should carefully consider the risk factors discussed below under "Risks Relating to Unit and Its Business."

RISKS RELATING TO UNIT AND ITS BUSINESS

     If the merger agreement is adopted by the shareholders of Questa and the merger is consummated, the shareholders of Questa will receive shares of Unit common stock. Ownership of Unit common stock involves risks and uncertainties. In determining whether to adopt the merger agreement, Questa shareholders should consider the following risks associated with an investment in Unit common stock. The existence of these risks may materially and adversely affect Unit's business, results of operations and financial condition.

     Oil and gas prices are volatile, and low prices have negatively affected Unit's financial results and could do so in the future.

     Our revenues, operating results, cash flow and future rate of growth depend substantially upon prevailing prices for oil and gas. Historically, oil and gas prices and markets have been volatile, and they are likely to continue to be volatile in the future. Oil and gas prices declined substantially in 1998 and, despite recent improvement, could decline again. These declines had a significant negative impact on our financial results for 1998 and the first nine months of 1999. We incurred a net loss for the quarterly periods ending March 31 and June 30, 1999, and although we had a profit for the quarterly period ending September 30, 1999, we had a net loss for the nine month period ending September 30, 1999. Depressed prices in the future would have a negative impact on our future financial results. Because our reserves are predominantly gas, changes in gas prices may have a particularly large impact on our financial results.

     Prices for oil and gas are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors that are beyond our control. These factors include:

          . political conditions in oil producing regions, including the Middle East;

          . the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

          .    the price of foreign imports;

          .    actions of governmental authorities;

          .    the domestic and foreign supply of oil and gas;

          .    the level of consumer demand;

          .    weather conditions;

          .    domestic and foreign government regulations;

          .    the price, availability and acceptance of alternative fuels; and

          .    overall economic conditions.

These factors and the volatile nature of the energy markets make it impossible to predict with any certainty the future prices of oil and gas.

     Our contract drilling operations depend on levels of activity in the oil and gas exploration and production industry.

     Our contract drilling operations depend on the level of activity in oil and gas exploration and production in our operating markets. Both short-term and long-term trends in oil and gas prices affect the level of that activity. Because oil and gas prices are volatile, the level of exploration and production activity can also be volatile. Decreased oil and gas prices during 1998 and early 1999 adversely affected our contract drilling activity by lowering the utilization of our rigs and reducing the day rates we charge for our rigs. During this period, a number of oil and gas companies announced reductions in capital spending for exploration and development, and others have completed or announced consolidating transactions that have or are likely to continue to result in additional reductions.

Although oil and gas prices have recently improved, we expect that in the near term our customers will continue a cautious approach to exploration and development spending until price gains prove to be sustainable. Any decrease from current oil and gas prices would depress the level of exploration and production activity. This, in turn, would likely result in a decline in the demand for our drilling services and would have an adverse effect on our contract drilling revenues, cash flows and profitability. As a result, the future demand for our drilling services is uncertain.

     We may not successfully integrate the Parker Acquisition.

     On September 30, 1999, we closed the acquisition of 13 drilling rigs from Parker Drilling Company and one of its subsidiaries. In doing so we increased our drilling rig fleet by 13 rigs and significantly increased the number of employees involved in our contract drilling operations. In order to benefit from this transaction, we will have to integrate these assets and personnel in an effective manner, which could require substantial attention of our management. This transaction represents a greater commitment to our contract drilling segment, which is a highly competitive and sometimes volatile business. If we are unable to effectively integrate these assets and personnel or if the contract drilling business suffers a significant decline, our business and prospects generally could be adversely affected to a material extent.

     Unit does not intend to pay cash dividends in the foreseeable future.

     We have not declared or paid any cash dividends on our common stock and we currently anticipate that, for the foreseeable future, we will retain any earnings for the development of our business. Accordingly, we do not contemplate declaring or paying cash dividends on our common stock. In addition, our existing credit arrangements with our bank lenders prohibit our payment of cash dividends (other than stock dividends), except in certain limited circumstances.

     The industries in which we operate are highly competitive, and many of our competitors have greater resources than we do. In particular, the contract drilling industry has intense price competition and excess rig supply.

     The drilling industry in which we operate is very competitive. Most drilling contracts are awarded on the basis of competitive bids, which also results in intense price competition. In the markets in which we operate, the number of rigs available for use exceeds the demand for rigs, which increases this price competition. Many of our competitors in the contract drilling industry have greater financial and human resources than we do. These resources may enable them to better withstand periods of low rig utilization, to compete more effectively on the basis of price and technology, to build new rigs or acquire existing rigs and to provide rigs more quickly than we do in periods of high rig utilization.

     The oil and gas industry is also highly competitive. We compete in the areas of property acquisitions and oil and gas exploration, development, production and marketing with major oil companies, other independent oil and natural gas concerns and individual producers and operators. In addition, we must compete with major and independent oil and natural gas concerns in recruiting and retaining qualified employees. Many of our competitors in the oil and gas industry have substantially greater financial and other resources than we do.

     Shortages of experienced personnel for our contract drilling operations could limit our ability to meet the demand for our services.

     In recent years, the number of oil and gas drilling rigs in operation has declined substantially. As a result, a large number of experienced personnel in this industry have moved to other industries or fields. If the demand for contract drilling services should increase, we and most other contract drilling contractors may have difficulties in employing enough qualified and experienced personnel to be able to meet that demand completely.

     Our operations have significant capital requirements, and the amount of our indebtedness could have important consequences to you.


     We have experienced and expect to continue to experience substantial working capital needs due to our growth in drilling operations and our active exploration, development and exploitation programs. Historically, we have funded our working capital needs through a combination of internally generated cash flow, equity financing and borrowings under our credit facility. As a result of our significant working capital requirements, we currently have, and will continue to have, a significant amount of outstanding debt. At December 31, 1999, our long-term debt outstanding was $65.4 million. As of December 31, 1999, the amount available for borrowing under our credit facility was $85 million, of which $62.4 million was outstanding. Our level of indebtedness, the cash flow needed to satisfy our indebtedness and the covenants governing our indebtedness could:

          . limit funds available for financing capital expenditures, our drilling program or other activities or cause us to curtail these activities;

     . limit our flexibility in planning for, or reacting to changes in, our business;
     . place us at a competitive disadvantage to some of our competitors that are less leveraged than us;
     . make us more vulnerable during periods of low oil and gas prices or in the event of a downturn in our business; and
     . prevent us from obtaining additional financing on acceptable terms or limit amounts available under our existing or any future credit facilities.

  Our ability to meet our debt service obligations will depend on our future performance. We cannot assure you that we will be able to meet our debt service requirements. In addition, lower oil and gas prices could result in future reductions in the amount available for borrowing under our credit facility, reducing our liquidity and even triggering mandatory loan repayments.

  If the requirements of our indebtedness are not satisfied, a default would be deemed to occur and our lenders would be entitled to accelerate the payment of the outstanding indebtedness. If this occurs, we cannot assure you that we would have sufficient funds available or could obtain the financing required to meet our obligations.

  Our future performance depends upon our ability to find or acquire additional oil and gas reserves that are economically recoverable.

  In general, production from oil and natural gas properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Unless we successfully replace the reserves that we produce, our reserves will decline, resulting eventually in a decrease in oil and gas production and lower revenues and cash flow from operations. Historically, we have succeeded in increasing reserves after taking production into account through exploitation, development and exploration. We have conducted such activities on our existing oil and gas properties as well as on newly acquired properties. We may not be able to continue to replace reserves from such activities at acceptable costs. Low prices of oil and gas may further limit the kinds of reserves that can economically be developed. Lower prices also decrease our cash flow and may cause us to decrease capital expenditures.

  We are continually identifying and evaluating opportunities to acquire oil and gas properties, including acquisitions that would be significantly larger than those consummated to date by us. We cannot assure you that we will successfully consummate any acquisition, that we will be able to acquire producing oil and gas properties that contain economically recoverable reserves or that any acquisition will be profitably integrated into our operations.

  Our exploration and production operations involve a high degree of business and financial risk which could adversely affect us.

  Exploitation, development and exploration involve numerous risks that may result in dry holes, the failure to produce oil and gas in commercial quantities and the inability to fully produce discovered reserves. The cost of drilling, completing and operating wells is substantial and uncertain. Numerous factors beyond our control may cause the curtailment, delay or cancellation of drilling operations, including:

     .  unexpected drilling conditions;
     .  pressure or irregularities in formations;
     .  equipment failures or accidents;
     .  adverse weather conditions;
     . compliance with governmental requirements; and . shortages or delays in the availability of drilling rigs or delivery crews and the delivery of equipment.

  Exploratory drilling is a speculative activity. Although we may disclose our overall drilling success rate, those rates may decline. Although we may discuss drilling prospects that we have identified or budgeted for, we may ultimately not lease or drill these prospects within the expected time frame, or at all. Lack of drilling success will have an adverse effect on our future results of operations and financial condition.

  Our hedging arrangements might limit the benefit of increases in natural gas prices.

  In order to reduce our exposure to short-term fluctuations in the price of oil and gas, we sometimes enter into hedging arrangements. Our hedging arrangements apply to only a portion of our production and provide only partial price protection against declines in oil and gas prices. These hedging arrangements may expose us to risk of financial loss and limit the benefit to us of increases in prices.

  Estimates of our reserves are uncertain and may prove to be inaccurate, and oil and gas price declines may lead to an impairment of our oil and gas assets.

  There are numerous uncertainties inherent in estimating quantities of proved reserves and their values, including many factors beyond the control of the producer. The reserve data included or incorporated by reference in this document represent only estimates. Reservoir engineering is a subjective and inexact process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves depend on a number of variable factors, including historical production from the area compared with production from other producing areas, and assumptions concerning:

     .  the effects of regulations by governmental agencies;
     .  future oil and gas prices;
     .  future operating costs;
     .  severance and excise taxes;
     .  development costs; and
     .  workover and remedial costs.

  Some or all of these assumptions may vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and gas attributable to any particular group of properties, classifications of those reserves based on risk of recovery, and estimates of the future net cash flows from reserves prepared by different engineers or by the same engineers but at different times may vary substantially. Accordingly, reserve estimates may be subject to downward or upward adjustment. Actual production, revenues and expenditures with respect to our reserves will likely vary from estimates, and those variances may be material.

  The information regarding discounted future net cash flows included in or incorporated by reference in this document should not be considered as the current market value of the estimated oil and gas reserves attributable to our properties. As required by the SEC, the estimated discounted future net cash flows from proved reserves are based on prices and costs as of the date of the estimate, while actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by the following factors:

     .  the amount and timing of actual production;
     .  supply and demand for oil and gas;
     . increases or decreases in consumption; and . changes in governmental regulations or taxation.

  In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with our operations or the oil and gas industry in general.

  We periodically review the carrying value of our oil and gas properties under the full cost accounting rules of the SEC. Under these rules, capitalized costs of proved oil and gas properties may not exceed the present value of estimated future net revenues from proved reserves, discounted at 10%. Application of the ceiling test generally requires pricing future revenue at the unescalated prices in effect as of the end of each fiscal quarter and requires a write-down for accounting purposes if the ceiling is exceeded, even if prices were depressed for only a short period of time. We may be required to write down the carrying value of our oil and gas properties when oil and gas prices are depressed or unusually volatile. If a write-down is required, it would result in a charge to earnings, but would not impact cash flow from operating activities. Once incurred, a write-down of oil and gas properties is not reversible at a later date.

  Our operations present inherent risks of loss that, if not insured or indemnified against, could adversely affect our results of operations.

  Our drilling operations are subject to many hazards inherent in the drilling industry, including blowouts, cratering, explosions, fires, loss of well control, loss of hole, damaged or lost drilling equipment and damage or loss from inclement weather. Our exploration and production operations are subject to these and similar risks Any of these events could result in personal injury or death, damage to or destruction of equipment and facilities, suspension of operations, environmental damage and damage to the property of others. Generally, drilling contracts provide for the division of responsibilities between a drilling company and its customer, and we seek to obtain indemnification from our drilling customers by contract for some of these risks. To the extent that we are unable to transfer these risks to drilling customers by contract or indemnification agreements, we seek protection through insurance which our management considers to be adequate. However, we cannot assure you that our insurance or indemnification agreements will adequately protect us against liability from all of the consequences of the hazards described above. The occurrence of an event not fully insured or indemnified against, or the failure of a customer to meet its indemnification obligations, could result in substantial losses. In addition, we cannot assure you that insurance will be available to cover any or all of these risks. Even if available, the insurance might not be adequate to cover all of our losses, or we might decide against obtaining that insurance because of high premiums or other costs.

  In addition, we are not the operator of some of our wells. As a result, our operating risks for those wells and our ability to influence the operations for those wells are less subject to our control. Operators of those wells may act in ways that are not in our best interests.

  Governmental and environmental regulations could adversely affect our business.

  Our business is subject to federal, state and local laws and regulations on taxation, the exploration for and development, production and marketing of oil and gas and safety matters. Many laws and regulations require drilling permits and govern the spacing of wells, rates of production, prevention of waste, unitization and pooling of properties and other matters. These laws and regulations have increased the costs of planning, designing, drilling, installing, operating and abandoning our oil and gas wells and other facilities. In addition, these laws and regulations, and any others that are passed by the jurisdictions where we have production, could limit the total number of wells drilled or the allowable production from successful wells, which could limit our revenues.

  Our operations are also subject to complex environmental laws and regulations adopted by the various jurisdictions where we operate. We could incur liability to governments or third parties for any unlawful discharge of oil, gas or other pollutants into the air, soil or water, including responsibility for remedial costs. We could potentially discharge these materials into the environment in any number of ways including the following:

     .  from a well or drilling equipment at a drill site;
     . from gathering systems, pipelines, transportation facilities and storage tanks;
     . damage to oil and natural gas wells resulting from accidents during normal operations; and
     .  blowouts, cratering and explosions.

  Because the requirements imposed by laws and regulations are frequently changed, we cannot assure you that laws and regulations enacted in the future, including changes to existing laws and regulations, will not adversely affect our business. In addition, because we acquire interests in properties that have been operated in the past by others, we may be liable for environmental damage caused by the former operators.



  Our stockholders Rights Plan and provisions of Delaware law and our by-laws and charter could discourage change in control transactions and prevent stockholders from receiving a premium on their investment.

  Our by-laws provides for a classified board of directors with staggered terms and authorizes the board of directors to set the terms of preferred stock. In addition, our charter and Delaware law contain provisions that impose restrictions on business combinations with interested parties. We have also adopted a stockholders' rights plan. Because of our stockholders' rights plan and these provisions of our by-laws, charter and Delaware law, persons considering unsolicited tender offers or other unilateral takeover proposals may be more likely to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. As a result, these provisions may make it more difficult for our stockholders to benefit from transactions that are opposed by an incumbent board of directors.

                          FORWARD-LOOKING STATEMENTS

  This document, including the information incorporated by reference, information included in, or incorporated by reference from, future filings by Unit or Questa with the SEC, as well as information contained in written material, press releases and oral statements issued by or on behalf of Unit or Questa, contain, or may contain, certain statements that may be deemed to be "forward-looking statements" within the meaning of federal securities laws. All statements, other than statements of historical facts, included or incorporated by reference in this document, which address activities, events or developments which Unit or Questa expect or anticipate will or may occur in the future are forward-looking statements. The words "believes," "intends," "expects," "anticipates," "projects," "estimates," "predicts" and similar expressions are also intended to identify forward-looking statements.

  These forward-looking statements include, among others, such things as:

     .  Year 2000 plans;
     .  the amount and nature of future capital expenditures;
     .  wells to be drilled or reworked;
     .  oil and gas prices and demand;
     .  exploitation and exploration prospects;
     .  estimates of proved oil and gas reserves;
     .  reserve potential;
     .  development and infill drilling potential;
     .  drilling prospects;
     . expansion and other development trends of the oil and gas industry; . business strategy;
     .  production of oil and gas reserves;
     . expansion and growth of our business and operations; and . drilling rig utilization, revenues and costs.

  These statements are based on certain assumptions and analyses made by Unit or Questa in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties which could cause actual results to differ materially from our expectations, including:

     . the risk factors discussed in this proxy statement/prospectus and in the documents we incorporate by reference;
     .  general economic, market or business conditions;
     . the nature or lack of business opportunities that may be presented to and pursued by Unit or Questa;
     .  demand for land drilling services;
     .  changes in laws or regulations; and
     .  other factors, most of which are beyond our control.

                          COMPARATIVE PER SHARE DATA

  The following table sets forth certain historical book value per share and earnings per share for Unit common stock and Questa common stock. The table also reflects the equivalent per share earnings and book value with respect to one share of Questa common stock on a pro forma basis giving effect to the merger. You also should read the separate historical consolidated financial statements of Unit and Questa and the related notes included or incorporated by reference in this proxy statement/prospectus. Neither Unit nor Questa has declared any cash dividends during the periods presented. For purposes of calculating the pro forma combined per share data, the merger is assumed to be effective as of the date presented for purposes of book value data and as of the beginning of the earliest date presented for purposes of earnings data. For purposes of calculating pro forma earnings data, the results of the acquisition of the Parker Division have been included in the pro forma information for the year ended December 31, 1998 and for the nine months ended September 30, 1999. You should not rely on the pro forma per share data as being necessarily indicative of actual results had the merger occurred on the dates assumed, or of future results.

                                                                 As of               As of
                                                              December 31,       September 30,
                                                                  1998                1999
                                                                  ----                ----
Book value per share:
    Unit historical....................................           $4.36               $5.00
    Questa historical..................................            3.33                3.53
    Unit pro forma combined............................            4.29                4.94
    Questa equivalent pro forma combined(1)............            4.08                4.69

                                                                                                                Nine Months
                                                                       Year Ended December 31,                    Ending
                                                                --------------------------------------          September 30,
                                                                1996             1997             1998             1999
                                                                ----             ----             ----             ----
Net income (loss) per share:
    Unit historical - basic.................................   $ .37            $ .46            $ .09            $(0.06)
    Unit historical - diluted...............................    0.37             0.45             0.09             (0.06)
    Questa historical - basic...............................    0.42             0.59             0.21              0.20
    Questa historical - diluted.............................    0.42             0.59             0.21              0.20
    Unit pro forma combined - basic.........................    0.38             0.47             0.14              0.01
    Unit pro forma combined - diluted.......................    0.38             0.46             0.14              0.01
    Questa equivalent pro forma combined -- basic(1)........    0.37             0.45             0.13              0.01
    Questa equivalent pro forma combined -- diluted(1)......    0.36             0.44             0.13              0.01

----------------------------
(1) The Questa pro forma equivalents are calculated by multiplying the unaudited pro forma combined per share data by .95 (the exchange ratio for the merger).

                         COMPARATIVE MARKET VALUE DATA

   The following table sets forth the closing sales prices for Unit's common stock and Questa's common stock as of (a) December 9, 1999, the last day of trading prior to the public announcement of the merger and (b) February 4, 2000. The equivalent per share price of a share of Questa common stock is calculated by multiplying the price of a share of Unit common stock by .95, the exchange ratio for the merger.

                                                              Unit                  Questa              Questa
                                                           Historical             Historical           Equivalent
                                                       -----------------      -----------------     -----------------
                                                                 (in thousands, except per share amounts)
December 9, 1999:
    Closing price per share of common stock.......         $5.125                   $4.875                 $4.869

February 4, 2000:
    Closing price per share of common stock.......         $7.625                   $6.375                 $7.243

   Questa shareholders are encouraged to obtain current market quotations prior to making any decision with respect to the merger.

                COMPARATIVE PER SHARE PRICES AND DIVIDENDS DATA

   The following table sets forth the range of high and low sales prices for Unit's common stock and the high and low bid prices for Questa's common stock for the periods indicated, as reported on the New York Stock Exchange for Unit and the Nasdaq SmallCap Market for Questa. Questa's common stock trades under the symbol "QUES" and Unit's common stock trades under the symbol "UNT." The bid prices for Questa common stock represent prices between dealers, do not include retail markups, markdowns or commissions, and may not represent actual transactions.

                                                       Unit                   Questa
                                                -----------------       -----------------
                                                 High        Low         High        Low
                                                 ----        ---         ----        ---
                          1997
First Quarter..............................     $12.25      $7.50       $3.63       $2.75
Second Quarter.............................      11.87       7.87        5.56        3.32
Third Quarter..............................      15.37       9.62        8.32        4.13
Fourth Quarter.............................      15.81       8.44        8.25        4.25
                          1998
First Quarter..............................     $ 9.81      $6.44       $6.37       $3.88
Second Quarter.............................       9.87       5.50        7.00        4.50
Third Quarter..............................       6.31       3.75        5.75        3.50
Fourth Quarter.............................       6.94       3.62        4.25        3.38
                          1999
First Quarter..............................     $ 7.00      $3.50       $5.50       $3.50
Second Quarter.............................       8.25       4.87        4.75        3.75
Third Quarter..............................       9.00       6.75        5.43        4.00
Fourth Quarter.............................       7.75       4.87        6.13        3.50
                          2000
First Quarter (through February 4, 2000)...     $ 8.12      $6.62       $7.50       $6.43

   We advise you to obtain current market quotations for Unit's common stock and Questa's common stock. The market prices of Unit's common stock and Questa's common stock at any time before the merger, and the market price of Unit's common stock at any time after the merger, may fluctuate. The exchange ratio will not be adjusted for any increases or decreases in the market price of Unit's common stock that occur before the merger becomes effective. If the market price of Unit common stock decreases or increases before the merger, the value of the Unit common stock to be received in the merger in exchange for Questa common stock will correspondingly decrease or increase.

   Neither Questa nor Unit has ever paid cash dividends on its shares of common stock. Questa has agreed not to pay cash dividends before the merger without Unit's written consent. If the merger is not completed, Questa presently intends that it would continue to retain all earnings to finance the expansion of its business. Similarly, Unit has no present intention to pay cash dividends on its common stock before or after the merger.

                              THE SPECIAL MEETING

   This document is being furnished to shareholders of Questa in connection with the solicitation of proxies on behalf of the Questa board for use at the special meeting of Questa shareholders.

Time and Place; Purpose

   The Questa special meeting will be held on March 14, 2000, at 10:00 a.m., local time, at the offices of Questa, located at 7030 South Yale, Suite 700, Tulsa, Oklahoma 74136, to consider and vote upon:

        . a proposal to approve the merger agreement among Unit, a wholly-owned subsidiary of Unit, and Questa; and

        . such other business as may properly come before the special meeting or any adjournment or postponement of such meeting.

   A complete list of Questa shareholders will be available for examination by any shareholder for any purpose germane to the special meeting at Questa's principal place of business, located at 7030 South Yale, Suite 700, Tulsa, Oklahoma 74136, for a period of at least ten days before the meeting.

The Questa board has unanimously determined that the merger agreement and the merger are in the best interests of, and are fair to, the shareholders of Questa and has unanimously approved the merger agreement. Accordingly, the Questa board unanimously recommends that all Questa shareholders vote for the approval of the merger agreement.

Record Date; Shares Entitled To Vote

     The Questa board has fixed the close of business on February 7, 2000, as the record date for determining the Questa shareholders entitled to receive notice of and to vote at the special meeting. As of the record date, 1,912,894 shares of Questa common stock were outstanding and held of record by approximately 540 holders. Each outstanding share of Questa common stock is entitled to one vote on all matters coming before the special meeting.

Quorum

     The presence, either in person or by proxy, of the holders of 637,632 shares, representing one-third of the issued and outstanding shares of Questa common stock on the record date, is necessary to constitute a quorum for the transaction of business at the special meeting.

Vote Required

     Under Questa's articles of incorporation, the affirmative vote of the holders of a majority of Questa's common stock is required to adopt the merger agreement.

Effect Of Abstentions And Broker Non-Votes

     Shares of Questa common stock represented by properly executed proxies that reflect abstentions or "broker non-votes" will be counted as present for purposes of determining the presence of a quorum at the special meeting. "Broker non-votes" represent shares held by brokerage firms in "street-name" with respect to which the broker has not received instructions from the customer or otherwise does not have discretionary authority to vote. Brokerage firms will not have discretionary authority to vote these "street-name" shares with respect to the proposal to approve the merger agreement. Because approval of the merger agreement requires the approval of a majority of Questa's outstanding shares, abstentions and broker non-votes will have the same effect as votes against the approval of the merger agreement.

Voting Of Proxies

     Shares of Questa common stock represented by properly executed proxies received at or before the special meeting, and which have not been revoked, will be voted at the special meeting, or any reconvened meeting after any adjournment or postponement of the special meeting, in accordance with the instructions of such proxies. If a proxy is properly executed and returned by a shareholder of Questa without indicating any voting instructions, the shares of Questa common stock represented by such proxy will be voted at the special meeting FOR the approval of the merger agreement.

     If any other matters are properly presented for consideration at the special meeting, including, among other things, consideration of a motion to adjourn or postpone the special meeting to another time or place, then the persons named on the enclosed proxy card as the proxies for Questa common stock will have discretion to vote on these matters in accordance with their best judgment.

Revocation Of Proxies

     A shareholder may revoke a returned proxy card at any time before it is exercised by:

        . giving written notice of such revocation to the Corporate Secretary of Questa;

        .   appearing and voting in person at the special meeting; or

        . properly completing and executing a later dated proxy and delivering it to the Corporate Secretary of Questa at or before the special meeting.

Attendance at the special meeting will not in and of itself revoke a proxy.

Solicitation Of Proxies; Expenses

   In connection with the special meeting, proxies are being solicited by, and on behalf of, the Questa board. Questa will bear the cost of the solicitation of proxies from its shareholders. In addition to the solicitation of proxies by use of mail, the directors, officers and employees of Questa and Unit may solicit proxies from shareholders personally or by telephone, facsimile or other means of communication. Such directors, officers and employees will not receive extra compensation for such solicitation but may be reimbursed for out-of-pocket expenses related to the solicitation. Arrangements will also be made with brokerage houses, banks, fiduciaries and other custodians for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Questa will reimburse such persons for their reasonable out-of-pocket expenses in connection with the solicitation.

Shareholders Should Not Send In Their Stock Certificates With Their Proxy Card.

Shares Held By Questa Management And Others

   As of the record date, the directors and executive officers of Questa as a group owned beneficially an aggregate of 1,119,630 outstanding shares of Questa common stock. This amount represents approximately 58.5% of the total shares outstanding as of the record date. Certain of the directors and executive officers of Questa owning an aggregate of approximately 55% of the outstanding shares of Questa common stock have entered into voting agreements with Unit, whereby they have agreed to vote shares beneficially owned by them in favor of the proposal to approve the merger agreement. If these persons vote their shares in favor of the merger agreement, it will be approved by the shareholders of Questa without regard to the vote of any other Questa shareholders. See "The Merger Agreement -- Related Agreements."

                                  THE MERGER

   This section of the proxy statement/prospectus describes the proposed merger. While we believe that this description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the merger.

General

   Questa, Unit and Unit's acquisition subsidiary have entered into the merger agreement which provides that Unit will acquire Questa and each outstanding share of Questa common stock, other than shares held by Questa which will be canceled, will be converted into the right to receive .95 shares of Unit common stock. Questa will be the surviving corporation in the merger and will become a wholly owned subsidiary of Unit. Upon completion of the merger, Questa shareholders will own in the aggregate approximately 5% of the outstanding shares of Unit common stock.

Background Of The Merger

   In October of 1994 representatives of Unit and Questa held preliminary discussions regarding a possible acquisition of Questa by Unit. As a result of these discussions, on December 20, 1994, the two companies signed a letter of intent pursuant to which the companies would pursue the possible acquisition of Questa by Unit. However, shortly after signing the letter of intent, the parties mutually decided to not continue their negotiations primarily due to the then prices of the companies respective stock.

   Subsequent to the termination of their negotiations, representatives of both companies, primarily Mr. John Nikkel, President of Unit, and Mr. Warren L. Meeks, Chairman of Questa, would meet on a social basis from time to time. These meetings were on an infrequent basis and of a social nature and not as a result of any ongoing negotiations regarding a merger of the companies.

   During the past several years, Questa had been approached on a regular basis by other oil and gas companies interested in pursuing a merger transaction with Questa or the acquisition of its oil and gas properties. However, Questa's board determined in each case that either the consideration offered in the merger or acquisition proposal was too low or that the proposal was being made by a party lacking the financial ability to complete the proposed transaction.

   In December 1998, the price of oil fell below $11.00 a barrel, its lowest level during the past several years on an inflation-adjusted basis. Oil prices improved during the spring of 1999. Taking into consideration the increase in the value of Questa's reserves resulting from improved prices and that Questa's chief executive officer, Warren Meeks, would reach retirement age in December 1999, in June 1999 Questa's board of directors directed Questa's management to approach Unit concerning Unit's possible interest in a potential acquisition of Questa.

   In June 1999, an investor group contacted Questa concerning a potential cash offer for all of Questa's common stock. Questa's management met with this group on July 10, 1999, in Tulsa, Oklahoma, and on July 21, 1999, Questa furnished this group with copies of its oil and gas reserve report. Subsequent to July 21, 1999, Questa's management had several telephone conversations with this group and furnished the group with additional information. Questa had no communications with this group after September 1999 and, therefore, assumed the group lacked the financial ability to complete the acquisition.

   On July 9, 1999, Mr. Nikkel met with Mr. Meeks. It was during this meeting that Mr. Meeks told Mr. Nikkel that Questa's board was interested in pursuing a possible merger between the companies. Mr. Nikkel indicated that Unit would be interested in exploring a possible merger with Questa as a means of acquiring additional oil and gas properties. Mr. Nikkel and Mr. Meeks agreed to further explore the possibilities of a merger transaction and to exchange limited information with each other.

   Subsequent to this meeting, Unit began its preliminary review of Questa's operations which consisted of evaluating Questa's publicly filed financial information and reviewing the oil and gas reserve data provided by Questa.

   On July 26, 1999, Mr. Nikkel met with Mr. Alan Meeks, President of Questa. At this meeting Mr. Nikkel proposed a preliminary value of $6.50 per share for Questa's common stock to be paid half in cash and half in Unit's common stock. Mr. Nikkel advised Mr. Meeks that this determination was preliminary and subject to further revision or change dependent on Unit's further review of Questa.

   On August 13, 1999, Questa provided Unit with current oil and gas reserve information regarding Questa's oil and gas properties. This information was analyzed by Unit's technical staff.

   On August 30, 1999, Mr. Nikkel met with Warren Meeks. At this meeting Mr. Meeks expressed the view that Unit's initial offer was inadequate. Mr. Nikkel stressed that Unit's valuation of Questa was preliminary and subject to Unit's further review of Questa. Subsequent to this meeting, Unit conducted further analysis of information regarding Questa.

   On September 27, 1999, Mr. Nikkel and Warren Meeks had further discussions over the telephone concerning the possible business combination. In this discussion, Mr. Nikkel informed Mr. Meeks that, subject to further due diligence review and other matters, Unit was willing to increase its valuation of the outstanding shares of Questa common stock to $7.25 per share. Mr. Nikkel met with Messrs. Warren Meeks and Alan Meeks on September 29, 1999, at Unit's office to discuss further the proposed structure of the merger and the consideration to be paid by Unit. At this meeting, Warren Meeks indicated his belief that the proposed consideration would be acceptable to Questa's board of directors.

   On October 8, 1999, representatives of Unit met with representatives of Questa to discuss the status of Questa's drilling operations in West Texas.

   On October 14, 1999, Unit and Questa entered into a letter of intent providing, among other things, for Unit's acquisition of Questa in a merger transaction pursuant to which Questa shareholders would receive approximately 50% of the merger consideration value in cash and 50% in shares of Unit common stock.

   On October 15, 1999, Unit commenced its due diligence review of Questa's non-public records and its operations. From October 20 to November 10, 1999, Questa representatives and Unit representatives held discussions and negotiated the terms and provisions of the merger agreement.

   On November 12, 1999, John Nikkel and Larry Pinkston, Vice President and Chief Financial Officer of Unit, met with Messrs. Warren Meeks and Alan Meeks. At this meeting, Mr. Nikkel advised the Meeks that a preliminary review of the resulting tax ramifications of the proposed merger, as then contemplated, made the transaction untenable for Unit. Mr. Nikkel indicated that Unit had not finalized its review of the tax issues and that he would advise Questa of Unit's final determination.

   On November 18, 1999 Messrs. Nikkel and Pinkston met with Messrs. Warren and Alan Meeks. At this meeting Unit advised the Meeks that due to unfavorable tax ramifications Unit would not be able to proceed with the acquisition unless it was restructured to qualify as a pooling of interests for accounting and financial reporting purposes. Mr. Nikkel proposed an all-stock transaction with an exchange ratio of .95 shares of Unit common stock for each outstanding share of Questa common stock. Mr. Warren Meeks indicated in response that the board of Questa would need to review Unit's new proposal. Subsequent to this meeting, Unit provided Questa with additional information concerning Unit.

   Sometime during the first part of the week of November 22, 1999, Warren Meeks informed Mr. Nikkel that he believed the proposed structure of the merger and the exchange ratio would be acceptable to Questa's board.

   On or before December 9, 1999, information concerning the material terms and provisions of the merger agreement was distributed to Questa's board members. On December 9, 1999, the Questa board determined that the terms of the merger agreement and the transactions contemplated thereby were fair to, and in the best interests of, Questa and its shareholders, unanimously approved the merger agreement and resolved to recommend that the Questa shareholders vote for the approval and adoption of the merger agreement at the special meeting. See "--Reasons For The Merger; Recommendation Of The Questa Board" below.

Reasons For The Merger; Recommendation Of The Questa Board

   The Questa board unanimously approved the merger agreement, believes that the merger is in the best interests of, and fair to, the Questa shareholders and unanimously recommends approval of the merger agreement by the holders of Questa common stock at the special meeting.

   In determining to approve the merger, the Questa board considered the following factors:

        . Questa's common stock has historically traded at a price/earnings multiple per share which is lower than the multiple at which the shares of other oil and gas companies are traded;

        . The market for Unit's common stock is superior to the market for Questa's common stock due to larger market capitalization, greater liquidity and enhanced visibility and interest; and

        . Unit's common stock has a greater potential for appreciation than Questa's common stock.

   The Questa board believes that Unit's common stock trades at a higher price/earnings multiple due to the fact that Unit is much larger than Questa and trades on the New York Stock Exchange, thereby attracting greater investor interest. By way of example, during the nine months ending September 30, 1999 Unit had a loss of $(0.06) per share. Approximately 1,777,000 shares of Unit's common stock traded during November 1999 at prices ranging between $5.75 and $7.43 per share. In contrast, and despite Questa's earnings of $0.20 per share during the nine months ending September 30, 1999, only 60,800 shares of Questa's common stock traded during November 1999 at prices ranging between $4.75 and $5.93 per share. No shares of Questa's common stock were traded on November 10, 22, or 29, 1999 and less than 1,000 shares traded on November 1 and November 17, 1999.

   In reaching its determination that the merger is in the best interests of, and fair to, the Questa shareholders, the Questa board of directors considered all of the above factors as a whole and did not assign specific or relative weights to these factors. Individual members of the Questa board may have given different weights to different factors. Moreover, the foregoing discussion of the factors considered by the Questa board of directors is not intended to be exhaustive. However, the discussion is believed to include all material factors considered by the Questa board of directors.

Closing and Effective Time of the Merger

   Subject to the terms and conditions of the merger agreement, the closing of the merger will occur on the third business day immediately following the day on which the conditions to closing set forth in the merger agreement are fulfilled or waived, unless Questa and Unit agree otherwise. It is anticipated that the last of the conditions to the closing to be fulfilled will be the approval of the merger agreement by the Questa shareholders.

   At the closing of the merger, articles of merger relating to the merger will be filed by Questa with the Colorado Secretary of State and by Unit with the Oklahoma Secretary of State. The time when the Colorado Secretary of State issues a certificate of merger in response to the filing of the articles of merger, or such later time as is specified in the articles of merger, is referred to as the "effective time" of the merger.

Exchange Of Certificates

   As of the effective time, Unit will deposit with an exchange agent certificates representing the aggregate whole number of shares of Unit common stock to be issued in the merger (as well as the estimated amount of cash to be paid instead of fractional shares of Unit common stock). As soon as reasonably practicable after the effective time, the exchange agent will mail to each holder of record of Questa common stock transmittal materials and instructions for use in exchanging the old Questa certificates for certificates representing shares of Unit common stock (and, if applicable, cash instead of a fractional share of Unit common stock).

 Shareholders Should Not Send In Their Stock Certificates Until They Receive
                              A Transmittal Form.

Federal Securities Laws Consequences; Resale Restrictions

   The shares of Unit common stock to be issued to the shareholders of Questa in the merger have been registered under the Securities Act of 1933. Accordingly, all such shares of Unit common stock will be freely transferable under the Securities Act of 1933, except that shares of Unit common stock received by persons who are deemed to be "affiliates," as such term is defined under the Securities Act of 1933, of Questa before the merger or who become "affiliates" of Unit after the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933. Rule 145 generally provides that "affiliates" of an acquired company may not sell securities of the issuer unless the securities are sold:

        . in accordance with the volume, manner of sale and public information requirements of Rule 144; or

        . without regard to the volume or manner of sale requirements of Rule 144, but subject to its public information requirements, if the persons do not become "affiliates" of Unit after the merger and have held the shares acquired in the merger for at least one year.

     Rule 144 generally requires that the quantity of shares sold in any three-month period not exceed the greater of 1% of the outstanding shares of the issuer or the average weekly reported volume of trading in such shares for the four weeks preceding the notice of sale. Rule 144 also requires that such sales be made in unsolicited, open market "brokers' transactions." Persons who may be deemed to be "affiliates" of Unit or Questa generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal shareholders of such party. The merger agreement requires Questa to use its best efforts to obtain from each of its "affiliates" a written agreement to the effect that such person will not sell, transfer or otherwise dispose of any of the shares of Unit common stock issued to such person in the merger in violation of the Securities Act of 1933 or the rules and regulations promulgated by the SEC.

     In addition, each of Questa's executive officers and directors, each of whom may be deemed to be an "affiliate" of Questa, as that term is defined under Rule 145 of the Securities Act, signed a letter agreement with Unit, agreeing that:

        . for 30 days before the merger, the affiliate will not sell, transfer or otherwise dispose of (except by gift) or reduce his or her risk in (as defined by SEC accounting rules) more than a de minimus number of the shares of Questa common stock or Unit stock held by the affiliate; and

        . until Unit has publicly filed or announced results covering at least 30 days of combined operations of Unit and Questa, the affiliate will not sell, otherwise dispose of or reduce his or her risk in more than a de minimus number of the shares of Unit common stock that the affiliate receives in the merger.

     In return, Unit has agreed to publish results of operations covering at least 30 days of combined operations as soon as practicable after the end of a calendar month that is at least 30 days after the effective time of the merger. The results of operations may be in the form of an earnings report, an effective registration statement or report filed with the SEC, or any other public filing or announcement that includes sales and net income.

New York Stock Exchange Listing Of Unit Common Stock

     In the merger agreement, Unit has agreed to use its best efforts to cause the shares of Unit common stock to be issued in the merger to be approved for listing on the New York Stock Exchange before the merger. The obligations of Questa, Unit and Unit's acquisition subsidiary to close the merger are conditioned upon, among other things, such shares of Unit common stock being listed on the New York Stock Exchange.

Certain Effects Of The Merger

     If the merger is consummated, Questa will become a wholly-owned subsidiary of Unit. As a result, public trading of the shares of Questa common stock will cease, the shares of Questa common stock will cease to be listed and traded on the Nasdaq SmallCap Market and the registration of the shares of Questa common stock under the Securities Exchange Act of 1934 will be terminated.

     For information concerning the federal income tax consequences of the merger, see "Material U.S. Federal Income Tax Consequences."

Regulatory Matters

     Unit and Questa are not aware of any governmental or regulatory approvals that are required for consummation of the merger. This merger will be exempt from review by the Antitrust Division of the Department of Justice or the Federal Trade Commission under the Hart-Scott-Rodino Act and the rules and regulations adopted under that act.

Source Of Funds

     Unit intends to pay for any fractional shares with its working capital.

Management Of Questa Following The Merger

     Under the merger agreement, at the effective time, the board of directors of the Unit acquisition subsidiary as well as its officers will be the directors and officers of Questa. None of the officers of Questa will become officers of the Unit acquisition subsidiary or Unit after the merger.

Rights of Dissenting Shareholders

     Under Colorado law, shareholders of Questa will be entitled to exercise rights to dissent from the merger. See "Rights of Dissenting Questa Shareholders."

Material U.S. Federal Income Tax Consequences

     The following discussion summarizes the opinion of Conner & Winters, a Professional Corporation, as to the material federal income tax consequences of the merger. We have filed this opinion with the SEC as an exhibit to the registration statement related to this proxy statement/prospectus. This discussion is based upon the Internal Revenue Code of 1986, as amended, the regulations promulgated under the Code, Internal Revenue Service rulings, and judicial and administrative rulings in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of federal income taxation that may be relevant to a shareholder in light of the shareholder's particular circumstances, such as shareholders who are not citizens or residents of the United States, financial institutions, tax-exempt organizations, insurance companies, dealers in securities, shareholders who acquired their Questa common stock pursuant to the exercise of options or similar derivative securities or otherwise as compensation or shareholders who hold their Questa common stock as part of a straddle or conversion transaction. This discussion assumes that holders of Questa common stock hold their shares of Questa common stock as capital assets within the meaning of Section 1221 of the Code.

     The legal opinion of Conner & Winters was rendered in reliance on assumptions, representations and covenants made by Unit, Questa and Unit Acquisition Company, including representations and covenants continued in certificates of officers of Unit, Questa and Unit Acquisition Company. If any of those factual assumptions is inaccurate, or becomes inaccurate between the time of the rendition of the preliminary opinion and the consummation of the merger, the tax consequences of the merger could differ from those described here. The opinion regarding the tax-free nature of the merger neither binds the IRS nor precludes the IRS from adopting a contrary position. Neither Questa nor Unit intends to obtain a ruling from the IRS with respect to the tax consequences of the merger.

     Treatment of Questa, Unit and Unit Acquisition Company. Questa, Unit and Unit Acquisition Company will each be a party to a reorganization within the meaning of Section 368(b) of the Code and for federal income tax purposes, none of Questa, Unit or Unit Acquisition Company will recognize any gain or loss as a result of the merger.

     Treatment of Holders of Questa Common Stock. A holder of Questa common stock who exchanges Questa common stock for Unit common stock pursuant to the merger generally will not recognize any gain or loss for federal income tax purposes upon the exchange, except with respect to cash, if any, the holder receives in lieu of a fractional share of Unit common stock. A holder of Questa common stock who receives cash in lieu of a fractional share of Unit common stock pursuant to the merger generally will recognize gain or loss equal to the difference between the amount of cash received and his or her tax basis in the Questa common stock that is allocable to the fractional share of Unit common stock. A holder of Questa common stock will have an aggregate tax basis in the shares of Unit common stock exchanged for his or her Questa common stock equal to the holder's aggregate tax basis in the Questa common stock exchanged for Unit common stock. The holding period of the shares of Unit common stock received by a holder of Questa common stock in the merger will include the holding period of the Questa common stock for which the shares of Unit common stock are exchanged.

     We intend this discussion to provide only a summary of the material federal income tax consequences of the merger. We do not intend that it be a complete analysis or description of all potential federal income tax consequences of the merger. In addition, we do not address tax consequences which may vary with, or are contingent upon, individual circumstances. Moreover, we do not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, we strongly urge you to consult your tax advisor to determine your particular United States federal, state, local or foreign income or other tax consequences resulting from the merger, with respect to your individual circumstances.

Accounting Treatment

     Unit expects to account for the merger using the pooling-of-interests method of accounting in accordance with generally accepted accounting principles. Under the pooling-of-interests method of accounting, the assets, liabilities and shareholders' equity of Questa and Unit will be carried forward by Unit at their historical amounts and periods prior to consummation of the merger are restated as though the companies had been combined from inception.

     Unit's obligation to effect the merger, but not Questa's, is subject to the receipt by Unit of a letter from PricewaterhouseCoopers LLP, Unit's independent accountants, that they concur with the conclusion of Unit's and Questa's management that no conditions exist with respect to each company which would preclude accounting for the merger as a pooling of interests. Affiliates of Questa have entered into agreements with Unit imposing restrictions on the transferability of shares of Unit common stock to be received by them in the merger in order, among other things, to ensure the availability of pooling of interests accounting treatment. See "--Federal Securities Law Consequences; Resale Restrictions" above for further information concerning the transfer restrictions.

                             THE MERGER AGREEMENT

     The following is a summary of the material provisions of the merger agreement, a copy of which is attached as Appendix A to this document and is incorporated by reference in this document. Because this summary may not contain all the information that may be important to you, you are encouraged to carefully read the entire merger agreement before you decide how to vote.

The Merger

     Upon the terms and conditions of the merger agreement, and in accordance with the Colorado Business Corporation Act, at the effective time, Unit's acquisition subsidiary will be merged with and into Questa and Questa will continue as the surviving corporation in the merger. As a result of the merger, Questa will become a wholly-owned subsidiary of Unit.

Representations And Warranties

     The merger agreement contains various representations and warranties by one or more of Unit, Unit's acquisition subsidiary and Questa with respect to, among other things:

        .  organization, qualification and corporate power;

        .  capital structure;

        .  corporate authority relative to the merger agreement;

        .  SEC reports and financial statements;

        .  absence of undisclosed liabilities;

        .  absence of violations of law;

        .  environmental laws and regulations;

        .  employee benefit matters;

        .  absence of certain changes or events;

        .  litigation;

        .  tax matters;

        .  required vote of shareholders to approve the merger;

        .  insurance;

        .  intangible property;

        .  brokers' or advisors' fees; and

        .  title to oil and gas properties.

     Unit and Unit's acquisition subsidiary have also made certain representations and warranties with respect to the ownership of Unit's acquisition subsidiary and its activities.

     A number of the representations and warranties made by Questa and Unit in the merger agreement contain qualifications which limit the scope of the representations and warranties to matters which would have a material adverse effect on the applicable company and its subsidiaries, taken as a whole. In general, the merger agreement provides that a material adverse effect will be deemed to have occurred with respect to Questa when a result or consequence that would materially adversely affect the condition (financial or otherwise), results of operations, or business of Questa, or the value of its assets, would materially impair the ability of Questa to own, hold, develop, and operate its assets, or would impair Questa's ability to perform its obligations under the merger agreement and when used with respect to Unit, a result or consequence that would materially adversely affect the condition (financial or otherwise), results of operations, or business of Unit or its subsidiaries (taken as a whole) or the aggregate value of their assets, would materially impair the ability of Unit and its subsidiaries (taken as a whole) to own, hold, develop, and operate their assets, or would impair Unit's ability to perform its obligations under the merger agreement.

Covenants and Agreements

     Questa has agreed that until the merger, except as contemplated in the merger agreement or with the consent of Unit, it will, among other things:

        . operate its business only in the usual and ordinary course consistent with past practice and in compliance in all material respects with applicable laws and regulations;

        . use its best efforts to preserve substantially intact its business organizations, maintain its rights and franchises and maintain its material relationships with its customers, suppliers, creditors and joint venture or other business partners;

        . operate and maintain its oil and gas properties and interests in accordance with good and prudent oil and gas field practices and applicable leases; and

        .  keep in full force and effect its present policies of insurance.

     With certain exceptions or the prior written consent of Unit, the merger agreement restricts the ability of Questa to, among other things:

        . declare or pay any dividend or other distribution in respect of outstanding shares of capital stock;

        . redeem, purchase or otherwise acquire its shares or options, warrants or other rights to acquire securities of Questa or effect any recapitalization, or split, combination or reclassification of any of the stock of Questa;

        . issue any shares of capital stock or any security that are convertible into or exercisable for Questa's capital stock;

        . acquire any equity interest in any business or entities or acquire any assets in excess of $25,000, except, in each case, in accordance with ordinary business operations;

        . dispose of any assets in excess of $25,000, subject to certain exceptions;

        .  amend its articles of incorporation or bylaws;

        . resign or otherwise relinquish any right to operate any of its oil and gas properties;

        .  spend more than $20,000 in the aggregate on any capital expenditures;

        . enter into any contract, agreement or arrangement that would be material to the business, financial condition or results of operations of Questa;

        . fail to pay, discharge or satisfy any taxes, claims, liabilities or obligations, subject to certain exceptions;

        .  incur or assume any debt, subject to certain exceptions;

        . make any loans, advances or capital contributions to, or investments in, any other person or enter into any material commitment or transaction; or

        . take any action that would, or is reasonably likely to, result in any of its representations or warranties being untrue or in any of the conditions to the merger not being satisfied.

     Unit has agreed that, until the merger, except as contemplated in the merger agreement or with the consent of Questa, it will not, and will cause Unit's acquisition subsidiary not to, among other things:

        .  amend its certificate of incorporation or bylaws;

        . split, combine, subdivide or reclassify its outstanding shares of stock or declare or pay any dividends or distributions on outstanding shares of stock; or

        . take any action that would, or is reasonably likely to, result in any of Unit's or Unit's acquisition subsidiary's representations or warranties being untrue or in any of the conditions to the merger not being satisfied.

     The merger agreement contains certain mutual covenants of the parties, including covenants relating to:

        . not taking any action that would jeopardize the tax treatment of the merger or prevent the merger from qualifying for "pooling of interests" accounting treatment;

        .  access to information;

        .  confidential treatment of non-public information;

        . preparation and filing of this document and of the registration statement on Form S-4 of which this document is a part;

        .  public announcements;

        .  notification of certain matters; and

        .  further assurances.

No Solicitation of Acquisition Proposals

     The Questa board has agreed to recommend approval and adoption of the merger agreement to the Questa shareholders. The Questa board is permitted under the merger agreement to withdraw or change in a manner adverse to Unit its recommendation for approval of the merger agreement to Questa shareholders if it determines in good faith that such action is necessary for the Questa board to comply with its fiduciary duty to shareholders under Colorado law after receiving written advice of legal counsel.

     The merger agreement prohibits Questa and its directors, officers, employees, representatives and agents, from, directly or indirectly:

        . initiating, soliciting or encouraging, including by way of furnishing information or assistance, or taking any other action to facilitate, the types of acquisition proposals described below and referred to in this document as "company acquisition proposals;"

        . entering into discussions or negotiating with any person or entity in furtherance of a company acquisition proposal;

        . entering into an agreement with respect to the types of acquisition transactions described below and referred to in this document as "company acquisition transactions" or agreeing to or endorsing any company acquisition proposal; or

        . authorizing or permitting any of the officers, directors or employees of Questa or any investment banker, financial advisor, attorney, accountant or other representative retained by Questa to take any such action.

     The merger agreement requires Questa to advise Unit of any company acquisition proposal or request for information within 48 hours of receiving such proposal and to provide timely updates as to material developments to Unit.

     However, the merger agreement does not prohibit the Questa board of directors from:

        . complying with Rule 14e-2 promulgated under the Securities Exchange Act of 1934 with regard to a company acquisition proposal; or

        . furnishing information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited, bona fide, written company acquisition proposal obtained before shareholder approval of the merger and recommending the same to Questa's shareholders or otherwise communicating with Questa's shareholders regarding such proposal in a manner permitted by law, if, and only to the extent that:

        . the Questa board of directors, after receiving written advice of legal counsel, determines in good faith that such action is required for the Questa board of directors to comply with its fiduciary duties to shareholders imposed by the Colorado Business Corporation Act and other applicable Colorado law; and

        . before furnishing such information to, or entering into discussions or negotiations with, such person or entity, Questa obtains from such person or entity a customary confidentiality agreement.

     The Questa board has agreed to recommend approval and adoption of the merger agreement to the Questa shareholders. The Questa board is permitted under the merger agreement to withdraw or change in a manner adverse to Unit its recommendation for approval of the merger agreement to Questa shareholders if it determines in good faith that such action is necessary for the Questa board to comply with its fiduciary duty to shareholders under Colorado law after receiving written advice of legal counsel

     A "company acquisition proposal" is any inquiry or proposal which relates to or contemplates a company acquisition transaction.

     A "company acquisition transaction" means any of the following transactions:

        . direct or indirect acquisition or purchase of a business or assets that constitute 20% or more of the net revenues, net income or the assets of Questa;

        . direct or indirect acquisition or purchase of 20% or more of any class of equity securities of Questa;

        . tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of Questa; or

        . merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Questa.

Closing Conditions

     The obligations of Unit and Questa to consummate the merger are subject to the satisfaction of the following conditions:

        . the merger agreement shall have been approved and adopted by the shareholders of Questa;

        . the absence of any order, injunction, or other legal restraint or prohibition making illegal or prohibiting the consummation of the merger;

        . the effectiveness of the registration statement on Form S-4 of which this document is a part and the SEC not issuing a stop order suspending the effectiveness of the registration statement; and

        . the approval of the shares of Unit common stock to be issued in the merger for listing on New York Stock Exchange, subject to notice of issuance.

     Unit's obligation to consummate the merger is subject to the satisfaction or waiver of certain additional conditions, including:

        . Questa's representations and warranties, with such exceptions as provided in the merger agreement, shall be true and correct in all material respects;

        . Questa's performance in all material respects of its obligations under the merger agreement;

        . the effectiveness of certain agreements with affiliates of Questa relating to restrictions on resales of Unit common stock;

        . the absence of any action or proceeding by any governmental authority seeking to restrain or prohibit Unit's ownership or operation of Questa;

        . the absence of any event or occurrence having, or reasonably expecting to have, a material adverse effect on Questa since September 30, 1999;

        . receipt by Unit of an opinion from its independent accountants that the merger will be treated as a "pooling of interests" under applicable accounting principles; and

        . dissenting and factional shares shall not exceed 5% of the total outstanding shares.

     Questa's obligation to consummate the merger is subject to the satisfaction or waiver of certain additional conditions, including:

        . Unit's and Unit's acquisition subsidiary's representations and warranties, with such exceptions as provided in the merger agreement, shall be true and correct in all material respects;

        . Unit's performance in all material respects of its obligations under the merger agreement; and

        . the absence of any event or occurrence having, or reasonably expecting to have, a material adverse effect on Unit since the date of the merger agreement.

Termination

     The merger agreement may be terminated at any time before the merger, whether before or after approval by the shareholders of Questa:

        (1) by mutual written consent of Unit and Questa;

        (2) by Unit if:

               (A) there has been a material breach of any representation or warranty of Questa where the conditions to the merger agreement would not be satisfied and the breach is not cured by Questa within 15 days after notice of the breach; or

               (B) Questa has failed to perform or comply in any material respect with any of its agreements or covenants in the merger agreement and such failure has not been cured within a reasonable time after notice and demand for cure;

        (3) by Questa if:

               (A) there has been a material breach of any representation or warranty of Unit where the conditions to the merger agreement would not be satisfied and the breach is not cured by Unit within 15 days after notice of the breach; or

               (B) Unit has failed to perform or comply in any material respect with any of its agreements or covenants in the merger agreement and such failure has not been cured within a reasonable time after notice and demand for cure;

        (4) by either Unit or Questa if certain final, nonappealable orders, decrees or rulings prevent the consummation of the merger;

        (5) by either Unit or Questa, if the merger does not occur on or before March 30, 2000, subject to a one month extension if certain conditions are met, unless the failure to consummate the merger by such date results from the action or failure to act of the party seeking to terminate the merger agreement;

        (6) by either Unit or Questa if Questa's shareholders fail to approve the merger agreement;

        (7) by Unit, if the Questa board fails to recommend or withdraws, or materially modifies or materially changes in a manner adverse to Unit, its recommendation of the merger agreement or the merger or fails to call the special meeting or recommends a company acquisition proposal or the Questa board resolves to do any of the foregoing;

        (8) by Questa if the Questa board has authorized Questa to enter into a binding agreement providing for a company acquisition transaction that, if consummated, would result, in the Questa board's good faith judgment, in a more favorable transaction than the merger with Unit; provided that:

               (A) Questa give Unit advance notice of its intention to enter into the agreement and provide Unit with a copy of the agreement or its material terms and conditions;

               (B) Unit does not, within three business days of its receipt of the notice, make an offer that the Questa Board determines in good faith to be at least as favorable to the shareholders of Questa; and

               (C) Questa pays Unit the termination fee; and

        (9) By Questa if the average per share closing sale price of Unit's common stock for the 15 day period prior to the third trading day before the effective date of the merger is less than $5.00, and by Unit if the average closing sale price during that same period is greater than $9.00.

Termination Fees and Expenses

     Unit and Questa will each bear their own costs and expenses incurred in connection with the merger agreement and the related transactions.

     The merger agreement provides that Questa shall pay Unit a termination fee of $500,000 if the merger agreement is terminated by Questa under the circumstances described in item (8) above under "--Termination." Questa shall pay Unit a termination fee of $400,000 if the merger agreement is terminated:

        . by Unit under the circumstances described under item (7) above under "--Termination," unless the conditions to Questa's obligation to consummate the merger described under "--Closing Conditions" would not have been satisfied and would not have been reasonably capable of being satisfied; or

        .  by either Unit or Questa under the circumstances described under item
           (6) above under "--Termination" and, prior to the special meeting of Questa's shareholders, Questa receives a company acquisition proposal and, within 12 months of the termination of the merger agreement, Questa enters into an agreement with respect to any company acquisition proposal.

Amendment; Waiver

     The merger agreement may be amended by Unit or Questa by action of their respective boards of directors at any time before the merger. However, after the approval of the merger agreement by the shareholders of Questa, no amendment may be made which, under the Colorado Business Corporation Act, requires the further approval of shareholders.

     At any time before the merger, Unit and Questa may extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties of the other party, or waive compliance by the other parties with any of the agreements or conditions, other than those required to be complied with by applicable law.

Related Agreements

     As a condition to entering into the merger agreement, Unit required certain of Questa's directors and executive officers to enter into voting agreements. These voting agreements require such directors and executive officers to vote all of the shares of Questa common stock they beneficially own in favor of the merger. As of February 7, 2000, the record date, these directors and executive officers collectively beneficially owned 1,059,264 shares of Questa common stock, which represented approximately 55% of Questa's outstanding common stock.

                   RIGHTS OF DISSENTING QUESTA SHAREHOLDERS

     The following is a brief summary of the rights of holders of Questa common stock to dissent from the merger and receive cash equal to the fair value of their Questa common stock instead of receiving shares of Unit common stock. This summary is not

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

exhaustive, and you should read the applicable sections of Article 113 of the Colorado Business Corporation Act, which is attached to this proxy statement/prospectus as Appendix B.

     If you are contemplating the possibility of dissenting from the merger, you should carefully review the text of Appendix B, particularly the procedural steps required to perfect dissenters' rights, which are complex. You should also consult your legal counsel. If you do not fully and precisely satisfy the procedural requirements of the applicable Colorado law, you will lose your dissenters' rights.

Requirements For Exercising Dissenters' Rights

     To exercise dissenters' rights, you must:

        . file with Questa before the vote is taken at the special meeting written notice of your intent to demand the fair value for your Questa common stock if the merger is consummated and becomes effective; and

        . not vote your shares of Questa common stock at the special meeting in favor of the proposal to approve the merger agreement.

If you do not satisfy each of these requirements, you cannot exercise dissenters' rights and will be bound by the terms of the merger agreement.

     Submitting a proxy card that does not direct how the Questa common stock represented by that proxy is to be voted will constitute a vote in favor of the merger and a waiver of your statutory dissenters' rights. In addition, voting against the proposal to approve the merger will not satisfy the notice requirement referred to above. You must file the written notice of the intent to exercise dissenters' rights with Questa at: Questa Corporation, 7030 South Yale Ave., Suite 700, Tulsa, Oklahoma 74136, Attn: Warren L. Meeks.

Appraisal Procedure

     Within 10 days after the proposed merger has been approved, Questa will send written notice to all shareholders who have given written notice under the dissenters' rights provisions and have not voted in favor of the merger as described above. The notice will contain:

        . the address where the demand for payment and certificates representing shares of Questa common stock must be sent and the date by which they must be received;

        . any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

        . a form for demanding payment that requests the dissenting shareholder's address for sending payment and states the date of the first announcement to the news media or to shareholders of the proposed merger and requires certification of the date the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the Questa common stock or an interest in it; and

        . a copy of the dissenters' rights provisions of Colorado Business Corporation Act, attached as Appendix B.

     If you wish to assert dissenters' rights, you must demand payment and deposit your Questa certificates within 30 days after the notice is given. If you fail to make demand for payment and deposit your Questa certificates within the 30-day period, you will lose the right to receive fair value for your shares under the dissenters' rights provisions, even if you filed a timely notice of intent to demand payment.

     Except as provided below, upon the later of the effective time of the merger or Questa's receipt of a valid demand for payment within the 30-day deadline, Questa will remit to each dissenting shareholder who complied with the requirements of the Colorado Business Corporation Act the amount Questa estimates to be the fair value of the shareholder's Questa common stock, plus accrued interest. Questa will include the following information with the payment:

        .  financial statements relating to Questa;

        . Questa's estimate of the fair value of the shares and a brief description of the method used to reach that estimate;

        .  a description of how the interest was calculated;

        .  a copy of Article 113 of the Colorado Business Corporation Act; and

        . a brief description of the procedures to be followed in demanding supplemental payment.

     For dissenting shareholders who were not the beneficial owner of the shares of Questa common stock before December 10, 1999, Questa may withhold payment and instead send a statement setting forth its estimate of the fair value of their shares and offering to pay such amount, with interest, as a final settlement of the dissenting shareholder's demand for payment.

     If you believe the amount paid or offered is less than the fair value of your shares or that interest was incorrectly calculated, you may, within 30 days of the payment or offer for payment, notify Questa in writing of and demand payment of your estimate of the fair value of your shares and the amount of interest due. If any dissenting shareholder's demand for payment is not settled within 60 days after its receipt by Questa, Questa must commence a court proceeding to determine the fair value of the shares and accrued interest, naming all the dissenting shareholders whose demands remain unsettled as parties to the proceeding.

     The court may appoint one or more appraisers to receive evidence and make recommendations to the court as to the amount of the fair value of the shares. The fair value of the shares as determined by the court is binding on all dissenting shareholders and may be less than, equal to or greater than the market price of the Unit common stock to be issued to nondissenting shareholders for their Questa common stock if the merger is consummated. If the court determines that the fair value of the shares is in excess of any amount remitted or offered by Questa, then the court will enter a judgment for cash in favor of the dissenting shareholders in an amount by which the value determined by the court, plus interest, exceeds the amount previously remitted or offered by Questa.

     The court will determine the costs and expenses of the court proceeding and assess them against Questa, except that the court may assess part or all of the costs against any dissenting shareholders whose actions in demanding supplemental payments are found by the court to be arbitrary, vexatious or not in good faith. If the court finds that Questa did not substantially comply with the relevant provisions of Article 113 of the Colorado Business Corporation Act, the court may also assess against Questa any fees and expenses of attorneys or experts that the court deems equitable. The court may also assess those fees and expenses against any party if the court finds that the party has acted arbitrarily, vexatiously or not in good faith in bringing the proceedings. The court may award, in its discretion, fees and expenses of an attorney for the dissenting shareholders out of the amount awarded to the shareholders, if it finds the services of the attorney were of substantial benefit to the other dissenting shareholders and that those fees should not be assessed against Questa.

     A shareholder of record may assert dissenters' rights as to fewer than all of the shares registered in the shareholder's name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies Questa in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of the partial dissenting shareholder are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

     Beneficial owners of Questa common stock who desire to exercise dissenters' rights themselves must obtain and submit the registered owner's written consent at or before the time they file the notice of intent to demand fair value.

     For purposes of the Colorado Business Corporation Act, "fair value" means the value of Questa common stock immediately before the effective time of the merger, excluding any appreciation or depreciation in anticipation of the merger, unless that exclusion would be inequitable.

                      COMPARISON OF SHAREHOLDERS' RIGHTS

     Upon completion of the merger, your shares of Questa common stock will be converted into shares of Unit common stock and you will become a shareholder of Unit. The rights of Unit shareholders are governed by Delaware law, its certificate of incorporation and bylaws and the rights of Questa shareholders are governed by Colorado law, its articles of incorporation and bylaws . The following table summarizes some of the material differences between the rights of common shareholders of Questa and Unit under there respective articles or certificate of incorporation and bylaws of the companies and under Colorado and Delaware law.

--------------------------------------------------------------------------------
                                       Questa                Unit
--------------------------------------------------------------------------------
Authorized Capital  Questa has authorized capital    Unit has authorized capital
                    consisting of 50,000,000 shares  consisting of 45,000,000
                    of common stock. As of December  shares of common stock and
                    31, 1999, there were 1,912,894   5,000,000 shares of
                    shares of Questa common stock    preferred stock. As of
                    outstanding.                     December 31, 1999, there
                                                     were 33,815,926 shares of
                                                     common stock and no shares
                                                     of preferred stock
                                                     outstanding.
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
                                           Questa                                       Unit
-------------------------------------------------------------------------------------------------------------------
Number of Directors,       Questa's articles of incorporation         Unit's bylaws provide that the board of
Elections and              provides that the number of directors      directors shall be divided into three
Classification             shall not be less than three or more       classes, as nearly equal in number as
                           than seven, as fixed from time to time     possible, and each director shall hold
                           by resolution of the entire board of       office until the third succeeding annual
                           directors or of the shareholders at        meeting following his election, or his
                           any shareholders meeting. The Questa       earlier death, resignation or removal.
                           bylaws do not provide for a classified     Unit's certificate of incorporation
                           board of directors, all directors are      provides that the board of directors shall
                           elected annually.                          determine the number of directors which
                                                                      shall not be less than three nor more than
                                                                      ten.  Holders of at least 80% of Unit's
                                                                      outstanding shares must approve any
                                                                      amendment or repeal of this size limitation
                                                                      on Unit's board.

-------------------------------------------------------------------------------------------------------------------
Removal of Directors       Questa's articles of incorporation and     Under Delaware law, unless otherwise
                           bylaws provide that the shareholders       provided in the certificate of
                           holding a majority of the outstanding      incorporation, directors serving on a
                           shares entitled to vote may remove         classified board such as Unit's board may
                           directors, with or without cause, at       only be removed by the stockholders for
                           any time at any special shareholders       cause.
                           meeting called for such purpose.

-------------------------------------------------------------------------------------------------------------------
Shareholder Action By      Questa's bylaws provide that any           Under Delaware law, unless otherwise
Consent in Lieu of         action permitted to be taken at any        provided in a corporation's certificate of
Meeting                    shareholders meeting may be taken          incorporation, stockholder action required
                           without a meeting, without prior           or permitted to be taken at an annual or
                           notice and without a vote, if the          special meeting of the stockholders may be
                           holders of all of shares entitled to       taken by written consent if such consent is
                           vote with respect to the subject           signed by the holders of outstanding stock
                           matter to be voted on, sign a written      having not less than the minimum number of
                           consent setting forth the action taken.    votes that would be necessary to take such
                                                                      action at a meeting at which the holders of
                                                                      all shares entitles to vote on the action
                                                                      were present and voted.  Unit's certificate
                                                                      of incorporation does not restrict
                                                                      stockholder action by written consent.

-------------------------------------------------------------------------------------------------------------------
Special Meeting of         Questa's bylaws provide that the board     Unit's bylaws provide that the board of
Shareholders               of directors or the President may call     directors or the President may call special
                           special shareholders meetings, and the     shareholders meetings at any time. Unit's
                           President shall call special               stockholders are not permitted to call a
                           shareholders meetings at the request       special meeting or to require the Unit
                           of shareholders owning one-tenth of        board to call a special meeting of
                           the shares of Questa common stock          stockholders.
                           outstanding and entitled to vote at a
                           special shareholders meeting.

-------------------------------------------------------------------------------------------------------------------
Notice of Special          Questa's bylaws provide that notice of     Unit's bylaws provide that notice of the
Meetings of                the time and place of every                time and place of every shareholders
Shareholders               shareholders meeting shall be given        meeting shall be given not less than ten
                           not less than ten nor more than 50         nor more than 50 days before the meeting
                           days before the meeting date               date.

-------------------------------------------------------------------------------------------------------------------
Amendment of Charter       An amendment to Questa's articles of       An amendment to Unit's certificate of
                           incorporation requires the approval        incorporation relating to the limitation on
-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
                                           Questa                                       Unit
-------------------------------------------------------------------------------------------------------------------
                           of a majority of Questa's board of         the number of directors which may
                           directors and the approval of the          constitute Unit's board requires the
                           holders of a majority of the voting        approval of holders of at least 80% of
                           power of the then outstanding capital      Unit's outstanding shares.  Any other
                           stock of Questa.                           amendment requires the approval of a
                                                                      majority of Unit's board of directors and
                                                                      the approval of the holders of a majority
                                                                      of the voting power of the then outstanding
                                                                      shares of capital stock.
-------------------------------------------------------------------------------------------------------------------
Amendment of Bylaws        Questa's bylaws may be amended by the      Unit's bylaws may be amended by the
                           affirmative vote of a majority of the      affirmative vote of a majority of the board
                           board of directors or by the               of directors or by the affirmative vote of
                           affirmative vote of a the stockholders     the stockholders holding a majority of the
                           holding a majority of the voting power     voting power of the shares of capital stock
                           of the shares of capital stock             present in person or represented by proxy
                           present in person or represented by        at the meeting of stockholders held to
                           proxy at the meeting of stockholders       consider any amendment.
                           held to consider any amendment.
-------------------------------------------------------------------------------------------------------------------
Fair Price Provisions      Questa's articles of incorporation do      Unit's certificate of incorporation
                           not contain a similar provision.           contains certain "fair price provisions"
                                                                      designated to provide safeguards for
                                                                      shareholders when an "interested
                                                                      shareholder" (defined as a stockholder
                                                                      owning 5% or more of our voting stock)
                                                                      attempts to effect a "business combination"
                                                                      with us.  The term "business combination"
                                                                      includes:

                                                                      .     any merger or consolidation of us
                                                                            involving the interested shareholder,
                                                                      .     certain dispositions of our assets,
                                                                      .     any issuance of our securities meeting
                                                                            certain threshold amounts, to the
                                                                            interested shareholder,
                                                                      .     adoption of any plan of liquidation or
                                                                            dissolution of us proposed by the
                                                                            interested shareholder, and
                                                                      .     any reclassification of our securities
                                                                            having the effect of increasing the
                                                                            proportionate share of ownership of the
                                                                            interested shareholder.

                                                                      In general, a business combination between
                                                                      us and the interested shareholder must be
                                                                      approved by the affirmative vote of 80% of
                                                                      the outstanding voting stock unless the
                                                                      transaction is approved by a majority of
                                                                      the members of the board of directors who
                                                                      are not affiliated with the interested
                                                                      shareholder or certain minimum price and
                                                                      form of consideration requirements are
                                                                      satisfied
-------------------------------------------------------------------------------------------------------------------
Delaware Business          Questa is a Colorado corporation and       Unit is incorporated under the laws of the
Combination Statute        is not subject to Section 203 of the       State of Delaware.  Section 203 of the
                           Delaware General Corporation law.          Delaware General Corporation Law prevents
                                                                      an "interested shareholder" (defined as a
                                                                      shareholder owning 15% or more of a
                                                                      corporation's voting stock) from engaging
                                                                      in a business combination with that
                                                                      corporation for a period of three years
-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
                                           Questa                                       Unit
-------------------------------------------------------------------------------------------------------------------
                                                                      from the date the shareholder became an
                                                                      interested shareholder unless:

                                                                         .  the corporation's board of directors had
                                                                            earlier approved either the business
                                                                            combination or the transaction by which the
                                                                            shareholder became an interested
                                                                            shareholder;
                                                                         .  upon attaining that status, the
                                                                            interested shareholder had acquired at
                                                                            least 85% of the corporation's voting stock
                                                                            (not counting shares owned by persons who
                                                                            are directors and also officers); or
                                                                         .  the business combination is later
                                                                            approved by the board of directors and
                                                                            authorized by a vote of two-thirds of the
                                                                            shareholders (not including the shares held
                                                                            by the interested shareholder).

                                                                      Unit has not amended its certificate of
                                                                      incorporation or by-laws to exclude the
                                                                      application of Section 203. Accordingly,
                                                                      Section 203 may inhibit an interested
                                                                      shareholder's ability to acquire additional
                                                                      shares of common stock or otherwise engage
                                                                      in a business combination with us.
-------------------------------------------------------------------------------------------------------------------
Shareholders Rights        Questa does not have a shareholders        Each share of Unit's common stock includes
Plans                      rights plan.                               one right ("Right") entitling the
                                                                      registered holder to purchase from us one
                                                                      one-hundredth of a share (a "Fractional
                                                                      Share") of Series A Participating
                                                                      Cumulative Preferred Stock (the " Preferred
                                                                      Shares"), at a purchase price per
                                                                      Fractional Share of $12.75, subject to
                                                                      adjustment (the "Purchase Price").

                                                                      With certain exceptions, upon the earlier
                                                                      of (1) 10 days following the date Unit
                                                                      learns that a person or group of affiliated
                                                                      or associated persons (an "Acquiring
                                                                      Person") has acquired, or obtained the
                                                                      right to acquire, beneficial ownership of
                                                                      15% or more of Unit's outstanding shares of
                                                                      common stock, or (2) 10 business days
                                                                      following the commencement of a tender
                                                                      offer or exchange offer that would result
                                                                      in a person becoming an Acquiring Person, a
                                                                      "Distribution Date" will occur and the
                                                                      Rights will be separated from the common
                                                                      stock.  In certain circumstances, Unit's
                                                                      board of directors may defer the
                                                                      Distribution Date.  Certain inadvertent
                                                                      acquisitions will not result in a person
                                                                      becoming an Acquiring Person if the person
                                                                      promptly divests itself of sufficient
-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
                                           Questa                                       Unit
-------------------------------------------------------------------------------------------------------------------
                                                                      common stock.  Until the Distribution Date,
                                                                      (1) the Rights are evidenced by the
                                                                      certificates representing outstanding
                                                                      shares of common stock and will be
                                                                      transferred with and only with such
                                                                      certificates, which contain a notation
                                                                      incorporating the Rights Agreement by
                                                                      reference, and (2) the surrender for
                                                                      transfer of any certificate for common
                                                                      stock will also constitute the transfer of
                                                                      the Rights associated with the common stock
                                                                      represented by such certificate.

                                                                      The Rights are not exercisable until the
                                                                      Distribution Date and will expire at the
                                                                      close of business 10 years after the Rights
                                                                      are issued, unless earlier redeemed or
                                                                      exchanged by us as described below.

                                                                      As soon as practicable after the
                                                                      Distribution Date, Rights certificates will
                                                                      be mailed to holders of record of the
                                                                      common stock as of the close of business on
                                                                      the Distribution Date and, from and after
                                                                      the Distribution Date, the separate Rights
                                                                      certificates alone will represent the
                                                                      Rights.  All shares of common stock issued
                                                                      prior to the Distribution Date will be
                                                                      issued with Rights.  Shares of common stock
                                                                      issued after the Distribution Date in
                                                                      connection with certain employee benefit
                                                                      plans or upon conversion of certain
                                                                      securities will be issued with Rights.
                                                                      Except as otherwise determined by the board
                                                                      of directors, no other shares of the common
                                                                      stock issued after the Distribution Date
                                                                      will be issued with Rights.

                                                                      In the event (a "Flip-In Event") that a
                                                                      person becomes an Acquiring Person (except
                                                                      pursuant to a tender or exchange offer for
                                                                      all outstanding shares of common stock at a
                                                                      price and on terms that a majority of our
                                                                      independent directors determines to be fair
                                                                      to and otherwise in our and our
                                                                      shareholders best interests (a "Permitted
                                                                      Offer")), each holder of a Right will
                                                                      thereafter have the right to receive, upon
                                                                      exercise of such Right, the number of
                                                                      Fractional Shares equivalent to the number
                                                                      of shares of common stock (or, in certain
                                                                      circumstances, cash, property or other
                                                                      securities) having a market value equal to
                                                                      two times the Purchase Price.
                                                                      Notwithstanding the foregoing, following
                                                                      the occurrence of any Triggering Event (as
                                                                      defined below), all Rights that are, or
                                                                      (under certain circumstances specified in
                                                                      the Rights Agreement) were, beneficially
-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
                                           Questa                                       Unit
-------------------------------------------------------------------------------------------------------------------
                                                                      owned by or transferred to an Acquiring
                                                                      Person (or by certain related parties) will
                                                                      be null and void in the circumstances set
                                                                      forth in the Rights Agreement.

                                                                      In the event (a "Flip-Over Event") that, at
                                                                      any time from and after the time an
                                                                      Acquiring Person becomes such, (1) we are
                                                                      acquired in a merger or other business
                                                                      combination transaction (other than certain
                                                                      mergers that follow a Permitted Offer) or
                                                                      (2) 50% or more of our assets or earning
                                                                      power is sold or transferred, each holder
                                                                      of a Right (except Rights that are voided
                                                                      as set forth above) shall thereafter have
                                                                      the right to receive, upon exercise, a
                                                                      number of shares of common stock of the
                                                                      acquiring company having a market value
                                                                      equal to two times the exercise price of
                                                                      the Right as set by the Board of Directors.
                                                                      Flip-In Events and Flip-Over Events are
                                                                      collectively referred to as "Triggering
                                                                      Events."

                                                                      The number of outstanding Rights associated
                                                                      with a share of common stock, or the number
                                                                      of Preferred Shares issuable upon exercise
                                                                      of a Right and the Purchase Price, are
                                                                      subject to adjustment in the event of a
                                                                      stock dividend on, or a subdivision,
                                                                      combination or reclassification of, the
                                                                      common stock occurring prior to the
                                                                      Distribution Date.  The Purchase Price
                                                                      payable, and the number of Fractional
                                                                      Shares of Preferred Shares or other
                                                                      securities or property issuable, upon
                                                                      exercise of the Rights are subject to
                                                                      adjustment from time to time to prevent
                                                                      dilution in the event of certain
                                                                      transactions affecting the Preferred Shares.

                                                                      At any time until ten days following the
                                                                      first date of public announcement of the
                                                                      occurrence of a Flip-In Event, we may
                                                                      redeem the Rights in whole, but not in
                                                                      part, at a price of $0.01 per Right,
                                                                      payable, at our option, in cash, shares of
                                                                      common stock or such other consideration as
                                                                      the board of directors may determine.
                                                                      Immediately upon the effectiveness of the
                                                                      action of the board of directors ordering
                                                                      redemption of the Rights, the Rights will
                                                                      terminate and the only right of the holders
                                                                      of Rights will be to receive the $0.01
                                                                      redemption price.

                                                                      Until a Right is exercised, the holder
                                                                      thereof, as such, will have no rights as a
                                                                      shareholder, including, without limitation,
                                                                      the right to vote or to receive dividends.
-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
                                           Questa                                       Unit
-------------------------------------------------------------------------------------------------------------------
                                                                      Other than the redemption price, the board
                                                                      of directors may amend any of the
                                                                      provisions of the Rights Agreement as long
                                                                      as the Rights are redeemable.

                                                                      The Rights have certain antitakeover
                                                                      effects.  They will cause substantial
                                                                      dilution to any person or group that
                                                                      attempts to acquire us without the approval
                                                                      of our board of directors.  As a result,
                                                                      the overall effect of the Rights may be to
                                                                      render more difficult or discourage any
                                                                      attempt to acquire us, even if such
                                                                      acquisition may be favorable to the
                                                                      interests of our shareholders.  Because the
                                                                      board of directors can redeem the Rights or
                                                                      approve a Permitted Offer, the Rights
                                                                      should not interfere with a merger or other
                                                                      business combination approved by the board
                                                                      of directors.  The Rights were issued to
                                                                      protect our shareholders from coercive or
                                                                      abusive takeover tactics and inadequate
                                                                      takeover offers and to afford our board of
                                                                      directors more negotiating leverage in
                                                                      dealing with prospective acquirors.

----------------------------------------------------------------------------------------------------------------


                            INFORMATION ABOUT UNIT

  This section of the proxy statement/prospectus provides you with certain information regarding Unit and its business. You should read this information in connection with the other information provided to you in this document as well as the other documents we refer you to.

  Business of Unit

  Unit is engaged in the land contract drilling of natural gas and oil wells and the exploration, development, acquisition and production of natural gas and oil properties. The majority of its contract drilling and exploration and production activities are oriented toward drilling for and producing natural gas. Unit estimates that over 90% of the wells it drilled for third parties over the past three years were natural gas prospects and, as of December 31, 1998, 89% of its reserves were natural gas. Unit was founded in 1963 as a contract drilling company and its current contract drilling operations are focused primarily in the natural gas producing provinces of the Oklahoma and Texas areas of the Anadarko and Arkoma Basins, and the Texas Gulf Coast and the Rocky Mountain regions. Its primary exploration and production operations are also conducted in the Anadarko and Arkoma Basins and in the Texas Gulf Coast area.

  Unit generated record revenues and production volumes during 1998 despite a 21% decline in average natural gas prices and a 33% decline in oil prices Unit received as compared with 1997. Unit also enjoyed a rig utilization rate of approximately 67% during this same period, which compares favorably to the industry average. For 1998, revenues were $93.3 million compared to $91.9 million for 1997. For the nine months ended September 30, 1999, revenues were $61.8 million compared to $73.9 million for the same period during 1998.

  Oil and Gas Properties

  In 1979, Unit began to develop its exploration and production operations to diversify its source of revenues, which, up to that time, were derived from contract drilling. Unit develops, produces and sells oil and natural gas and acquire producing properties, through it's wholly owned subsidiary, Unit Petroleum Company.

  As of December 31, 1998, Unit had 3,245 Mbbls and 161,318 MMcf of estimated proved oil and natural gas reserves. Its producing oil and natural gas interests, undeveloped leaseholds and related assets are located primarily in Oklahoma, Texas, Louisiana and New Mexico and to a lesser extent in Arkansas, North Dakota, Colorado, Wyoming, Montana, Alabama, Mississippi, Arkansas, Illinois, Nebraska and Canada. As of December 17, 1999, Unit had an interest in a total of 2,453 wells in the United States and served as the operator of 519 wells. Unit also had an interest in 64 wells located in Canada. Unit's technical staff generates the majority of its development and exploration prospects. When Unit is the operator of a property, it generally employs its own drilling rigs and its own engineering staff supervises the drilling operation.

  Well and Leasehold Data. Unit's oil and natural gas exploration and development drilling activities and the number of wells in which Unit had an interest, which were producing or capable of producing, were as follows for the periods indicated:

                                                                                                              Nine Months
                                                                                                                 Ended
                                                                                                              September 30,
                                                        Year Ended December 31,                                   1999
                                          ----------------------------------------------------           ----------------------
                                          1996                    1997                    1998
                                          ----                    ----                    ----
                                  Gross        Net         Gross        Net        Gross        Net        Gross         Net
                                ---------   ---------    ---------   ---------   ---------   ---------   ---------    ---------
Wells drilled:
Exploratory:
    Oil......................           -           -            -           -           -           -           -            -
    Natural gas..............           -           -            -           -           -           -           -            -
    Dry......................           -           -            -           -           1         .26           -            -
                                ---------   ---------    ---------   ---------   ---------   ---------   ---------    ---------
       Total.................           -           -            -           -           1         .26           -            -
                                =========   =========    =========   =========   =========   =========   =========    =========
Development
    Oil......................          10        8.35           10        4.84           4         .44           -            -
    Natural gas..............          55       19.46           57       23.85          52       19.26          25         9.38
    Dry......................           7        4.26           15        9.27          21       10.62           6         3.51
                                ---------   ---------    ---------   ---------   ---------   ---------   ---------    ---------
       Total.................          72       32.07           82       37.96          77       30.32          31        12.89
                                =========   =========    =========   =========   =========   =========   =========    =========

                                                                                                                 As of
                                                                                                              September 30,
                                                        Year Ended December 31,                                   1999
                                          ----------------------------------------------------           ----------------------
                                          1996                    1997                    1998
                                          ----                    ----                    ----
                                  Gross        Net         Gross        Net        Gross       Net         Gross         Net
                                ---------   ---------    ---------   ---------   ---------   ---------   ---------    ---------
Oil and natural gas
wells producing or
capable of producing:

    Oil - USA................         717      197.71          684      197.67         726      196.64         693       206.88
    Oil - Canada.............           -           -            -           -           -           -           -            -
    Gas - USA................       1,530      242.09        1,545      260.40       1,773      286.73       1,790       315.79
    Gas - Canada.............          64        1.60           64        1.60          64        1.60          64         1.60
                                ---------   ---------    ---------   ---------   ---------   ---------   ---------    ---------
     Total...................       2,311      441.40        2,293      459.67       2,563      484.97       2,547       524.27
                                =========   =========    =========   =========   =========   =========   =========    =========

The following table summarizes Unit's acreage as of the end of each of the years indicated:

                                                   Developed Acreage                         Undeveloped Acreage
                                              ----------------------------              ----------------------------
                                               Gross                 Net                 Gross                 Net
                                              -------              -------              -------              -------
1996
----
   USA.......................                 455,713              115,326               29,245               19,124
   Canada....................                  39,040                  976                    -                    -
                                              -------              -------              -------              -------
       Total.................                 494,753              116,302               29,245               19,124
                                              =======              =======              =======              =======
1997
----
   USA.......................                 432,824              118,926               37,844               26,116
   Canada....................                  39,040                  976               18,970               18,970
                                              -------              -------              -------              -------
       Total.................                 471,864              119,902               56,814               45,086
                                              =======              =======              =======              =======
1998
----
   USA.......................                 569,076              130,440               52,958               35,371
   Canada....................                  39,040                  976               22,763               22,763
                                              -------              -------              -------              -------
       Total.................                 608,116              131,416               75,721               58,134
                                              =======              =======              =======              =======

  Price and Production Data. Unit's average sales price, oil and natural gas production volumes and average production cost per Mcfe of production for the periods indicated were as follows:

                                                                                                                Nine Months
                                                                                                                   Ended
                                                                                                               September 30,
                                                                    Year Ended December 31,                        1999
                                                   ---------------------------------------------------         -------------
                                                      1996                1997                1998
                                                   -----------         -----------         -----------
Average sales price per barrel
of oil produced:
   USA......................................       $     20.40         $     19.19         $     12.81           $     15.74
   Canada...................................               N/A                 N/A                 N/A                   N/A
Average sales price per Mcf of
   natural gas produced:
   USA......................................       $      2.21         $      2.43         $      1.90           $      1.88
   Canada...................................       $      1.18         $      0.93         $      1.46           $      1.77
Oil production (Mbbls):
   USA......................................               579                 493                 443                   279
   Canada...................................                 -                   -                   -                     -
                                                   -----------         -----------         -----------           -----------
       Total................................               579                 493                 443                   279
                                                   ===========         ===========         ===========           ===========

Natural gas production (MMcf):
   USA......................................            12,974              13,742              16,427                11,634
   Canada...................................                51                  74                  38                    26
                                                   -----------         -----------         -----------           -----------
       Total................................            13,025              13,816              16,465                11,660
                                                   ===========         ===========         ===========           ===========
Average production expense per
   Mcfe:
   USA......................................       $      0.68         $      0.64         $      0.61           $      0.61
   Canada...................................       $      0.27         $      0.33         $      0.54           $      0.57

  Reserves. The following table sets forth Unit's estimated proved developed and undeveloped oil and natural gas reserves at the end of each of the years indicated:

                                                               Year Ended December 31,
                                                   ---------------------------------------------
                                                    1996               1997               1998
                                                   -------            -------            -------
Oil (Mbbls):
  USA.......................................         5,204              4,131              3,245
  Canada....................................             -                  -                  -
                                                   -------            -------            -------
      Total.................................         5,204              4,131              3,245
                                                   =======            =======            =======

Natural gas (MMcf):
  USA.......................................       128,408            144,661            160,795
  Canada....................................           753                723                523
                                                   -------            -------            -------
      Total.................................       129,161            145,384            161,318
                                                   =======            =======            =======

  Land Contract Drilling Operations

  Unit drills onshore oil and natural gas wells for a wide range of customers through its wholly owned subsidiary, Unit Drilling Company. A land drilling rig consists, in part, of engines, drawworks or hoists, derrick or mast, substructure, pumps to circulate the drilling fluid, blowout preventers and drill pipe. Unit conducts an active maintenance and replacement program under which components are upgraded on an individual basis. Over the life of a typical rig, due to the normal wear and tear of operating 24 hours a day, several of the major components, such as engines, mud pumps and drill pipe, are replaced or rebuilt on a periodic basis as required, while other components, such as the substructure, mast and drawworks, can be utilized for extended periods of time with proper maintenance. Unit also own additional equipment used in the operation of its rigs, including large air compressors, trucks and other support equipment.

  On November 20, 1997, Unit acquired Hickman Drilling Company pursuant to a merger in which all of the holders of the outstanding capital stock of Hickman Drilling received, in aggregate, 1,300,000 shares of Unit's common stock and promissory notes in the aggregate principal amount of $5,000,000, payable in five equal annual installments commencing January 2, 1999. The acquisition included nine land contract drilling rigs with depth capacities ranging from 9,500 to 17,000 feet, spare drilling equipment and approximately $2.1 million in working capital. As part of the acquisition, Unit retained Hickman Drilling Company's Woodward, Oklahoma corporate office as a regional office for its contract drilling operations.

  In December 1997, Unit also purchased a Mid-Continent U-36A, 650 horsepower rig with a 13,000 foot depth capacity and spare components from two additional rigs for $1,000,000, of which $200,000 was paid at closing and the balance is to be paid over a period ending no later than three years.

  On September 30, 1999, Unit completed the acquisition of 13 land drilling rigs from Parker Drilling Company and Parker Drilling Company North America, Inc. for $40,000,000 and 1,000,000 shares of Unit's common stock.

  With these acquisitions Unit's drilling rig fleet expanded to 47 rigs with depth capacities ranging from 9,500 to 40,000 feet. At December 17, 1999, 31 of Unit's rigs were located in the Anadarko and Arkoma Basins of Oklahoma and Texas while 9 of its rigs were located in South Texas and 7 in the Rocky Mountain region. In the Anadarko and Arkoma Basins, Unit's primary focus is on the utilization of its medium depth rigs which drill primarily in the depth ranges from 8,000 to 14,000 feet. These medium depth rigs are suited to the contract drilling currently undertaken by operators in these two basins.

  At present, Unit does not have a shortage of drilling rig related equipment. During 1996 and through 1997, Unit increased its drill pipe acquisitions since certain grades of drill pipe were in high demand due to increased rig utilization. However, at any given time, Unit's ability to utilize its full complement of drilling rigs is dependent upon the availability of qualified labor, drilling supplies and equipment as well as demand. Should industry conditions improve rapidly, there is no assurance that sufficient supplies of drill pipe, other drilling equipment and qualified labor will be readily available, not only within Unit, but in the industry as a whole.

  The following table sets forth, for each of the periods indicated, certain data concerning Unit's contract drilling operations:

                                                                                                                   Nine Months
                                                                                                                      Ended
                                                                                                                   September 30,
                                                                          Year Ended December 31,                      1999
                                                       ----------------------------------------------------------  -------------
                                                         1994         1995         1996         1997        1998
                                                       -------      -------      -------     -------      -------
Number of operational rigs at period end                    25           22           24          34(1)        34             47(2)
Average number of rigs owned during period                  25           25         22.7        25.1           34             34
Average number of rigs utilized (3)                        9.5         10.9         14.7        20.0         22.9           19.3
Utilization rate (3)                                        38%          44%          65%         80%          67%            57%
Average revenue per day (4)                            $ 4,894      $ 5,081      $ 5,351     $ 6,309      $ 6,394        $ 6,240
Total footage drilled (feet in thousands)                1,027        1,196        1,468       1,736        2,203          1,427
Number of wells drilled                                     95          111          130         167          198            129

_____________

(1) Includes 10 rigs acquired in the fourth quarter of 1997.
(2) Includes 13 rigs acquired in September 1999.
(3) Utilization rates are based on a 365-day year and are calculated by dividing the number of rigs utilized by the total number of rigs owned during the period, including stacked rigs. A rig is considered utilized when it is operating or being moved, assembled or dismantled under contract.
(4) Represents total revenues from contract drilling operations divided by the number of days rigs were being utilized for the period.

    The following table sets forth, as of December 17, 1999, the type and approximate depth capability of each of Unit's drilling rigs:

                                                                                 Approximate Depth
                                                                                    Capability
           Rig Number                             Type                                (feet)
           ----------                             ----                           -----------------
               1                               U-15 Unit Rig                          11,000
               2                                  BDW 650                             13,000
               3                                  BDW 650                             13,500
               4                               U-15 Unit Rig                          11,000
               5                               U-15 Unit Rig                          11,000
               6                                  BDW 800                             15,000
               7                               U-15 Unit Rig                          11,000

                                                            Approximate Depth
                                                                Capability
  Rig Number                      Type                             (feet)
  ----------                      ----                             ------
       8                     Gardner Denver 800                    15,000
       9                           BDW 800                         15,000
      10                          BDW 450T                          9,500
      11                     Gardner Denver 700                    15,000
      12                           BDW 800                         15,000
      14                     Gardner Denver 700                    15,000
      15                     Mid-Continent 914-C                   20,000
      16                        U-15 Unit Rig                      11,000
      17                       Brewster N-75A                      15,000
      18                           BDW 650                         12,000
      19                     Gardner Denver 500                    12,000
      20                     Gardner Denver 700                    15,000
      21                     Gardner Denver 700                    15,000
      22                           BDW 800                         15,000
      23                     Gardner Denver 700                    15,000
      24                     Gardner Denver 700                    15,000
      25                     Gardner Denver 700                    15,000
      29                       Brewster N-75A                      15,000
      30                         BDW 1350-M                        20,000
      31                  SU-15 North Texas Machine                12,000
      32                        Brewster N-75                      15,000
      34                       National 110-UE                     20,000
      35                   Continental Emsco C-1-E                 20,000
      36                    Gardner Denver 1500-E                  25,000
      37                    Mid-Continent 914-EC                   20,000
      38                    Mid-Continent 1220-E                   25,000
      39                           U-36-A                          13,000
      112                       Ideco E-3000                       30,000
      166                        OIME E-3000                       30,000
      180                        OIME E-3000                       30,000
      182                        OIME E-3000                       30,000
      184                        OIME E-3000                       30,000
      201                        OIME E-4000                       40,000
      203                        OIME E-2000                       20,000
      232                  Continental Emsco D-3 E                 16,000
      233                  Continental Emsco C-1 E                 20,000
      234                  Continental Emsco D-3 E                 16,000
      235                  Continental Emsco C-1 E                 20,000
      237                  Continental Emsco C-1 E                 20,000
      254                        OIME E-2000                       25,000


     During the past 15 years, Unit's contract drilling services encountered significant competition due to depressed levels of activity in contract drilling. In the last six months of 1996 and throughout 1997 and the first three quarters of 1998, Unit's drilling operation showed significant improvements in rig utilization. However, in late 1998 and through the first six months of 1999, Unit and the industry as a whole experienced a significant reduction in demand. Although Unit has started to experience an increase in demand during the third and fourth quarters of 1999, Unit anticipates that competition within the industry will, for the foreseeable future, continue to adversely affect it.

     Drilling Contracts. Most of Unit's drilling contracts are obtained through competitive bidding. Generally, the contracts are for a single well with the terms and rates varying depending upon the nature and duration of the work, the equipment and services supplied and other matters. The contracts obligate Unit to pay certain operating expenses, including wages of drilling personnel, maintenance expenses and incidental rig supplies and equipment. Usually, the contracts are terminable by the customer on short notice upon payment of a fee. Unit generally indemnifies its customers against certain types of claims by its employees and claims arising from surface pollution caused by spills of fuel, lubricants and other solvents within its control. Customers generally indemnify Unit against claims arising from other surface and subsurface pollution other than claims resulting from Unit's gross negligence.

     The contracts may provide for compensation to Unit on a day rate, footage or turnkey basis, with additional compensation for special risks and unusual conditions. Under daywork contracts, Unit provides the drilling rig with the required personnel to the operator who supervises the drilling of the contracted well. Unit's compensation is based on a negotiated rate for each day the rig is utilized. Footage contracts usually require Unit to bear some of the drilling costs in addition to providing the rig. Unit is compensated on a rate per foot drilled basis upon completion of the well. Under turnkey contracts, Unit contract to drill a well to a specified depth and provide most of the equipment and services required. Unit bears the risk of drilling the well to the contract depth and are compensated when the contract provisions have been satisfied.

     Turnkey drilling operations, in particular, might result in losses if Unit underestimates the costs of drilling a well or if unforeseen events occur. To date, Unit has not experienced significant losses in performing turnkey contracts. For 1998, turnkey revenue represented approximately 15% of Unit's contract drilling revenues while for the first nine months of 1999 it represented 24%. Because the proportion of turnkey drilling is currently dictated by market conditions and the desires of customers using Unit's services, Unit are unable to predict whether the portion of drilling conducted on a turnkey basis will increase or decrease in the future.

     Customers. During the fiscal year ended December 31, 1998, ten contract drilling customers accounted for approximately 24% of Unit's total revenues. Approximately 5% of Unit's total revenues were generated by drilling on oil and natural gas properties of which Unit was the operator (including properties owned by limited partnerships for which Unit acted as general partner). This drilling was pursuant to contracts containing terms and conditions comparable to those contained in Unit's customary drilling contracts with non-affiliated operators.

                           INFORMATION ABOUT QUESTA

     This section of the proxy statement/prospectus provides you with certain information regarding Questa and its business. You should read this information in connection with the other information provided to you in this document as well as the other documents we refer you to.

     Business of Questa

     Questa was incorporated in Colorado on February 24, 1981 as Trinity Oil & Gas, Inc. The company's name was changed to Questa Oil & Gas Co. on March 31, 1986. Questa is engaged in the oil and gas business in the continental United States. Its activities include the acquisition and exploration of oil and gas property interests and selling, developing, operating and otherwise dealing in oil and gas property interests of all types.

     Questa's headquarters are located in Tulsa, Oklahoma. Questa's staff supervises, manages and monitors 5 drilling partnerships and, as of December 15, 1999, approximately 324 producing wells. At December 15, 1999 Questa employed 4 persons on a full time basis.

     Questa evaluates undeveloped oil and gas prospects and participates in drilling activities on those prospects that in the opinion of Questa's management are favorable for the production of oil or gas. Questa finances its drilling activities by entering into joint ventures or other arrangements under which Questa acquires oil and gas acreage, performs basic geological work on the prospect, and obtains the necessary equipment to complete a well if it is successful. There is no assurance that any such arrangements will result in the discovery of oil or gas or the generation of income to Questa. Questa also acquires interests in producing oil and gas leases for the purposes of reworking the wells to improve production and to further develop the area.

     Questa's principal line of business is oil and gas exploration, development and production. Questa is faced with strong competition from many other companies and individuals engaged in the oil and gas business, many are very large, well-established energy companies with substantial capabilities and established earnings records. Questa may be at a competitive disadvantage in acquiring oil and gas prospects since it must compete with these individuals and companies, many of which have greater financial resources and larger technical staffs. It is nearly impossible to estimate the number of competitors; however, it is known that there are a large number of companies and individuals in the oil and gas business.

     Questa's business is not dependent on a single customer and its management does not believe that it will be in the foreseeable future since oil and gas purchasers are readily available in today's markets.

     Oil and gas may be considered raw materials essential to Questa's business. Questa's search for oil and gas is concentrated in the continental United States. However, the acquisition, exploration, development, production and sale of oil and gas are subject to many factors that are outside Questa's control. These factors include worldwide and domestic economic conditions; oil import quotas; availability of drilling rigs, casing and other supplies; proximity to pipelines; the supply and price of other fuels and the regulation of prices, production, transportation and marketing by Federal and State government authorities. The oil and gas industry has at times been faced with shortages in tubular steel, increased prices in used steel casing and a shortage of drilling rigs which have in the past delayed drilling activities by oil and gas operators. Pumping units and other wellhead equipment have also been in short supply from time to time.

     Questa is engaged in a facet of exploiting natural resources. It is subject to various federal, state and local laws and regulations regarding environmental and ecological matters. Environmental laws may necessitate significant capital outlays, which may materially affect Questa's earnings potential and could cause material changes in Questa's proposed business. At the present time, however, environmental laws have not materially hindered nor adversely affected Questa's business.

     Working capital is needed in the oil and gas industry to finance the drilling and completion of wells, to acquire undeveloped leasehold interests, the acquisition of proved producing properties, and to fund lease operating expenses and general and administrative expenses. At present, Questa is generating sufficient revenue from operations and has sufficient credit lines to supply its current working capital requirements.

     Questa has never been a party to any bankruptcy, receivership, reorganization, readjustment or similar proceeding. No material changes have been made in the mode of conducting business. Since Questa is engaged in the oil and gas business, it does not allocate funds to product research and development in the conventional sense. Questa has no material patents, trademarks, licenses, franchises or concessions. Backlog is not material to an understanding of Questa's business. Questa's business is not subject to renegotiation of profits or termination of contracts or subcontracts at the election of federal government.

     Oil and Gas Properties

     The following tables set forth information with respect to Questa's oil and gas interests. This information is as of December 15, 1999, unless otherwise indicated. Questa owns interests in wells located in Kansas, North Dakota, Colorado, Oklahoma and Texas:


                                                                        Gross                   Net
                                                                        -----                   ---
               Total developed leasehold acreage.........               62,955                 12,751


                                                                 Total                 Oil              Gas
                                                                 -----                 ---              ---
               Gross productive wells....................          324                 120              204
               Net productive wells......................        117.3                21.4             95.9

     The following table sets forth information with respect to production and average unit prices and costs for the years indicated.

                                                                            1996            1997             1998
                                                                            ----            ----             ----
               Oil production (Bbl)..................                     40,114          41,798           43,304
               Gas production (Mcf)..................                  1,078,857       1,179,299        1,267,488
               Average sales price:
                    Oil (per Bbl)....................                     $19.52          $19.05           $12.33
                    Gas (per Mcf)....................                     $ 2.29          $ 2.69           $ 2.02
               Average production cost per
                 equivalent unit of oil..............                     $ 4.28          $ 4.34           $ 4.46

     The following table sets forth certain information regarding Questa's oil and gas reserves as of December 31, 1998, and the number of wells drilled for the periods indicated. The reserve information set out in the table was calculated using two pricing scenarios. Scenario I uses the price paid for production at December 31, 1998, which was $ 9.07/Bbl for oil and $1.87/Mcf for gas. Scenario II uses the average price for production sold for the twelve months in 1998, which was $12.33/Bbl for oil and $2.02/Mcf for gas. In the opinion of Questa's management, Scenario II uses a more realistic estimate of Questa's reserve volumes and values.

                                                      Scenario I               Scenario  II
                                                      ----------               ------------
Proved reserves:
   Oil (Bbls).........................                  383,733                     444,120
   Gas (Mcf)..........................               15,089,373                  15,442,796

Estimated future net revenues from oil              $13,189,000                 $15,672,000
   and gas reserves:..................
Present value of estimated future net               $ 7,254,000                  $8,547,000
   revenues:..........................


   Wells drilled:                               Total         Oil          Gas         Dry
                                                -----         ---          ---         ---
    1999 (through December 15, 1999)..            12           1            9           2
    1998..............................            18           2            10          6
    1997..............................            12           2            8           2
    1996..............................            9            3            4           2




                                                                                                 Nine Months
                                                                                                    Ended
                                                                                                 September
                                                            Year Ended December 31,               30, 1999
                                                    ----------------------------------         ------------
                                                    1996            1997          1998
                                                    ----            ----          ----
Types of wells drilled:
   Net productive development........               1.71            1.91          4.14               1.74
   Net dry development...............               1.63             .23          1.23                .21

     Legal Proceedings

     Questa is not engaged in any legal proceedings and, to the knowledge of its management, no such legal proceedings are threatened.

     Market for Questa Common Stock and Related Stockholder Matters

     Questa's common stock is listed on the Nasdaq SmallCap Market system and trades under the symbol "QUES". The following table sets forth the high and low bid prices for Questa's common stock for each quarter for the past two fiscal years. The bid prices represent prices between dealers, do not include retail markups, markdowns or commissions, and may not represent actual transactions. The bid prices are adjusted to reflect the stock split on February 18, 1998.


                                        1998                                    1997
                              ----------------------                 -------------------
                               High            Low                   High            Low
                               ----            ---                   ----            ---
First Quarter...........      $6.37           $3.88                 $3.63           $2.75
Second Quarter..........       7.00            4.50                  5.56            3.32
Third Quarter...........       5.75            3.50                  8.32            4.13
Fourth Quarter..........       4.25            3.38                  8.25            4.25

     Questa's shareholders are entitled to receive such dividends as may legally be declared by Questa's board of directors. Questa has not paid any dividends on its common stock and does not anticipate paying any cash dividends on its common stock in the foreseeable future.

     The following sets forth the approximate number of record holders of Questa's equity securities as of December 31, 1999.


               Title of Class                              Approximate Number of Record Holders
               --------------                             ------------------------------------
        Common Stock, $.001 par value                                    540

    Selected Financial Data

     The table below provides you with selected historical financial data for Questa. This information has been derived from Questa's audited consolidated financial statements for each year in the five year period ended December 31, 1998 and from Questa's unaudited consolidated financial statements for each of the nine-month periods ended September 30, 1998 and 1999.

     When you read this selected historical financial data, it is important that you read along with it the historical financial statements and related notes in the annual and quarterly reports of Questa filed with the SEC, as well as the section of the annual and quarterly reports titled "Management's Discussion and Analysis of Financial Condition and Results of Operations." See "Where You Can Find More Information."


                                                                                                                  Nine Months
                                                                                                                      Ending
                                                                   Year Ended December 31                        September 30,
                                          ------------------------------------------------------         ----------------------
                                          1994        1995        1996         1997        1998          1998           1999
                                          ----        ----        ----         ----        ----          ----           ----
                                                                                                     (unaudited)    (unaudited)
Statement of Operations Data:
Revenues:
  Oil and natural gas...........       $ 2,397,079   2,151,792   $3,275,769    $4,004,137  $3,272,429    $2,727,668     $2,943,704
  Other.........................           527,266     505,760      502,255       617,852     665,121       316,297        353,355
                                      ------------ -----------  -----------    ----------- -----------   -----------    -----------
          Total revenues........         2,924,345   2,657,552    3,778,037     4,621,989   3,937,550     3,043,965      3,297,059
                                      ------------ -----------  -----------    ----------- -----------   -----------    -----------
Expenses:
  Oil and natural gas:
     Operating costs............           982,412   1,093,480    1,402,240     1,225,705   1,374,064       875,280      1,143,333
     Depreciation, depletion
        and  amortization.......           751,596     636,547      560,595       821,993   1,189,551       904,937        945,176
  General and administrative....           599,526     784,340      599,769       705,133     762,199       591,430        556,419
  Interest .....................           111,843     130,084      139,070       157,817     135,403       103,181        139,703
                                      ------------ -----------    ---------    -----------  ----------    ----------     ----------
          Total expenses........         2,445,377   2,644,451    2,701,674     2,910,648   3,461,217     2,474,828      2,784,631
                                      ------------ -----------  -----------    -----------  ----------    ----------     ----------
Income before income taxes......           478,968      13,101    1,076,363     1,711,341     476,333       569,137        512,428
Total income taxes (benefit)....           (73,173)    (81,151)     255,000       560,000      75,000       145,000        130,000
                                      ------------ -----------  -----------   -----------  ----------    ----------     ----------
Net income......................      $    552,141 $    94,252  $   821,363   $ 1,151,341  $  401,333    $  424,137     $  382,428
                                      ------------ -----------  -----------   -----------  ----------    ----------     ----------
Net income per common share:
     Basic......................      $       0.59 $      0.10  $      0.42   $     0.59   $     0.21    $     0.22     $     0.20
                                      ============ ===========  ===========   ==========   ==========    ==========     ==========
     Diluted....................      $       0.54 $      0.09  $      0.42   $     0.59   $     0.21    $     0.22     $     0.20
                                      ============ ===========  ===========   ==========   ==========    ==========     ==========

Statement of Cash Flows Data:
Cash from (used by):
  Operating activities..........      $  1,068,494 $   521,284  $ 1,613,172   $2,347,156   $1,329,492    $1,562,131     $2,288,284
  Investing activities..........        (1,390,260) (1,000,065)  (1,306,400)  (2,478,453)  (2,265,404)   (1,535,380)      (699,897)
  Financing activities..........           162,732      53,980      577,489     (406,108)     687,035      (290,601)      (231,468)

Balance Sheet Data (at end of
period):
  Working capital...............      $    415,309 $  (177,485) $   684,094   $  102,950   $   98,497    $ (148,036)    $1,019,581
  Property, plant and equipment,net..    5,216,715   5,682,168    6,625,119    8,428,010    9,503,863     8,930,039      8,853,214
  Total assets..................         6,864,873   6,579,921    8,335,517    9,425,990   10,481,714     9,640,094     11,143,579
  Long-term debt................         1,063,749     775,692    1,655,367    1,379,963    2,147,585     1,147,583      1,915,880
  Shareholders' equity..........         4,061,607   4,314,854    5,019,709    6,051,860    6,373,131     6,417,776      6,755,271

     Managements Discussion and Analysis of Financial Condition and Results of Operations

     At September 30, 1999, Questa had current assets of $2,290,000 compared to current liabilities of $1,270,000 resulting in positive working capital of $1,020,000. As of September 30, 1999, the total outstanding bank loan balance was $2,200,000 compared to $2,425,000 as of December 31, 1998. In December 1998, Questa increased its term loan with the bank, increasing the balance by $1,075,000. With the current line of credit of $1,000,000 and cash flows from operations Questa is in a positive position for future drilling and acquisitions. Working capital will continue to fluctuate during the year as Questa wells are drilled, completed and connected to a sales outlet.

     Average oil prices received during the first nine months of 1999 were higher than during the same period in 1998. Average natural gas prices received during the first nine months of 1999 were lower than during the same period in 1998. The average oil price received by Questa during the first nine months of 1999 was $14.04 per barrel which was a $.90 per barrel increase when compared to 1998. Average natural gas prices decreased to $2.02 per Mcf, a $.31 per Mcf drop when compared to 1998. Oil prices within the industry remain largely dependent upon world markets for crude oil. Prices for natural gas are influenced by weather conditions and supply imbalances. Natural gas comprises approximately 81% of the Questa's revenues. A large drop in the natural gas prices will have a significant effect on Questa's earning potential. Such decreases, if sustained, will adversely effect Questa's cash flow in future quarters.

     Questa has a line of credit and a term loan with a local bank. The aggregate borrowings of the loans are $3,500,000 ($2,500,000 term loan and $1,000,000 line of credit). Interest on the loans is at New York banks prime rate. At September 30, 1999 Questa's balance on the term loan was $2,020,000 and zero had been borrowed on the line of credit. Certain of Questa's interest in oil and gas properties secure the loan. Questa also has two automobile loans with the bank aggregating $25,648.36. The loans are for 60 months at an interest rate of 7.5% and 7.75%, with final payment due September, 2002.

     During the first nine months of 1999 Questa participated in the drilling of ten wells; two dry holes and eight producing gas wells. Questa's working interest in the ten wells range from .5% to 43% with Questa acting as operator on three of the wells and being an outside joint owner in the other seven. All of the new wells drilled are on line and will provide additional net cash flow. Questa is currently participating in the drilling three wells and anticipates participating in the drilling of two more wells before the end of the year.

     Expenditures for drilling during the first nine months of 1999 were $612,000 and $70,000 written off as dry hole expense. Additional drilling is projected for the last quarter of 1999. Questa's exploration budget for 1999 was $1,500,000 with an additional $500,000 slated for acquisitions. Questa's management feels the continued upswing in oil and gas prices will open new prospects for drilling. Questa wrote off $225,000 relating to an acreage acquisition made in 1998 in Kiowa and Caddo County, Oklahoma. Questa participated in the drilling of three wells in this area with two successful wells. Questa will be participating in another well in this area and anticipates a successful gas well.

     Questa's information system and equipment is Year 2000 compliant and the associated costs had no material adverse effect on Questa's financial condition. Questa cannot currently determine the impact of Year 2000 compliance on the part third party suppliers and customers will have on Questa's Year 2000 exposure, but it intends to continue to evaluate their Year 2000 compliance and develop contingency plans if deemed necessary as a result of its evaluation. As of the date of this document, Questa has not experienced any business disruptions as a result of the changeover to Year 2000.

     In the fourth quarter of 1998, Questa's board of directors authorized Questa to purchase up to 30,000 shares of its outstanding common stock on the open market. Questa will periodically make these purchases, based upon terms determined by management. If the maximum number of shares is purchased, it will represent 4% of the public float of Questa's common stock.

Results of Operations

Nine Months 1999 compared to nine months 1998

     Oil and gas sales during the first nine moths of 1999 increased from $2,728,000 to $2,944,000 over the comparable period last year as the result of higher oil and gas production (oil production increased by 12% and gas production increased by 19%). Oil prices increased by 7% and gas prices decreased by 13%.

     The lease operating expenses for the first nine months increased from $764,000 to $782,000 over the same period last year. This increase is the result of the increase in the number of producing wells and workovers of existing wells. Dry hole expense increased $250,000 in 1999. Increases in depletion, depreciation, and amortization from $905,000 to $945,000 are due to the increase in oil and gas production. Changes in Questa's general and administrative expenses was due to no bonuses being paid in 1999

     Interest income decreased due to smaller cash balances in the bank accounts the first six months of 1999, but larger balances the last half of 1999 should be expected. Interest expenses increased due to the renegotiated term loan in December, 1998. Questa sold its interest in a producing property resulting in a gain of $47,000 in September, 1999, offset by various miscellaneous expenditures.

     Net income for the first nine month period of 1999 was lower when compared with 1998 due primarily to the write off of leasehold acreage. First nine months net income for 1999 was $382,428 and $424,137 for 1998.

1998 Compared to 1997

     Oil and gas sales during the year 1998 decreased from $4,004,000 in 1997 to $3,272,000 as the result of lower oil and gas prices (oil prices have dropped 35% and gas prices dropped 21%).

     Lease operating expenses for the year decreased from $1,160,000 to $1,112,000. This decrease is the result of lower severance taxes due to lower sale prices. Dry hole expense increased $197,000 in 1998, from $65,000 to $262,000. Increases in depletion, depreciation, and amortization from $821,000 to $1,189,000 are due to reductions in Questa's reserves, as a direct result of lower oil and gas prices. Changes in Questa's general and administrative expenses were due to salary increases, expenses associated with two shareholder meetings, and the hiring of a contract exploration analyst.

     Interest income decreased due to smaller cash balances in the bank accounts. Interest expenses decreased due to the lower principal balance on the term loan, prior to the new negotiated term loan dated December 15, 1998. Miscellaneous income came from the settlement of outstanding payables and other non-oil and gas related items.

     Questa had a fourth quarter net loss of $23,000. Fourth quarter revenues were $893,000, operating expenses were $986,000 and income tax provision was adjusted to ($70,000). Oil and gas prices in the fourth quarter were down 10% from the first three quarters of 1998.

1997 Compared to 1996

     Oil and gas sales for 1997 increased from $3,276,000 in 1996 to $4,004,000. This increase was due to steady gas prices and increases in production volumes. Questa's average gas price increased by 17% in 1997 and gas volumes increased by 10%. Questa' income from drilling partnerships increased in 1997 by 228% (from $49,000 in 1996 to $163,000 in 1997).

     Production costs increased from $1,003,000 to $1,161,000, primarily as a result of acquisitions made in late 1996 and in 1997. Production tax expense increased due to the increase in product sales volume and prices. General and administrative expenses increased due to increases in bonuses, salaries, office rent, and related employee expenses. Interest expense increased slightly due to higher borrowing base.

     Net income for 1997 increased due to the increases in sales volumes and gas prices, the increase in drilling partnership income and a decrease in dry hole expenses. Questa also had a positive unusual item in 1997 of $40,000.

                      PRINCIPAL SHAREHOLDERS OF QUESTA .

     The following table sets forth certain information concerning the number of shares of Questa common stock owned beneficially, as of December 15, 1999, by
(i) each person known to Questa to own more than 5% of the outstanding shares of Questa common stock, (ii) each director of Questa, (iii) Questa's chief executive officer and each executive officer of Questa whose compensation in 1998 exceeded $100,000, and (iv) all directors and executive officers of Questa as a group. No shares of any other class of equity securities are outstanding.

                                                    Number of Shares                  Percent of Total
                                                    ----------------                  ----------------
Warren L. Meeks.................................         590,814 (1)                        30.9%
   Alan W. Meeks................................         468,450 (2)                        24.5%
   Lowell C. Sund...............................          33,500                             1.8%
   Bruce L. Sturdevant..........................          20,400                             1.1%
   S. Alex Sund.................................             600                            0.03%
   All directors and officers as a group (6 persons)   1,119,630 (1)(2)                    58.53%
   ----------------------------

(1) Includes 286,000 shares owned by the Warren and Faith UniTrust, dated September 10, 1999, and 26,114 shares owned by American Petro Management, Inc. for which Warren L. Meeks is deemed the beneficial owner.

(2) Includes 28,450 shares owned by the minor children of Alan W. Meeks.

                                 LEGAL MATTERS

     The validity of the shares of common stock to be issued to Questa's shareholders pursuant to the merger and the federal income tax consequences related to the merger will be passed upon by Conner & Winters, A Professional Corporation, Tulsa, Oklahoma.

                                    EXPERTS

     The estimated reserve evaluations and related calculations of Ryder Scott Company, petroleum engineers, with respect to the oil and gas reserves of Unit incorporated by reference in this document, have been incorporated in reliance upon the authority of said firm as experts in petroleum engineering.

     The estimated reserve evaluations and related calculations of Lee Keeling and Associates, petroleum engineers, with respect to the oil and gas reserves of Questa included or incorporated by reference in this document, have been incorporated in reliance upon the authority of said firm as experts in petroleum engineering.

                            INDEPENDENT ACCOUNTANTS

     The consolidated financial statements of Unit as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, incorporated in this document by reference to the Annual Report on Form 10-K of Unit for the year ended December 31, 1998, have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. With respect to Unit's unaudited consolidated financial information for the three month periods ended March 31, 1998 and 1999, the six month periods ended June 30, 1998 and 1999 and the nine month periods ended September 30, 1998 and 1999, incorporated by reference in this document, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated April 24, 1999, August 9, 1999, and October 26, 1999 and incorporated herein, state that they did not audit and they do not express an opinion on that unaudited consolidated financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited consolidated financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.

     The financial statements of the Parker Division, a division of Parker Drilling Company North America, Inc., as of August 31, 1998 and for the year then ended, incorporated in this document by reference to the Form 8-K/A of Unit dated December 10, 1999, have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Questa as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1996, 1997 and 1998, included in this document have been so included in reliance on the report of Magee Rausch & Shelton LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             SHAREHOLDER PROPOSALS

     Due to the contemplated merger, Questa does not currently expect to hold another annual shareholders meeting because Questa will be a wholly-owned subsidiary of Unit following the merger. In the event the merger does not occur, Questa must have received at its principal executive offices, not later than February 1, 2000, any shareholder proposals to be included in the proxy statement to be mailed to all Questa shareholders entitled to vote at the next Questa annual shareholders meeting.

     For any shareholder proposal to be considered for inclusion in Unit's proxy statement relating to its 2000 annual meeting of shareholders, a shareholder proposal submitted pursuant to Rule 14a-8 must be received by Unit at its principal offices, 1000 Kensington Tower I, 7130 South Lewis, Tulsa, Oklahoma 74136, addressed to the Secretary of the Company, no later than November 25, 1999. Any shareholder who intends to present a proposal at the 2000 annual meeting of stockholders and has not sought inclusion of the proposal in Unit's proxy statement pursuant to Rule 14a-8, must provide Unit with notice of such proposal no later than February 8, 2000.

                                 OTHER MATTERS

     As of the date of this document, the Questa board knows of no matters that will be presented for consideration at the special meeting other than as described in this document. If any other matters shall properly come before either the special meeting or any adjournments or postponements thereof and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the Questa board.

                            WHERE YOU CAN FIND MORE
                                  INFORMATION

     Unit and Questa file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that the companies file with the SEC at the SEC's public reference rooms located at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549; at regional offices of the SEC at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and at 7 World Trade Center, New York, New York 10048. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These filings are also available to the public from the SEC's Internet web site at http://www.sec.gov. Information concerning Unit may also be inspected at the New York Stock Exchange offices located at 20 Broad Street, New York, New York 10005.

     Unit has filed a registration statement on Form S-4 with the SEC relating to the shares of Unit common stock that Unit will issue in the merger. This document does not contain all the information appearing in Unit's registration statement. You may obtain the additional information in the registration statement from the SEC in any of the ways noted in the first paragraph. Descriptions of the contents of contracts or other documents found in this document are not necessarily complete and such descriptions are qualified by reference to the copy of the contract or other document filed as an exhibit to Unit's registration statement. If you would like more information, please read the copies of the contracts and documents filed as exhibits to the registration statement.

     You should rely only on the information contained or incorporated by reference into this document. Questa has supplied the information relating to it and Unit has supplied the information relating to it. Neither Questa nor Unit has authorized anyone to provide you with information that is different from what is contained in this document. You should not assume that the information contained in this document is accurate as of any date other than such date as this document indicates.

     The SEC allows Questa and Unit to "incorporate by reference" into this document the information that each of us files with them, which means that Questa and Unit can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this document and information that either of us files later with the SEC will automatically update and supersede the information in this document. This document incorporates by reference the documents set forth below that Questa and Unit have previously filed with the SEC .


                                     UNIT
                                     ----
                                                           Period or
                                                           Date Filed
                                                           ----------
Commission Filings (File No. 1-9260)
-----------------------------------

Annual Report on Form 10-K..................    Year ended December 31, 1998
Quarterly Report on Form 10-Q...............    Quarter ended March 31, 1999
Quarterly Report on Form 10-Q...............    Quarter ended June 30, 1999
Quarterly Report on Form 10-Q...............    Quarter ended September 30, 1999
Current Report on Form 8-K..................    September 27, 1999
Current Report on Form 8-K..................    October 12, 1999
Current Report on Form 8-K/A................    December 10, 1999
Current Report on Form 8-K..................    December 15, 1999


                                    QUESTA
                                    ------
                                                           Period or
                                                           Date Filed
                                                           ----------
Commission Filings (File No. 0-9965_)
------------------------------------

Annual Report on Form 10-K..................    Year ended December 31, 1998
Quarterly Report on Form 10-Q...............    Quarter ended March 31, 1999
Quarterly Report on Form 10-Q...............    Quarter ended June 30, 1999
Quarterly Report on Form 10-Q...............    Quarter ended September 30, 1999



     All documents filed by Unit and Questa under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this document and before the date of the special meeting of Questa shareholders will be deemed to be incorporated by reference into this document.

   The documents of Unit that are incorporated by reference are available, without charge, upon oral or written request to Mark E. Schell , Corporate Secretary, Unit Corporation, 7130 South Lewis, Tulsa, Oklahoma 74136; telephone number (918) 493-7700. Exhibits to such documents are not available unless such exhibits are specifically incorporated by reference into this document. In order to ensure timely delivery of the documents before the Questa special meeting, you should make a request by March 7, 2000.

   The documents of Questa that are incorporated by reference are available, without charge, upon oral or written request to Lowell C. Sund, Corporate Secretary, Questa Oil & Gas Co., 7030 South Yale Ave, Suite 700, Tulsa, Oklahoma 74136; telephone number (918) 494-6055. Exhibits to such documents are not available unless such exhibits are specifically incorporated by reference into this document. In order to ensure timely delivery of the documents before the Questa special meeting, you should make a request by March 7, 2000.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                              ----
UNIT CORPORATION

      Unaudited Pro Forma Consolidated Condensed
         Balance Sheet as of September 30, 1999...............................................................F-2
      Unaudited Pro Forma Consolidated Condensed Statement
         of Operations for the Year Ended December 31, 1996...................................................F-3
      Unaudited Pro Forma Consolidated Condensed Statement
         of Operations for the Year Ended December 31, 1997...................................................F-4
      Unaudited Pro Forma Consolidated Condensed Statement
         of Operations for the Year Ended December 31, 1998...................................................F-5
      Unaudited Pro Forma Consolidated Condensed Statement of
         Operations for the Nine Months Ended September 30, 1999..............................................F-6
      Notes to Unaudited Pro Forma Consolidated Condensed
         Financial Statements.................................................................................F-7

QUESTA OIL & GAS CO.

      Independent Auditors' Report............................................................................F-9
      Balance Sheets at December 31, 1997 and 1998............................................................F-10
      Statement of Operations for the years ended
         December 31, 1996, 1997 and 1998.....................................................................F-11
      Statement of Changes in Stockholders' Equity for the
         period from January 1, 1996 through December 31, 1998................................................F-13
      Statement of Cash Flows for the years ended
         December 31, 1996, 1997 and 1998.....................................................................F-14
      Notes to Financial Statements...........................................................................F-15
      Unaudited Consolidated Balance Sheet at
         December 31, 1998 and September 30, 1999.............................................................F-25
      Unaudited Consolidated Statement of Operations for
         the nine months ended September 30, 1998 and 1999....................................................F-26
      Unaudited Consolidated Statement of Cash Flows for
         the nine months ended September 30, 1998 and 1999....................................................F-27
      Notes to Unaudited Financial Statements.................................................................F-28

                               UNIT CORPORATION

        Unaudited Pro Forma Consolidated Condensed Financial Statements

     The following tables set forth unaudited pro forma consolidated condensed financial statements which are presented to reflect the pro forma effect of the merger. The unaudited pro forma consolidated condensed financial statements of operations for the year ended December 31, 1998 and the nine months ended September 30, 1999 give effect to Unit's acquisition of 13 drilling rigs from Parker Drilling Company (referred to herein as the "Parker Division"), which acquisition was completed on September 30, 1999, and to the reduction of debt from excess proceeds of an equity offering as if they had occurred on January 1, 1998. Additionally, the unaudited pro forma statements of operations for the nine months ended September 30, 1999 and the years ended December 31, 1996, 1997 and 1998 reflect the merger accounted for on the basis of a pooling of interests. The unaudited pro forma consolidated condensed balance sheet gives effect to the merger as if it had occurred on September 30, 1999. The unaudited pro forma consolidated condensed financial statements set forth below have been derived from and should be read in conjunction with the consolidated financial statements and related notes of Unit, the Parker Division and Questa filed with the SEC and incorporated by reference in this document. See "Where You Can Find More Information."

                                UNIT CORPORATION
            UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                               September 30, 1999

                                                                                                   Pro Forma
                                                                                      ----------------------------------
                                                      Unit             Questa          Adjustments            Combined
                                                  ------------      -------------     -------------         ------------
                                                                             (in thousands)
ASSETS
Current Assets:
    Cash and cash equivalents...............      $      1,863      $       1,598     $           -         $      3,461
    Accounts receivable (less allowance
       for doubtful accounts)...............            12,325                691                 -               13,016
    Prepaid expenses and other..............             5,980                  2                 -                5,982
                                                  ------------      -------------     -------------         ------------
           Total current assets.............            20,168              2,291                 -               22,459
                                                  ------------      -------------     -------------         ------------
Net Property and Equipment..................           243,893              8,853               187  (a)         252,933
                                                  ------------      -------------     -------------         ------------
Other Assets................................             6,324                  -                 -                6,324
                                                  ------------      -------------     -------------         ------------
Total Assets................................      $    270,385      $      11,144     $         187         $    281,716
                                                  ============      =============     =============         ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
    Current portion of long-term liabilities
       and debt.............................      $      1,730      $         300     $           -         $      2,030
    Accounts payable........................             8,564                838                 -                9,402
    Accrued liabilities.....................             8,755                133                 -                8,888
                                                  ------------      -------------     -------------         ------------
           Total current liabilities........            19,049              1,271                 -               20,320
                                                  ------------      -------------     -------------         ------------
Other Long-Term Liabilities.................             2,195                 67                 -                2,262
                                                  ------------      -------------     -------------         ------------
Long-Term Debt..............................            62,100              1,916                 -               64,016
                                                  ------------      -------------     -------------         ------------
Deferred Income Taxes.......................            17,945              1,135                71 9(a)          19,151
                                                  ------------      -------------     -------------         ------------
Shareholders' Equity:
    Preferred stock.........................                 -                  -                 -                    -
    Common stock............................             6,749                 27               336  (b)           7,112
    Capital in excess of par value..........           139,684              1,026              (336) (b)               -
                                                                                               (974) (c)         139,400
    Retained earnings.......................            22,663              6,676               116  (a)          29,455
    Treasury stock..........................                 -              (974)               974  (c)               -
                                                  ------------      -------------     -------------         ------------
           Total shareholders' equity.......           169,096              6,755               116              175,967
                                                  ------------      -------------     -------------         ------------
Total Liabilities and Shareholders' Equity..      $    270,385      $      11,144     $         187         $    281,716
                                                  ============      =============     =============         ============



                            See accompanying notes.

                               UNIT CORPORATION
      UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                         Year Ended December 31, 1996

                                                                                               Pro Forma
                                                                                  ----------------------------------
                                                Unit             Questa            Adjustments            Combined
                                            ------------      -------------       -------------         ------------
                                                           (in thousands, except per share amounts)
Revenues:
     Contract drilling..................    $     28,819      $           -       $           -         $     28,819
     Oil and natural gas................          43,013              3,615                   -               46,628

     Other..............................             238                163                 (97) (i)             304
                                            ------------      -------------       -------------         ------------
         Total revenues.................          72,070              3,778                 (97)              75,751
                                            ------------      -------------       -------------         ------------

Expenses:
     Contract drilling:
         Operating costs................          24,259                  -                   -               24,259
         Depreciation...................           2,944                  -                   -                2,944
     Oil and natural gas:
         Operating costs................          13,409              1,402                (400) (j)          14,411
         Depreciation, depletion and
           amortization.................          10,807                561                  55  (k)          11,423
     General and administrative.........           4,122                600                 (83) (j)           4,639
     Interest...........................           3,162                139                   -                3,301
                                            ------------      -------------       -------------         ------------
         Total expenses.................          58,703              2,702                (428)              60,977
                                            ------------      -------------       -------------         ------------

Income Before Income Taxes..............          13,367              1,076                 331               14,774
                                            ------------      -------------       -------------         ------------
Income Tax Expense:
     Current............................               4                 45                   -                   49


     Deferred...........................           5,030                210                 126  (g)           5,366
                                            ------------      -------------       -------------         ------------

         Total income taxes.............           5,034                255                 126                5,415
                                            ------------      -------------       -------------         ------------

Net Income..............................    $      8,333      $         821       $         205         $      9,359
                                            ============      =============       =============         ============

Net Income Per Common
   Share:
     Basic..............................    $       0.37      $        0.42                             $       0.38
                                            ============      =============       =============         ============
     Diluted............................    $       0.37      $        0.42                             $       0.38
                                            ============      =============       =============         ============

Weighted Shares Outstanding:
     Basic..............................          22,463              1,977                 (99) (l)          24,341
                                            ============      =============                             ============
     Diluted............................          22,765              1,977                 (99) (l)          24,643
                                            ============      =============                             ============



                            See accompanying notes.

                               UNIT CORPORATION
      UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                         Year Ended December 31, 1997

                                                                                               Pro Forma
                                                                                  ----------------------------------
                                                Unit             Questa            Adjustments            Combined
                                           ------------      -------------        -------------         ------------
                                                             (in thousands, except per share amounts)
Revenues:
     Contract drilling..................   $     46,199      $           -        $           -         $     46,199
     Oil and natural gas................         45,581              4,358                    -               49,939

     Other..............................             84                264                   (8) (i)             340
                                           ------------      -------------        -------------         ------------
         Total revenues.................         91,864              4,622                   (8)              96,478
                                           ------------      -------------        -------------         ------------

Expenses:
     Contract drilling:
         Operating costs................         36,419                  -                    -               36,419
         Depreciation...................          4,216                  -                    -                4,216
     Oil and natural gas:
         Operating costs................         13,201              1,226                  (65) (j)          14,362
         Depreciation,
           depletion and
           amortization.................         12,625                822                   50  (k)          13,497
     General and administrative.........          4,621                705                  (95) (j)           5,231

     Interest...........................          2,921                158                    -                3,079
                                           ------------      -------------        -------------         ------------
         Total expenses.................         74,003              2,911                 (110)              76,804
                                           ------------      -------------        -------------         ------------

Income Before Income Taxes..............         17,861              1,711                  102               19,674
                                           ------------      -------------        -------------         ------------
Income Tax Expense (Benefit):
     Current............................            118                 95                    1  (g)             214


     Deferred...........................          6,619                465                   38  (g)           7,122
                                           ------------      -------------        -------------         ------------


         Total income taxes.............          6,737                560                   39                7,336
                                           ------------      -------------        -------------         ------------

Net Income..............................   $     11,124      $       1,151        $          63         $     12,338
                                           ============      =============        =============         ============

Net Income Per Common
   Share:
     Basic..............................   $       0.46      $        0.59                              $       0.47
                                           ============      =============                              ============

     Diluted............................   $       0.45      $        0.59                              $       0.46
                                           ============      =============                              ============


Weighted Shares Outstanding:
     Basic..............................         24,327              1,955                  (97) (l)          26,185
                                           ============      =============                              ============

     Diluted............................         24,707              1,955                  (97) (l)          26,565
                                           ============      =============                              ============



                            See accompanying notes.

                               UNIT CORPORATION
      UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                         Year Ended December 31, 1998

                                                Parker             Pro Forma                                      Pro Forma
                                                           ------------------------                       ------------------------
                                      Unit     Division    Adjustments     Combined       Questa          Adjustments     Combined
                                      ----     --------    -----------     --------       ------          -----------     --------
                                                               (in thousands, except per share amounts)
Revenues:
     Contract drilling...........   $53,528    $32,637     $       -       $ 86,165       $      -         $      -       $ 86,165
     Oil and natural gas.........    39,703          -             -         39,703          3,643                -         43,346
     Other.......................       106        350             -            456            294                -            750
                                    -------    -------     ---------       --------       --------         --------       --------
         Total revenues..........    93,337     32,987             -        126,324          3,937                -        130,261
                                    -------    -------     ---------       --------       --------         --------       --------
Expenses:
     Contract drilling:
         Operating costs.........    43,729     24,926             -         68,655              -                -         68,655
         Depreciation............     5,766      3,005           248  (d)     9,019              -                -          9,019
     Oil and natural gas:
         Operating costs.........    14,328          -             -         14,328          1,374             (262) (j)    15,440
         Depreciation, depletion
            and amortization.....    16,069          -             -         16,069          1,190            2,319  (k)    19,578
     General and administrative..     4,891      5,496        (5,496) (e)
                                                                  50  (e)     4,941            762             (110) (j)     5,593
     Interest....................     4,815          -          (730) (f)     4,085            135                -          4,220
                                    -------    -------     ---------       --------       --------         --------       --------
         Total expenses..........    89,598     33,427        (5,928)       117,097          3,461            1,947        122,505
                                    -------    -------     ---------       --------       --------         --------       --------

Income (Loss) Before Income
   Taxes.........................     3,739       (440)        5,928          9,227            476           (1,947)         7,756
                                    -------    -------     ---------       --------       --------         --------       --------
Income Tax Expense (Benefit):
     Current.....................       139       (167)          361  (g)       333             75              (69)           339

     Deferred....................     1,354          -         1,891  (g)     3,245              -             (671) (g)     2,574
                                    -------    -------     ---------       --------       --------         --------       --------

         Total income taxes
           (benefit).............     1,493       (167)        2,252          3,578             75             (740)         2,913
                                    -------    -------     ---------       --------       --------         --------       --------
Net Income (Loss)................   $ 2,246      ($273)    $   3,676       $  5,649       $    401          ($1,207)      $  4,843
                                    =======    =======     =========       ========       ========         ========       ========
Net Income Per Common Share:
     Basic.......................   $  0.09                                $   0.17       $   0.21                        $   0.14
                                    =======                                ========       ========                        ========
     Diluted.....................   $  0.09                                $   0.17       $   0.21                        $   0.14
                                    =======                                ========       ========                        ========

Weighted Shares Outstanding:
     Basic.......................    25,544                    8,000  (h)    33,544          1,922              (96) (l)    35,370
                                    =======                                ========       ========                        ========
     Diluted.....................    25,884                    8,000  (h)    33,884          1,922              (96) (l)    35,710
                                    =======                                ========       ========                        ========

                            See accompanying notes.

                               UNIT CORPORATION
      UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                     Nine Months Ended September 30, 1999

                                                Parker             Pro Forma                                      Pro Forma
                                                           ------------------------                       ------------------------
                                      Unit     Division    Adjustments     Combined       Questa          Adjustments     Combined
                                      ----     --------    -----------     --------       ------          -----------     --------
                                                               (in thousands, except per share amounts)
Revenues:
    Contract drilling............   $32,919    $14,400     $       -       $ 47,319       $      -        $       -       $ 47,319
    Oil and natural gas..........    28,454          -             -         28,454          3,216                -         31,670
    Other........................       416        493             -            909             81              (45) (i)       945
                                    -------    -------     ---------       --------       --------        ---------       --------
          Total revenues.........    61,789     14,893             -         76,682          3,297              (45)        79,934
                                    -------    -------     ---------       --------       --------        ---------       --------

Expenses:
    Contract drilling:
       Operating costs...........    29,918     11,581             -         41,499              -                -         41,499
       Depreciation..............     4,294      1,973          (382) (d)     5,885              -                -          5,885
    Oil and natural gas:
       Operating costs...........    10,249          -             -         10,249          1,143                -  (j)    11,392
       Depreciation, depletion
          and amortization.......    11,978          -             -         11,978            945             (258) (k)    12,665
    General and administrative...     3,654      4,463        (4,463) (e)                      557              (89) (j)
                                                                  38  (e)     3,692                                          4,160
    Interest.....................     3,801          -          (522) (f)     3,279            140                -          3,419
                                    -------    -------     ---------       --------       --------        ---------       --------
          Total expenses.........    63,894     18,017        (5,329)        76,582          2,785             (347)        79,020
                                    -------    -------     ---------       --------       --------        ---------       --------

Income (Loss) Before Income
   Taxes.........................    (2,105)    (3,124)        5,329            100            512              302            914
                                    -------    -------     ---------       --------       --------        ---------       --------
Income Tax Expense (Benefit):
    Current......................       (11)         -            34 (g)         23             10                2  (g)        35
    Deferred.....................      (636)    (1,187)        1,991 (g)        168            120              113  (g)       401
                                    -------    -------     ---------       --------       --------        ---------       --------
          Total income tax
            (benefit)............      (647)    (1,187)        2,025            191            130              115            436
                                    -------    -------     ---------       --------       --------        ---------       --------

Net Income (Loss)................   ($1,458)   ($1,937)    $   3,304           ($91)      $    382        $     187       $    478
                                    =======    =======     =========       ========       ========        =========       ========

Net Income (Loss) Per Common
  Share:
    Basic........................    ($0.06)                               $      -       $   0.20                        $   0.01
                                    =======                                ========       ========                        ========
    Diluted......................    ($0.06)                               $      -       $   0.20                        $   0.01
                                    =======                                ========       ========                        ========

Weighted Shares Outstanding:
    Basic .......................    25,790                    8,000 (h)     33,790          1,913              (96) (l)    35,607
                                    =======                                ========       ========
    Diluted......................    25,790                    8,000 (h)     33,790          1,913              (96) (l)
                                    =======                                ========       ========
                                                                                                                271  (m)    35,878
                                                                                                                          ========

                            See accompanying notes.

                               UNIT CORPORATION
   Notes To Unaudited Pro Forma Consolidated Condensed Financial Statements

1.   THE ACQUISITION

     On September 30, 1999, Unit completed the acquisition of 13 land contract drilling rigs and related equipment (the "Parker Acquisition") from Parker Drilling Company and Parker Drilling Company North America, Inc. (the "Sellers"). Under the terms of the Parker Acquisition, the Sellers received 1,000,000 shares of Unit's common stock valued at $8,138,000 and $40,000,000 in cash. The cash portion of the consideration paid was funded through an offering of 7,000,000 shares of Unit's common stock which closed on September 29, 1999. The net proceeds received by Unit from the offering were $50,435,000.

2.   THE MERGER

     On December 10, 1999, Unit announced that it had entered into a definitive agreement and plan of merger with Questa. The merger agreement provides, subject to certain conditions set forth therein, that a wholly owned subsidiary of Unit will be merged (the "merger") with and into Questa, with Questa continuing as the surviving corporation and a wholly owned subsidiary of Unit. At the effective time of the merger, each share of common stock, par value $.001, of Questa issued and outstanding (excluding any treasury shares held by Questa), at the effective time of the merger, will be converted into .95 shares of common stock, par value $.20 per share, of Unit.

3.   BASIS OF PRESENTATION

     The accompanying unaudited pro forma consolidated condensed financial statements are presented to reflect the equity offering and the consummation of the Parker Acquisition and the merger with Questa. The unaudited pro forma consolidated condensed balance sheet as of September 30, 1999, is presented as if the Questa merger, accounted for as a pooling of interests, occurred as of that date. The unaudited pro forma consolidated condensed statements of operations are presented as if the Parker Acquisition and the merger occurred on January 1, 1998, which results may not be indicative of the results that would have occurred if the acquisition had been effective on the dates indicated or of the results that may be obtained in the future. The accompanying pro forma financial statements should be read in conjunction with the historical financial statements and notes to financial statements of Unit, the Parker Division and Questa.

4.   PRO FORMA ADJUSTMENTS

     The accompanying unaudited pro forma consolidated condensed financial statements include the following adjustments:

     (a) Adjustment to change Questa from the successful efforts method of accounting for oil and natural gas properties to the full cost method of accounting utilized by Unit.

     (b) Adjustments to convert 1,912,894 shares of Questa common stock to 1,817,249 shares of Unit common stock at a par value of $0.20 using a conversion factor of .95 Unit shares for each Questa share.

     (c) Adjustment to eliminate the treasury shares owned by Questa at the time of the merger.

     (d) Adjustment provides depreciation expense computed on the $48,138,000 purchase price of the acquired assets. Depreciation and amortization of drilling equipment was calculated using the units-of-production method based on a useful life of 15 years for the acquired rigs, including a minimum provision of 20% of the active rate when the equipment is idle. Depreciation for drill pipe and drill collars was calculated using the composite method which calculates depreciation by footage actually drilled compared to total estimated remaining footage. Depreciation of other property and equipment was computed using the straight-line method over the estimated useful lives of the assets ranging from 3 to 10 years.

     (e) Historical general and administrative expense from the Parker Division was reversed since they represent allocated corporate overhead from the parent company and such costs will not be incurred by Unit. Unit's general and administrative expense will increase by approximately $50,000 annually due to the additional expense associated with the increase in office employees required to account for the acquired rigs.

     (f) The adjustment to interest expense represents reduced interest on $10.4 million of long-term debt paid from proceeds from the equity offering. The average interest rate paid by Unit on bank debt in 1998 and the first nine months of 1999 was 7.0 and 6.4%, respectively.

     (g) The adjustment to income tax expense represents the increase in taxes associated with the combined pro forma results of operations based on the statutory (federal and state) tax rate.

     (h) Adjustments to the number of common shares outstanding represent the issuance of 7,000,000 shares of common stock from the equity offering to finance the cash portion of the Parker Acquisition and the issuance of 1,000,000 shares of common stock to the sellers for the stock portion of the Parker Acquisition.

     (i) The adjustment removes the gain on sale of oil and natural gas properties recorded by Questa under the successful efforts method of accounting to reflect the change to the full cost method of accounting for oil and natural gas properties utilized by Unit.

     (j) The adjustment capitalizes exploration costs and geological and geophysical costs that were previously expensed by Questa under the successful efforts method of accounting.

     (k) The adjustment records the amortization of the Questa oil and natural gas properties under the full cost method of accounting using a composite units-of-production method based on proved oil and natural gas reserves. The December 31, 1998 adjustment also includes a $2,623,000 write down of oil and natural gas properties resulting from the application of full cost accounting. At September 30, 1998, the unamortized cost of the oil and natural gas properties of Questa being amortized after converting to the full cost method of accounting exceeded the full cost ceiling, as defined by the SEC.

     (l) The adjustment converts the weighted average shares outstanding of Questa common stock to shares of Unit common stock using a conversion factor of .95 Unit shares for each Questa share.

     (m) Represents the effect of Unit's stock options which are dilutive based on the pro forma combined results.

To the Board of Directors and Stockholders
Questa Oil and Gas Co.
Tulsa, Oklahoma

                         INDEPENDENT AUDITORS' REPORT

We have audited the accompanying balance sheets of Questa Oil and Gas Co. as of December 31, 1998 and 1997 and the related statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of Questa Oil and Gas Co. management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Questa Oil and Gas Co. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


Magee Rausch & Shelton, LLP

March 22, 1999

                            QUESTA OIL AND GAS CO.

                                BALANCE SHEETS

                                                                                           DECEMBER 31,
                                                                                    --------------------------
                                                                                       1997           1998
                                                                                    -----------    -----------
                                              ASSETS
CURRENT ASSETS:
Cash and cash equivalents                                                           $   490,388    $   241,511
Accounts receivable:
       Joint interest owners                                                            167,922        449,235
       Oil and gas revenues                                                             302,097        249,792
       Other                                                                             17,285         27,513
Equipment inventory                                                                      16,793          9,499
Other current assets                                                                      3,495            301
                                                                                    -----------    -----------
         Total current assets                                                           997,980        977,851
                                                                                    -----------    -----------

PROPERTY AND EQUIPMENT, at cost:
Furniture, fixtures and automobiles                                                     149,260        149,260
Oil and gas properties, using the successful efforts method:
       Proved properties                                                             13,045,317     14,809,082
       Undeveloped properties                                                           190,326        701,742
                                                                                   ------------    -----------
                                                                                     13,384,903     15,660,084
       Less accumulated depreciation, depletion and amortization                      4,956,893      6,156,221
                                                                                    -----------    -----------
       Net property and equipment                                                     8,428,010      9,503,863
                                                                                    -----------    -----------
Total Assets                                                                        $ 9,425,990    $10,481,714
                                                                                    ===========    ===========

                              LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt                                                   $   308,504    $   307,979
Accounts payable trade and accrued expenses                                             334,093        244,992
Advances from drilling partners                                                          13,513              -
Undistributed revenue                                                                   218,066        326,383
Payable to affiliates                                                                    20,854              -
                                                                                    -----------    -----------
         Total current liabilities                                                      895,030        879,354
                                                                                    -----------    -----------
OTHER LONG-TERM LIABILITIES                                                              84,137         66,644
                                                                                    -----------    -----------
LONG-TERM DEBT, less current portion                                                  1,379,963      2,147,585
                                                                                    -----------    -----------
DEFERRED INCOME TAXES                                                                 1,015,000      1,015,000
                                                                                    -----------    -----------
STOCKHOLDERS' EQUITY:
Common stock, $.001 par value; authorized 50,000,000
   shares; 2,716,656 and 2,704,024 issued and outstanding
   in 1997 and 1998                                                                      13,583         13,517
Capital in excess of par value                                                        1,098,050      1,040,157
Retained earnings                                                                     5,892,548      6,293,881
                                                                                    -----------    -----------
                                                                                      7,004,181      7,347,555
Less treasury stock, at cost, 783,672 shares in 1997
   and 794,368 shares in 1998                                                          (952,321)      (974,424)
                                                                                    -----------    -----------
         Total stockholders' equity                                                   6,051,860      6,373,131
                                                                                    -----------    -----------
Total Liabilities and Stockholder's Equity                                          $ 9,425,990    $10,481,714
                                                                                    ===========    ===========

                See accompanying notes to financial statements.

                            QUESTA OIL AND GAS CO.

                            STATEMENT OF OPERATIONS

                                                   FOR THE YEARS ENDED DECEMBER 31,
                                                ---------------------------------------
                                                   1996           1997          1998
                                                ----------     ----------    ----------
REVENUES:
     Oil and gas sales                          $3,275,782     $4,004,137    $3,272,429
     Gas contract settlement                             -         15,596             -
     Administrative charges                        282,064        280,267       323,223
     Management fees                                57,600         57,600        47,400
     Gain (loss) on sale of assets                  97,146          8,143             -
     Interest and dividend income                   15,944         53,634        18,975
     Other                                          49,501        202,612       275,523
                                                ----------     ----------    ----------
                                                 3,778,037      4,621,989     3,937,550
                                                ----------     ----------    ----------
COSTS AND EXPENSES:
     Production costs                            1,002,622      1,160,609     1,112,026
     Dry hole and exploration                      399,618         65,096       262,038
     Depreciation, depletion and amortization      560,595        821,993     1,189,551
     General and administrative                    599,769        705,133       762,199
     Interest                                      139,070        157,817       135,403
                                                ----------     ----------    ----------
                                                 2,701,674      2,910,648     3,461,217
                                                ----------     ----------    ----------

INCOME BEFORE INCOME TAXES                       1,076,363      1,711,341       476,333
                                                ----------     ----------    ----------

PROVISION FOR INCOME TAXES:
     Current                                        45,000         95,000        75,000
     Deferred expense                              210,000        465,000             -
                                                ----------     ----------    ----------
                                                   255,000        560,000        75,000
                                                ----------     ----------    ----------

NET INCOME                                      $  821,363     $1,151,341    $  401,333
                                                ==========     ==========    ==========

                See accompanying notes to financial statements.

                            QUESTA OIL AND GAS CO.

                            STATEMENT OF OPERATIONS

                                  (Continued)

                                              FOR THE YEARS ENDED DECEMBER 31,
                                            ------------------------------------
                                               1996          1997        1998
                                            ----------    ----------  ----------
EARNINGS PER COMMON SHARE:

   Basic                                    $      .42    $      .59  $      .21
                                            ==========    ==========  ==========

   Diluted                                  $      .42    $      .59  $      .21
                                            ==========    ==========  ==========
WEIGHTED AVERAGE NUMBER OF COMMON SHARES:
   Basic                                     1,977,118     1,955,480   1,921,717
                                            ==========    ==========  ==========
   Diluted                                   1,977,118     1,955,480   1,921,717
                                            ==========    ==========  ==========

                See accompanying notes to financial statements.

                            QUESTA OIL AND GAS CO.

                 STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

         FOR THE PERIOD FROM JANUARY 1, 1996 THROUGH DECEMBER 31, 1998

                                            COMMON STOCK                                    TREASURY STOCK
                                        --------------------                              ------------------
                                                             CAPITAL IN
                                                       PAR    EXCESS OF     RETAINED
                                         SHARES       VALUE   PAR VALUE     EARNINGS      SHARES      COST
                                        ---------    -------  ----------   ----------     -------   --------
BALANCES, JAN. 1, 1996                  2,716,656    $27,166  $1,084,467   $3,919,844     715,866   $716,623

Purchase of treasury stock                      -          -           -            -      42,620    116,508

  Net income                                    -          -           -      821,363           -          -
                                        ---------    -------  ----------   ----------     -------   --------

BALANCES, DEC. 31, 1996                 2,716,656     27,166   1,084,467    4,741,207     758,486    833,131

Purchase of treasury stock                      -          -           -            -      25,186    119,190

  Net Income                                    -          -           -    1,151,341           -          -
                                        ---------    -------  ----------   ----------     -------   --------

BALANCES, DEC. 31, 1997                 2,716,656     27,166   1,084,467    5,892,548     783,672    952,321

Purchase of treasury stock                      -          -           -            -      10,696     22,103

Retirement of common stock                (12,632)      (132)    (57,827)           -           -          -

  Net Income                                    -          -           -      401,333           -          -
                                        ---------    -------  ----------   ----------     -------   --------

BALANCES, DEC. 31, 1998                 2,704,024    $27,034  $1,026,640   $6,293,881     794,368   $974,424
                                        =========    =======  ==========   ==========     =======   ========

                See accompanying notes to financial statements.

                            QUESTA OIL AND GAS CO.

                            STATEMENT OF CASH FLOWS

                                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                                        ------------   -----------  -------------
                                                                            1996           1997          1998
                                                                        ------------   -----------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Operations:
Net income                                                              $    821,363   $ 1,151,341  $     401,333
    Plus adjustments to reconcile net income
       to net cash flows from operating activities:

        Loss (gain) on sale of assets                                        (97,146)       (8,143)             -
        Depreciation, depletion and amortization                             560,595       821,993      1,189,551
        Provision for deferred income taxes, net                             210,000       465,000              -
        Changes in operating assets and liabilities:
           Receivables                                                      (187,713)       73,174       (239,236)
           Equipment inventory                                                 7,905        (1,999)         7,294
           Other current assets                                                1,424         3,838          3,194
           Accounts payable trade and accrued expenses                       159,168       (74,737)       (89,101)
           Advances from drilling partners                                    33,832       (20,319)       (13,513)
           Undistributed revenue                                              93,359       (14,364)       108,317
           Advances from affiliates                                           10,385        (8,628)       (20,854)
           Other                                                                   -       (40,000)       (17,493)
                                                                        ------------   -----------  -------------

               Net cash provided by operating activities                   1,613,172     2,347,156      1,329,492
                                                                        ------------   -----------  -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
        Purchase and development of property and
           equipment:
           Oil and gas properties                                         (1,931,678)   (2,585,570)    (2,265,404)
           Furniture, fixtures and automobiles                                (6,739)      (16,488)             -
        Proceeds from sales of property and equipment                        532,017        23,605              -
        Decrease in notes receivable                                         100,000       100,000              -
                                                                        ------------   -----------  -------------

               Net cash used in investing activities                      (1,306,400)   (2,478,453)    (2,265,404)
                                                                        ------------   -----------  -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
        Increase (decrease) in note payable - bank                          (200,000)     (300,000)       775,000
        Proceeds from borrowing                                            1,950,000        48,990              -
        Payment of debt                                                   (1,056,003)      (35,908)        (7,903)
        Purchase of treasury stock                                          (116,508)     (119,190)       (22,103)
        Purchase of common stock                                                   -             -        (57,959)
                                                                        ------------   -----------  -------------
               Net cash provided by (used in) financing
                 activities                                                  577,489      (406,108)       687,035
                                                                        ------------   -----------  -------------

NET INCREASE (DECREASE) IN CASH AND CASH
        EQUIVALENTS                                                          884,261      (537,405)      (248,877)

CASH AND CASH EQUIVALENTS, beginning of year                                 143,532     1,027,793        490,388
                                                                        ------------   -----------  -------------

CASH AND CASH EQUIVALENTS, end of year                                  $  1,027,793   $   490,388  $     241,511
                                                                        ============   ===========  =============

SUPPLEMENTAL INFORMATION:
        Cash paid during the year for interest                          $    139,070   $   157,817  $     135,403
                                                                        ============   ===========  =============

        Cash paid during the year for income taxes                      $          -   $    45,000  $     110,000
                                                                        ============   ===========  =============

                See accompanying notes to financial statements.

                            QUESTA OIL AND GAS CO.

                         NOTES TO FINANCIAL STATEMENTS


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    Operational Activities - The primary business of Questa Oil and Gas Co. ("Company") is acquiring, exploring and developing oil and gas properties. All properties owned by the Company are located in the United States.

    Inventory - Inventory is comprised primarily of used oil and gas wellhead equipment and gas production units recorded at the lower of cost or market, using the specific identification method.

    Oil and Gas Properties - The Company uses the successful efforts method of accounting for its oil and gas activities. Costs of drilling oil and gas properties are deferred until drilling and completion results are evaluated. At such time, costs of wells with economically recoverable oil and gas reserves and development dry holes are capitalized as developed oil and gas properties, and cost of unsuccessful or uneconomical wells (other than development dry holes) are expensed. Exploration costs, including geological and geophysical and cost of carrying and retaining unproved properties, are charged to operations as incurred.

    Depreciation, depletion and amortization of the Company's capitalized costs of undeveloped oil and gas properties are computed using the unit-of-production method based upon recoverable reserves as determined by Lee Keeling and Associates (independent petroleum engineers). Costs are not capitalized in an amount which exceeds estimated future undiscounted net revenues of the Company's proved reserves.

    The Company is currently the managing general partner of a total of five oil and gas limited partnerships. These partnership interests, which represent interests in producing properties, have been included in developed oil and gas properties. The Company's share of partnership revenue and expenses is in the statement of operations. As general partner, the Company makes and receives advances to the partnerships which are recorded as receivables from affiliates and advances from affiliates in the accompanying balance sheets.

    Furniture and Fixtures - Furniture and fixtures are depreciated using accelerated methods over their useful lives of five years. Maintenance and repair costs are expensed when incurred, while major improvements are capitalized. Gains or losses on retirement or replacement of furniture and fixtures are included in operations.

    Income Taxes - The Company computes income tax expenses using Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. SFAS No. 109 requires the measurement of deferred tax assets for deductible temporary differences and operating loss carry forwards and of deferred tax liabilities for taxable temporary differences. Measurement of current and deferred tax liabilities and assets is based on provisions of enacted tax law; the effects of future changes in tax laws or rates are not anticipated. Deferred tax assets primarily result from net operating loss carry forwards and unused minimum tax and tight sand gas credits and deferred tax liabilities from the recognition of depreciation, depletion and amortization in different periods for financial reporting and tax purposes.

                            QUESTA OIL AND GAS CO.

                         NOTES TO FINANCIAL STATEMENTS


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

    Concentrations of Credit Risk - The Company's primary business is exploration and development of oil and gas properties primarily in Texas and Oklahoma. The Company grants credit to outside joint interest owners who are located throughout the United States.

    Cash and Cash Equivalents - The Company defines cash and cash equivalents to be cash on hand, cash in checking accounts, certificates of deposit, cash in money market accounts and certain investments with short-term maturities.

    Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent asset and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  NOTE PAYABLE:

    The Company has a line of credit with a local bank. This line of credit allows maximum borrowing of $1,000,000, with a maturity date of June 30, 1999, bears interest at prime (7.75% at December 31, 1998), and is secured by certain of the Company's oil and gas interests. At December 31, 1998 the Company had not borrowed on the line of credit.

                            QUESTA OIL AND GAS CO.

                         NOTES TO FINANCIAL STATEMENTS


3.  LONG-TERM DEBT:

    Long-term debt consists of the following:

                                                         1997          1998
                                                     ------------   ------------
          Note payable to a local bank bearing
          interest at prime (7.75% at December 31,
          1998), payable in quarterly installments
          of $75,000, with all remaining principal
          and accrued interest due at maturity on
          June 30, 2001, secured by certain of the
          Company's oil and gas interests.           $  1,650,000   $  2,425,000

          Note payable to a local bank bearing
          interest at 7.5% per annum payable in 60
          monthly installments of $304 including
          interest, secured by automotive
          equipment.                                       14,522         11,868

          Note payable to a local bank bearing
          interest at 7.75% per annum payable in
          60 monthly installments of $539
          including interest, secured by
          automotive equipment.                            23,945         18,696
                                                     ------------   ------------
                                                        1,688,467      2,455,564
          Less current maturities                         308,504        307,979
                                                     ------------   ------------
                                                     $  1,379,963   $  2,147,585
                                                     ============   ============

    The annual principal repayment requirements are as follows:

                           1999             $   307,979
                           2000                 308,612
                           2001               1,838,973
                           2002                       -
                           2003                       -

                            QUESTA OIL AND GAS CO.

                         NOTES TO FINANCIAL STATEMENTS


4.  STOCKHOLDERS' EQUITY:

    On March 31, 1986, the stockholders of the Company and the stockholders of Trinity Oil and Gas, Inc. ("Trinity") approved an agreement whereby the Company acquired all of the outstanding common stock of Trinity in exchange for 125,361 shares of the Company's common stock (as adjusted for the stock split in 1988). The transaction was accounted for as a purchase of Trinity by the Company. The fair value of the net assets of Trinity on the purchase date was determined to be $222,532 by the Company's Board of Directors. The common stock of the Company issued to Trinity stockholders was valued at this amount. The agreement also provided that former stockholders of Trinity would receive an additional 12,000 shares of the Company's common stock (as adjusted for the stock split in 1988) when and if net production from certain Trinity properties reaches a specific level. This level was not reached as of December 31, 1998.

    During 1998, the Company consummated a one for ten reverse stock split and a twenty for one stock split. All share and per share information has been restated to retroactively show the effect of this stock split. Weighted average shares outstanding used in the calculation of earnings per share were 1,977,118, 1,955,480 and 1,921,717 for the periods December 31, 1996,
    1997, and 1998, respectively.


5.  NET EARNINGS PER SHARE:

    Basic net earnings per share are computed by dividing net income by the weighted average number of shares of common stock during the period.

    For diluted net earnings per share, the weighted average number of shares includes common stock and all potential common shares, if any.


6.  EMPLOYEE RETIREMENT PLAN:

    During 1992, by action of the Board of Directors, the Company adopted a defined contribution profit sharing plan with a 401(k) provision effective August 1, 1992. The plan calls for discretionary contribution to be made by the employer. The plan also allows elective deferrals by plan participants of up to 10% of their annual salary. These elective deferrals are being matched with Company contributions of up to 6% of each participant's compensation. Contributions to this plan and plan expenses totaled approximately $30,000, $31,000, and $31,000 for 1996, 1997, and 1998.


7.  ADMINISTRATIVE CHARGES AND MANAGEMENT FEES:

    Administrative charges represent amounts charged to joint interest owners for services performed in administering joint operations. Amounts charged to related partnerships for the years ended December 31, 1996, 1997, and 1998 were $40,300, $45,100, and $43,200, respectively. Management fees are amounts charged to limited partnerships for services performed by the Company as managing general partner.

                            QUESTA OIL AND GAS CO.

                         NOTES TO FINANCIAL STATEMENTS


8.  INCOME TAXES:

    The net deferred tax liability in the accompanying balance sheet includes the following amounts of deferred tax assets and liabilities:

                                                   1996           1997             1998
                                              --------------  --------------  --------------
           Deferred tax assets                 $    404,600    $     50,000    $     50,000
           Valuation allowance                            -               -               -
                                              --------------  --------------  --------------
                Net deferred tax asset              404,600          50,000          50,000
                                              --------------  --------------  --------------
           Deferred tax liability                   954,600       1,065,000       1,065,000
                                              --------------  --------------  --------------
                Net deferred tax liability      $   550,000    $  1,015,000    $  1,015,000
                                              ==============  ==============  ==============

    The deferred tax liability results primarily from deducting intangible drilling costs for tax purposes. The deferred tax asset results from net operating loss carry forwards and alternative minimum tax credit carry forwards. The components of income tax expense related to continuing operations are as follows:

                                                   1996            1997            1998
                                              --------------  --------------  --------------
           Federal
                   Current                     $     45,000    $     95,000    $     75,000
                   Deferred                         210,000         465,000               -
                                              --------------  --------------  --------------
           Total                               $    255,000    $    560,000    $     75,000
                                              ==============  ==============  ==============


    The Company's income tax expense differed from the statutory federal rate of 34% as follows:

                                                            1996           1997             1998
                                                       --------------  -------------   --------------
           Statutory rate applied to earnings
             before income taxes                        $    366,000    $   582,000     $    161,000
           Increase (decrease) in income taxes
             resulting from:
               Note receivable recovery                            -         14,000                -
               Deduction of intangible drilling
                 costs                                      (100,000)      (177,000)               -
               Use of tight sands tax credit                 (11,000)       (20,000)         (40,000)
               Other                                               -        161,000          (46,000)
                                                       --------------  -------------   --------------
                 Income tax expense                     $    255,000    $   560,000     $     75,000
                                                       ==============  =============   ==============

9.  MAJOR CUSTOMERS:

    Oil and gas purchasers, individually, accounted for more than 10% of the total revenues in each of the three years as follows:

            Purchaser        1996           1997           1998
          -------------  -------------  -------------  -------------
                A             17%            15%            *
                B             10%            12%            *
                C             37%            36%           34%
                D              *              *            11%

    *    Revenue from this purchaser less than 10%

                            QUESTA OIL AND GAS CO.

                         NOTES TO FINANCIAL STATEMENTS


10. COMMITMENTS AND CONTINGENCY:

    The Company is obligated under operating leases for rental of its office facilities during future years ending December 31 as follows:

                         1999           $   27,050


    Rent expense for the years ended December 31, 1996, 1997, and 1998 was $15,228, $25,483, and $26,975, respectively.


11. FINANCIAL INSTRUMENTS:

    The Company's financial instruments subject to credit risk include accounts receivable and cash on deposit at various banks.


12. NOTES RECEIVABLE:

    In January of 1994, the Company made loans totaling $450,000 to an accounts receivable factoring company. The accounts receivable factoring company is not a related party. The loans are generally unsecured.

    In July of 1996 the Company restructured these loans. The note bears interest at 9% per annum, called for principal payments of $130,000 in 1996 and monthly payments in 1997 of $20,000 per month, with a balloon payment of $30,000 due in December 1997. This loan continues to be unsecured. The Company collected $40,000 relating to this note in 1997.

    Based on the financial status of the factoring company and other factors, the Company has decided not to record accrued interest on the note and to reserve the $150,000 outstanding balance as of December 31, 1998. The balance is reported as follows:

                                         1996            1997          1998
                                    ------------    ------------    ------------
           Notes receivable          $  290,000      $  150,000      $  150,000
           Less reserve                 190,000         150,000         150,000
                                    ------------    ------------    ------------
                                     $  100,000      $        -      $        -
                                    ============    ============    ============
           Short term                $  100,000      $        -      $        -
                                    ============    ============    ============
           Long term                 $        -      $        -      $        -
                                    ============    ============    ============

13. GAS CONTRACT SETTLEMENT:

    During 1997, the Company recognized income of $15,596 relating to a gas contract settlement received in a prior year.

14. RELATED PARTY TRANSACTIONS:

    During 1997, the Company purchased certain oil and gas properties from the Vice President/Director of the Company. The purchase price was $10,000.

                            QUESTA OIL AND GAS CO.

                         NOTES TO FINANCIAL STATEMENTS


15. SUPPLEMENTARY OIL AND GAS INFORMATION (Unaudited):

    Capitalized Costs - Capitalized costs relating to the Company's oil and gas producing activities as of December 31, 1996, 1997 and 1998 are as follows:

                                                  1996            1997            1998
                                            --------------  --------------  ---------------
          Oil and gas properties             $  8,149,586    $ 10,510,388    $  12,498,298
          Well and related equipment            2,500,487       2,725,255        3,012,526
                                            --------------  --------------  ---------------
                                               10,650,073      13,235,643       15,510,824

          Accumulated depreciation,
           depletion and amortization          (4,059,019)     (4,877,483)      (6,063,133)
                                            --------------  --------------  ---------------
                                             $  6,591,054    $  8,358,160     $  9,447,691
                                            ==============  ==============  ===============

    Costs Incurred in Oil and Gas Property Acquisition, Exploration and Development Activities - Costs incurred in oil and gas property acquisition, exploration and development activities, including capital expenditures, are summarized as follows for the years ended December 31, 1996, 1997 and 1998:

                                                  1996            1997            1998
                                            --------------  --------------  ---------------
          Property acquisition cost:
               Proved                        $    768,785    $  2,063,266     $    197,000
               Unproved                           108,816          71,993          558,478
               Exploration and development
                  costs                         1,054,077         578,279        1,558,127
                                            --------------  --------------  ---------------
                                             $  1,931,678    $  2,713,538     $  2,313,605
                                            ==============  ==============  ===============


     Oil and Gas Reserve Quantities - The estimates of proved reserves and related valuations were determined by Lee Keeling and Associates (independent petroleum engineers) in accordance with the rules of the Securities and Exchange Commission. Estimates of proved reserves are inherently imprecise and are continually subject to revision based on production history, results of additional exploration and development and other factors.

                            QUESTA OIL AND GAS CO.

                         NOTES TO FINANCIAL STATEMENTS


15.  SUPPLEMENTARY OIL AND GAS INFORMATION (Unaudited): (Continued)

     Oil and Gas Reserve Quantities - (continued) Proved reserves are reserves judged to be economically producible in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made and assuming continuation of current regulatory practices using conventional production methods and equipment. Proved developed reserves are expected to be recovered through existing wells, equipment and operating methods.

     Following is a summary of the changes in estimated proved developed reserves of the Company, all of which are located in the continental United States, for the years ended December 31, 1996, 1997 and 1998. For these years, the Company's proved undeveloped reserves were immaterial in relation to total reserves and are not presented below.

                                                                          OIL (Bbls)
                                                          ----------------------------------------
                                                              1996           1997           1998
                                                          ----------   ------------   ------------
               Proved developed reserves:
                    Beginning of year                        464,017        460,451        465,222
                    Revisions of previous estimates           14,584         (5,803)       (62,493)
                    Purchases of minerals in place            23,227         24,956          3,663
                    Extensions and discoveries                 2,034         27,416         20,645
                    Sales of mineral in place                 (3,297)             -              -
                    Production                               (40,114)       (41,798)       (43,304)
                                                          ----------   ------------   ------------
                    End of year                              460,451        465,222        383,733
                                                          ==========   ============   ============

                                                                          GAS (Mcf)
                                                          ----------------------------------------
                                                              1996           1997           1998
                                                          ----------   ------------   ------------
               Proved developed reserves:
                    Beginning of year                     13,481,897     15,910,802     14,350,862
                    Revisions of previous estimates        1,101,029     (1,881,311)      (276,818)
                    Purchases of minerals in place         2,148,249      1,102,672        329,160
                    Extensions and discoveries               406,799        397,998      1,953,657
                    Sales of minerals in place              (148,314)             -              -
                    Production                            (1,078,858)    (1,179,299)    (1,267,488)
                                                          ----------   ------------   ------------
                    End of year                           15,910,802     14,350,862     15,089,373
                                                          ==========   ============   ============

                            QUESTA OIL AND GAS CO.

                         NOTES TO FINANCIAL STATEMENTS


15.  SUPPLEMENTARY OIL AND GAS INFORMATION (Unaudited): (Continued)

     Oil and Gas Reserve Quantities (Continued)

     Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Developed Oil and Gas Reserves - Statement of Financial Accounting Standards No. 69 (SFAS 69) prescribes guidelines for computing a standardized measure of future net cash flows and changes therein relating to estimated proved reserves. The Company has followed these guidelines which are briefly discussed in the following paragraphs.

     Future cash inflows and future production and development costs are determined by applying year-end prices and costs to the estimated quantities of oil and gas to be produced. Estimated future income taxes are computed by using year-end statutory income tax rates including consideration for previously legislated future statutory depletion rates. The resulting future net cash flows are reduced to present value amount by applying a 10% annual discount factor.

     The assumptions used to compute the standardized measure are those prescribed by the Financial Accounting Standards Board and, as such, do not necessarily reflect the Company's expectations of actual revenues to be derived from those reserves or their present worth. The limitations inherent in the reserve quantity estimation process, as discussed previously, are equally applicable to the standardized measure computations since these estimates are the basis for the valuation process.

     Presented below is the standardized measure of discounted future net cash flows relating to proved developed reserves as of:

                                                                           DECEMBER 31,
                                                           -----------------------------------------------
                                                               1996           1997                 1998
                                                           -------------    -------------     ------------
          Future cash inflows                              $  70,821,000    $  40,426,000     $ 29,857,000
          Future production and development costs            (17,970,000)     (13,761,000)     (12,271,000)
          Future income tax expense                          (13,213,000)      (6,666,000)      (4,397,000)
                                                           -------------    -------------     ------------
               Future net cash flows                          39,638,000       19,999,000       13,189,000
          10% annual discount for estimated timing
               of cash flows                                 (18,888,000)      (9,000,000)      (5,935,000)
                                                           -------------    -------------     ------------
          Standardized measure of discounted future
               net cash flows                              $  20,750,000    $  10,999,000     $  7,254,000
                                                           =============    =============     ============

                            QUESTA OIL AND GAS CO.

                         NOTES TO FINANCIAL STATEMENTS


15.  SUPPLEMENTARY OIL AND GAS INFORMATION (Unaudited): (Continued)

     Oil and Gas Reserve Quantities (Continued)

     The following are the principal sources of changes in the standardized measure of discounted future net cash flows for the years ended December 31, 1996, 1997 and 1998:

                                                           1996           1997           1998
                                                      ------------   -------------   ------------
          Standardized measure - beginning of year    $  8,120,000   $ 20,750,000    $ 10,999,000
                                                      ------------   -------------   ------------
          Sale and transfers of oil and gas produced,
               net of production costs                  (2,275,000)    (2,844,000)     (2,160,000)
          Extensions, discoveries and improved
               recovery, less related costs              1,676,000      1,426,000       3,840,000
          Net change due to quantity revisions           4,755,000     (4,705,000)     (1,085,000)
          Net change in prices and production cost      26,794,000    (23,875,000)    (10,388,000)
          Purchases of minerals in place                 9,152,000      3,173,000         649,000
          Net change in income taxes                    (8,180,000)     6,547,000       2,269,000
          Net change in future development costs            82,000        (65,000)        108,000
          Accretion of discount                        (19,374,000)    10,592,000       3,022,000
                                                      ------------   -------------   ------------
               Net increase (decrease)                  12,630,000     (9,751,000)     (3,745,000)
                                                      ------------   -------------   ------------
          Standardized measure - end of year          $ 20,750,000   $ 10,999,000    $  7,254,000
                                                      ============   ============    ============

                             QUESTA OIL & GAS CO.
                          Consolidated Balance Sheets
                   December 31, 1998 and September 30, 1999

                                                                             September 30,
                                                           December 31,          1999
                                                               1998           (UNAUDITED)
                                                          -------------      -------------
ASSETS
------
Current Assets:
   Cash and cash equivalents                              $     241,511         $ 1,598,430
   Accounts receivable -   Trade                                449,235             320,562
                       -   Other                                 27,513                   -
                       -   Oil & Gas Sales                      249,792             370,000
   Inventory                                                      9,499                  96
   Prepaid expenses and other assets                                301               1,277
                                                          -------------         -----------
                 Total Current Assets                           977,851           2,290,365
                                                          -------------         -----------
Property and equipment, at cost:
   Oil and gas properties, successful efforts:
          Unproved properties                                   701,742             501,095
          Proved properties                                  14,809,082          14,959,175
   Furniture, fixture and automobiles                           149,260             159,865
                                                          -------------         -----------
                                                             15,660,084          15,620,135
   Less accumulated depletion and depreciation                6,156,221           6,766,921
                                                          -------------         -----------
             Net Property and Equipment                       9,503,863           8,853,214
                                                          -------------         -----------
TOTAL ASSETS                                              $  10,481,714         $11,143,579
                                                          =============         ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current Liabilities:
   Long-term debt due within one year                     $     300,000         $   300,000
   Accounts Payable - Trade                                     128,957             283,608
   Accounts Payable - Related Parties                                 -              76,282
   Accounts Payable - Oil & Gas                                 326,383             477,820
   Short Term Loans Payable                                       2,808               2,808
   Other Current Liabilities                                    121,731             130,266
                                                          -------------         -----------
             Total Current Liabilities                          879,879           1,270,784
                                                          -------------         -----------
Other Long-term Liabilities                                      66,644              66,644
                                                          -------------         -----------
Long-term debt due after one year                             2,147,060           1,915,880
                                                          -------------         -----------
Deferred income tax                                           1,015,000           1,135,000
                                                          -------------         -----------
Stockholders' equity:
   Common stock, $.001 par value:
      Authorized 50,000,000 shares;
      Issued 2,704,024 shares                                    27,034              27,034
   Additional paid-in capital                                 1,026,640           1,026,640
   Accumulated earnings                                       6,293,881           6,293,881
   Current earnings                                                   -             382,428
   Treasury stock at cost, 794,368 shares at
      December 31, 1998 and 791,180 shares
      at September 30, 1999                                    (974,424)           (974,712)
                                                          -------------         -----------
             Total Stockholders' Equity                       6,373,131           6,755,271
                                                          -------------         -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $10,481,714         $11,143,579
                                                          =============         ===========

                See accompanying notes to financial statements.

                             QUESTA OIL & GAS CO.
                     Consolidated Statement of Operations
                                  (UNAUDITED)

                                          THREE              THREE              NINE              NINE
                                          MONTHS             MONTHS             MONTHS            MONTHS
                                          ENDED              ENDED              ENDED             ENDED
                                         Sept. 30,          Sept. 30,          Sept. 30,        Sept. 30,
                                           1998               1999               1998             1999
                                        ----------        -----------         ----------        ----------
REVENUES:
Oil and gas sales                      $  893,055         $1,203,139         $2,727,668        $2,943,704
Management fees                            14,400              9,300             43,200            27,900
Administrative charges                     80,704             84,334            229,225           244,795
                                       ----------        -----------         ----------        ----------
                                          988,159          1,296,773          3,000,093         3,216,399
                                       ----------        -----------         ----------        ----------
OPERATING COSTS AND EXPENSES:
Lease operating expenses                  251,597            249,265            764,359           782,484
Dry Hole & geological costs                58,346            285,577            110,921           360,849
Depletion, depreciation,
    and amortization                      289,140            410,216            904,937           945,176
General & administrative                  216,025            178,714            591,430           556,419
                                       ----------        -----------         ----------        ----------
                                          815,108          1,123,772          2,371,647         2,644,928
                                       ----------        -----------         ----------        ----------
Income From Operations                    173,051            173,001            628,446           571,471
                                       ----------        -----------         ----------        ----------
OTHER INCOME (EXPENSES):
Interest income                               923             11,416             43,872            36,139
Interest expense                          (32,389)           (46,909)          (103,181)         (139,703)
Gain (loss) on sale of
    oil & gas properties                        -             (3,000)                 -            44,521
                                       ----------        -----------         ----------        ----------
                                          (31,466)           (38,493)           (59,309)          (59,043)
                                       ----------        -----------         ----------        ----------
Income before income taxes                141,585            134,508            569,137           512,428

Provision for income taxes:
Current                                         -            (10,000)           (10,000)          (10,000)
Deferred                                  (35,000)           (60,000)          (135,000)         (120,000)
                                       ----------        -----------         ----------        ----------
NET INCOME                                106,585             64,508            424,137           382,428
                                       ==========        ===========         ==========        ==========
EARNINGS PER COMMON SHARE:
Net income per common share
               Basic                   $      .06         $      .03         $      .22        $      .20
                                       ==========         ==========         ==========        ==========
               Diluted                 $      .06         $      .03         $      .22        $      .20
                                       ==========         ==========         ==========        ==========
Weighted average number of common
   shares outstanding:
               Basic                    1,944,888          1,912,894          1,944,888         1,912,894
                                       ==========         ==========         ==========        ==========
               Diluted                  1,944,888          1,912,894          1,944,888         1,912,894
                                       ==========         ==========         ==========        ==========

                See accompanying notes to financial statements

                             QUESTA OIL & GAS CO.
                     Consolidated Statement of Cash Flows
                                  (Unaudited)


                                                                FOR THE NINE MONTHS ENDED
                                                                      September 30,
                                                                --------------------------
                                                                   1998            1999
                                                                ----------      ----------
Cash Flows From Operating Activities:

Operations:
        Net Income                                              $  424,137      $  382,428
        Plus Adjustments to Reconcile Net Income
          to Net Cash Flows From Operating Activities:

        Gain (Loss) on Sale of Assets                                    -          44,521
        Depreciation, Depletion and Amortization                   904,937         945,176
        Dry Hole and Exploration                                   110,921         360,849
        Provision for Deferred Income Taxes                        135,000         120,000

Changes In Operating Assets and Liabilities:
        Accounts Receivable                                         15,852          35,978
        Equipment Inventory                                          7,135           9,403
        Other Current Assets                                         1,088            (976)
        Accounts Payable and Accrued Expenses                      (23,426)        390,905
        Advances from Drilling Partners                            (13,513)              -
                                                                ----------      ----------
Net Cash Provided By Operating Activities                        1,562,131       2,288,284
                                                                ----------      ----------
Cash Flows From Investing Activities:

Purchase of Property and Equipment:
        Oil and Gas Properties                                  (1,535,380)       (689,292)
        Furniture, Fixtures & Automobiles                                -         (10,605)
                                                                ----------      ----------
Net Cash Used In Investing Activities                           (1,535,380)       (699,897)
                                                                ----------      ----------
Cash Flows From Financing Activities:
        Payment of Debt                                           (232,380)       (231,180)
        Purchase of Treasury Stock                                 (58,221)           (288)
                                                                ----------      ----------
Net Cash (Used In) Provided By Financing Activities               (290,601)       (231,468)
                                                                ----------      ----------
Net Increase (Decrease) In Cash And Cash Equivalent               (263,850)      1,356,919
Cash and Cash Equivalents, Beginning of Year                       490,388         241,511
                                                                ----------      ----------
Cash and Cash Equivalent, End of Period                         $  226,538      $1,598,430
                                                                ==========      ==========

                See accompanying notes to financial statements

                             QUESTA OIL & GAS CO.
                  Notes to Consolidated Financial Statements
                                  (Unaudited)

(1)  Basis of Preparation and Presentation
     -------------------------------------

          In the opinion of the Company, the accompanying unaudited financial statements contain all adjustments necessary to present fairly the financial position of Questa Oil & Gas Co. as of September 30, 1999 and the results of their operations for the three and nine month periods ended September 30, 1998 and 1999 and cash flows for the nine months ended September 30, 1998 and 1999. Results for the three and nine months ended September 30, 1999 are not necessarily indicative of the results to be realized during the full year. The accompanying unaudited financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. These statements should be read in conjunction with the Questa Oil & Gas Co. financial statements and notes thereto as of December 31, 1998.

(2)  Note Payable
     ------------

          The Company has a term loan with a local bank. The aggregate borrowing of the loan is $2,500,000. The term loan is $2,500,000 with quarterly installments of $75,000 plus accrued interest with the final payment due September 30, 2001. For the first nine months of 1999 the interest rate on the term loan was at New York prime, 8.25%. As of September 30, 1999, the outstanding principal amount of the term loan was $2,200,000. The loan is secured by certain of the Company's interests in oil and gas properties. The Company is not required by the loan agreement to maintain a certain balance in our demand accounts with the bank. The Company also has two automobile loans with the bank. The loans are for 60 months, with 7.5% and 7.75% interest rates, with final payment due September, 2002.

                                  APPENDIX A

                              [MERGER AGREEMENT]










                         AGREEMENT AND PLAN OF MERGER

                                  dated as of

                               December 8, 1999

                                     among


                               UNIT CORPORATION

                             QUESTA OIL & GAS CO.
                                      and

                           UNIT ACQUISITION COMPANY

                               TABLE OF CONTENTS

TABLE OF CONTENTS........................................................................  A-(i)
ARTICLE 1   DEFINITIONS..................................................................    A-1
ARTICLE 2   THE MERGER...................................................................    A-6
  SECTION 2.01.  The Merger..............................................................    A-6
  SECTION 2.02.  Conversion of Shares....................................................    A-7
  SECTION 2.03.  Surrender and Payment...................................................    A-8
  SECTION 2.04.  Adjustments.............................................................    A-9
  SECTION 2.05.  Fractional Shares.......................................................    A-9
  SECTION 2.06.  Withholding Rights......................................................    A-9
  SECTION 2.07.  Lost Certificates.......................................................    A-9
  SECTION 2.08.  Shares Held by Questa Affiliates........................................    A-9
  SECTION 2.09.  Dissenters' Rights......................................................    A-9
ARTICLE 3   CERTAIN GOVERNANCE MATTERS...................................................   A-10
  SECTION 3.01.  Certificate of Incorporation of the Surviving Corporation...............   A-10
  SECTION 3.02.  By-laws of the Surviving Corporation....................................   A-10
  SECTION 3.03.  Directors and Officers of the Surviving Corporation.....................   A-10
ARTICLE 4   REPRESENTATIONS AND WARRANTIES OF QUESTA.....................................   A-10
  SECTION 4.01.  Corporate Existence and Power...........................................   A-10
  SECTION 4.02.  Corporate Authorization.................................................   A-10
  SECTION 4.03.  Authorization...........................................................   A-11
  SECTION 4.04.  Non-Contravention.......................................................   A-11
  SECTION 4.05.  Capitalization of the Company...........................................   A-11
  SECTION 4.06.  Subsidiaries............................................................   A-12
  SECTION 4.07.  SEC Filings.............................................................   A-12
  SECTION 4.08.  Financial Statements....................................................   A-12
  SECTION 4.09.  Disclosure Documents....................................................   A-12
  SECTION 4.10.  Partnership Organization and Qualification..............................   A-12
  SECTION 4.11.  Partnership Authority...................................................   A-13
  SECTION 4.12.  Partnership Capital Contributions.......................................   A-13
  SECTION 4.13.  Partnership Operation...................................................   A-13
  SECTION 4.14.  Partnership Contracts...................................................   A-13
  SECTION 4.15.  Partnership Taxation....................................................   A-13
  SECTION 4.16.  Partnership Liens.......................................................   A-14
  SECTION 4.17.  Absence of Certain Changes..............................................   A-14
  SECTION 4.18.  No Undisclosed Material Liabilities.....................................   A-15
  SECTION 4.19.  Litigation..............................................................   A-15
  SECTION 4.20.  Taxes...................................................................   A-16
  SECTION 4.21.  Employee Benefit Plans..................................................   A-16
  SECTION 4.22.  Compliance with Laws....................................................   A-17
  SECTION 4.23.  Finders' or Advisors' Fees..............................................   A-17
  SECTION 4.24.  Environmental Matters...................................................   A-17
  SECTION 4.25.  Title of Assets.........................................................   A-18
  SECTION 4.26.  Oil and Gas Operations..................................................   A-19
  SECTION 4.27.  Takeover Statutes.......................................................   A-19
  SECTION 4.28.  Governmental Regulation.................................................   A-20
  SECTION 4.29.  Insurance...............................................................   A-20
  SECTION 4.30.  Intangible Property.....................................................   A-20
  SECTION 4.31.  Books and Records.......................................................   A-20
  SECTION 4.32.  Year 2000 Compliance....................................................   A-20
  SECTION 4.33.  Powers of Attorney; Authorized Signatories..............................   A-20
  SECTION 4.34.  Vote Required...........................................................   A-21
  SECTION 4.35.  Gas Imbalances..........................................................   A-21

  SECTION 4.36.  Royalties...............................................................   A-21
  SECTION 4.37.  Prepayments.............................................................   A-21
  SECTION 4.38.  Affiliate Transactions..................................................   A-21
  SECTION 4.39.  Disclosure and Investigation............................................   A-21
  SECTION 4.40.  Pooling; Tax Treatment..................................................   A-21
ARTICLE 5   REPRESENTATIONS AND WARRANTIES OF ACQUIROR...................................   A-21
  SECTION 5.01.  Corporate Existence and Power...........................................   A-21
  SECTION 5.02.  Corporate Authorization.................................................   A-22
  SECTION 5.03.  Governmental Authorization..............................................   A-22
  SECTION 5.04.  Non-Contravention.......................................................   A-22
  SECTION 5.05.  Capitalization..........................................................   A-22
  SECTION 5.06.  Subsidiaries............................................................   A-23
  SECTION 5.07.  SEC Filings.............................................................   A-24
  SECTION 5.08.  Financial Statements....................................................   A-24
  SECTION 5.09.  Disclosure Documents....................................................   A-24
  SECTION 5.10.  Absence of Certain Changes..............................................   A-25
  SECTION 5.11.  No Undisclosed Material Liabilities.....................................   A-25
  SECTION 5.12.  Litigation..............................................................   A-25
  SECTION 5.13.  Taxes...................................................................   A-25
  SECTION 5.14.  Compliance with Laws....................................................   A-26
  SECTION 5.15.  Finders' or Advisors' Fees..............................................   A-26
  SECTION 5.16.  Environmental Matters...................................................   A-26
  SECTION 5.17.  Pooling; Tax Treatment..................................................   A-26
ARTICLE 6   COVENANTS OF QUESTA..........................................................   A-26
  SECTION 6.01.  Conduct of Questa and the Partnerships..................................   A-26
  SECTION 6.02.  Company Stockholder Meeting; Proxy Material.............................   A-29
  SECTION 6.03.  Other Offers............................................................   A-29
ARTICLE 7   COVENANTS OF ACQUIROR........................................................   A-30
  SECTION 7.01.  Conduct of Acquiror.....................................................   A-30
  SECTION 7.02.  Obligations of Merger Subsidiary........................................   A-31
  SECTION 7.03.  Form S-4................................................................   A-31
  SECTION 7.04.  Stock Exchange Listing..................................................   A-31
  SECTION 7.05.  Employee Benefits.......................................................   A-31
ARTICLE 8   COVENANTS OF ACQUIROR AND QUESTA.............................................   A-32
  SECTION 8.01.  Best Efforts............................................................   A-32
  SECTION 8.02.  Certain Filings.........................................................   A-32
  SECTION 8.03.  Access to Information...................................................   A-32
  SECTION 8.04.  Public Announcements....................................................   A-33
  SECTION 8.05.  Further Assurances......................................................   A-33
  SECTION 8.06.  Notices of Certain Events...............................................   A-33
  SECTION 8.07.  Affiliates..............................................................   A-33
  SECTION 8.08.  Tax and Accounting Treatment............................................   A-33
ARTICLE 9   CONDITIONS TO THE MERGER.....................................................   A-34
  SECTION 9.01.  Conditions to the Obligations of Each Party.............................   A-34
  SECTION 9.02.  Conditions to the Obligations of Acquiror and Merger Subsidiary.........   A-34
  SECTION 9.03.  Conditions to the Obligations of Questa.................................   A-37
ARTICLE 10  TERMINATION..................................................................   A-38
  SECTION 10.01.  Termination............................................................   A-38
  SECTION 10.02.  Effect of Termination..................................................   A-39
ARTICLE 11  MISCELLANEOUS................................................................   A-39
  SECTION 11.01.  Notices................................................................   A-39
  SECTION 11.02.  Non-Survival of Representations and Warranties.........................   A-40
  SECTION 11.03.  Amendments Waivers.....................................................   A-40
  SECTION 11.04.  Expenses...............................................................   A-41
  SECTION 11.05.  Successors and Assigns.................................................   A-41

  SECTION 11.06.  Governing Law..........................................................   A-42
  SECTION 11.07.  Jurisdiction...........................................................   A-42
  SECTION 11.08.  Waiver of Jury Trial...................................................   A-42
  SECTION 11.09.  Counterparts; Effectiveness............................................   A-42
  SECTION 11.10.  Entire Agreement.......................................................   A-42
  SECTION 11.11.  Captions...............................................................   A-42
  SECTION 11.12.  Severability...........................................................   A-42
  SECTION 11.13.  Attorney Fees..........................................................   A-42
  SECTION 11.14   Incorporation..........................................................   A-43

     Schedules:
     ---------

          Schedule 4.03          Authorization
          Schedule 4.11(c)       Partnership Authority
          Schedule 4.17(f)       Severance Payments
          Schedule 4.21          Employee Benefit Plans
          Schedule 4.25          Title of Assets
          Schedule 4.26          Oil and Gas Operations
          Schedule 4.29          Insurance
          Schedule 4.33          Powers of Attorney; Authorized Signatures
          Schedule 6.01(f)       Capital Expenditures
          Schedule 8.07(b)       Pooling Letter



     Exhibits:
     --------

          Exhibit "A"            Affiliate's Letter
          Exhibit "B"            Letter relating to Pooling (Questa)
          Exhibit "C-1"          Tax Certificate (Acquiror)
          Exhibit "C-2"          Tax Certificate (Questa)

                         AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of December 8, 1999 among Questa Oil & Gas Co., a Colorado corporation ("Questa"), Unit Corporation, a Delaware
                                    ------
corporation ("Acquiror"), and Unit Acquisition Company, an Oklahoma corporation
              --------
and a wholly-owned first-tier subsidiary of Acquiror ("Merger Subsidiary").
                                                       -----------------

     WHEREAS, the respective Boards of Directors of Acquiror, Merger Subsidiary and Questa have approved this Agreement, and deem it advisable and in the best interests of their respective stockholders to consummate the merger of Merger Subsidiary with and into Questa on the terms and conditions set forth herein;

     WHEREAS, for United States federal income tax purposes, it is intended that the Merger contemplated by this Agreement qualify as a 368 Reorganization;

     WHEREAS, for accounting purposes, it is intended that the Merger be accounted for as a pooling of interests under GAAP; and

     WHEREAS, to induce Acquiror to enter into this Agreement, certain holders of the common stock, par value $.001 per share, of Questa (the "Shares") have
                                                                ------
entered into Stockholder Agreements, dated as of the date hereof (the "Stockholder Agreements"), with Acquiror pursuant to which such stockholders
 ----------------------
have agreed to vote their Shares in favor of the Merger (as hereinafter defined) and have made certain other agreements with Acquiror.

     NOW, THEREFORE, in consideration of the promises and the respective representations, warranties, covenants, and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

     For purposes of this Agreement, the following terms have the meaning specified or referred to below unless such terms are defined elsewhere in this Agreement.

     "368 Reorganization" shall have the meaning specified in Section 4.40(b).
      ------------------

     "1933 Act" means the Securities Act of 1933, as amended and the Rules and
      --------
Regulations promulgated there under.

     "Acquiror" means Unit Corporation.
      --------

     "Acquiror 10-K" has the meaning specified in Section 5.06(a).
      -------------

     "Acquiror Balance Sheet" has the meaning specified in Section 5.08.
      ----------------------

     "Acquiror Balance Sheet Date" has the meaning specified in Section 5.08.
      ---------------------------

     "Acquiror Common Stock" has the meaning specified in Section 2.02(ii).
      ---------------------

     "Acquiror SEC Documents" has the meaning specified in Section 5.07.
      ----------------------

     "Acquiror Securities" has the meaning specified in Section 5.05.
      -------------------

     "Acquiror Subsidiary Securities" has the meaning specified in Section
      ------------------------------
5.06(b).

     "Acquisition Proposal" means any offer or proposal for, or any indication
      --------------------
of interest in, any (i) direct or indirect acquisition or purchase of a business or assets that constitute 20% or more of the net revenues, net income or the assets of Questa, (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities of Questa, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of Questa, or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Questa, other than the transactions contemplated by this Agreement.

     "Affected Employees" has the meaning specified in Section 7.05 (a).
      ------------------

     "Affiliate" means with respect to any Person, each other Person that
      ---------
directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person;

     "CERCLA" means Comprehensive Environmental Response, Compensation and
      ------
Liability Act.

     "CERCLIS" means the Comprehensive Environmental Response, Compensation and
      -------
Liability Information System List.

     "Certificates" has the meaning specified in Section 2.03.
      ------------

     "Closing" has the meaning specified in Section 2.01(d).
      -------

     "Closing Date" has the meaning specified in Section 2.01(d).
      ------------

     "Code" means the United States Internal Revenue Code of 1986, as amended.
      ----

     "Colorado Law" means the Colorado Business Corporation Act.
      ------------

     "Defensible Title" means good and defensible right, title, and interest
      ----------------
that is (i) evidenced by an instrument or instruments filed of record in accordance with the conveyance and recording laws of the applicable jurisdiction to the extent necessary to prevail against competing claims of bona fide purchasers for value without notice (ii) that does not operate to reduce the net revenue interest as to any oil and gas well set forth in the Reserve Data to less than the net revenue interest set forth in such report for such well or operate to increase the working interest as to any well to more than the working interest set forth in such report for such well, and (iii) subject to Permitted Encumbrances, free and clear of all Liens, claims, infringements, burdens, or other defects.

     "Dissenting Shares" has the meaning specified in Section 2.09.
      -----------------

     "Effective Time" has the meaning specified in Section 2.01(b).
      --------------

     "End Date" has the meaning specified in Section 10.01(b)(i).
      --------

     "Environmental Law" means any federal, state, local and foreign statutes,
      -----------------
laws (including, without limitation, common law), judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits, governmental agreements or governmental restrictions relating to human health and safety, the environment or to pollutants, contaminants, wastes, or chemicals.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as
      -----
amended.

     "Exchange Act" means the Securities and Exchange Act of 1934, as amended
      ------------
and the rules and regulations promulgated there under..

     "Exchange Agent" has the meaning specified in Section 2.03.
      --------------

     "Exchange Ratio" has the meaning specified in Section 2.02(ii).
      --------------

     "Form S-4" has the meaning specified in Section 5.09.
      --------

     "GAAP" means those generally accepted accounting principles and practices
      ----
that are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor).

     "Hazardous Material" means (a) any "hazardous substance," as defined by
      ------------------
CERCLA, (b) any "hazardous waste," as defined by the Resource Conservation and Recovery Act, as amended, (c) any hazardous, dangerous, or toxic chemical, material, waste, or substance within the meaning of and regulated by any Environmental Law, (d) any radioactive material, including any naturally occurring radioactive material, and any source, special, or byproduct material as defined in 42 U.S.C. ss.2011 et seq. and any amendments or authorizations thereof, (e) any asbestos-containing materials in any form or condition, or (f) any polychlorinated biphenyls in any form or condition.

     "HSR Act" means the Hart-Scott- Rodino Antitrust Improvement Act of 1976.
      -------

     "Hydrocarbons" means oil, condensate, gas, casinghead gas, and other liquid
      ------------
or gaseous hydrocarbons.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge,
      ----
charge, security interest or encumbrance of any kind in respect of such asset other than any such mortgage, lien, pledge, charge, security interest or encumbrance (i) for Taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Acquiror Balance Sheet or the Questa Balance Sheet, as the case may be) or (ii) which is a carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like lien arising in the ordinary course of business.

     "Material Adverse Effect" means (a) when used with respect to Questa or
      -----------------------
a Partnership, a result or consequence that would materially adversely affect the condition (financial or otherwise), results of operations, or business of Questa or a Partnership, as the case may be, or the value of its assets, would materially impair the ability of Questa, or a Partnership, as the case may be, to own, hold, develop, and operate its assets, or would impair Questa's ability to perform its obligations hereunder or consummate the transactions contemplated hereby, and (b) when used with respect to Acquiror, a result or consequence that would materially adversely affect the condition (financial or otherwise), results of operations, or business of Acquiror or its Subsidiaries (taken as a whole) or the aggregate value of their assets, would materially impair the ability of Acquiror and its Subsidiaries (taken as a whole) to own, hold, develop, and operate their assets, or would impair Acquiror's or Merger Subsidiary's ability to perform its respective obligations hereunder or consummate the transactions contemplated hereby.

     "Merger" has the meaning specified in Section 2.01(a).
      ------

     "Merger Consideration" has the meaning specified in Section 2.02(d).
      --------------------

     "Merger Subsidiary" means Unit Acquisition Company or any direct wholly
      -----------------
owned Subsidiary of Acquiror.

     "NYSE" shall mean the New York Stock Exchange.
      ----

     "Oil and Gas Interests" means direct and indirect interests in and rights
      ---------------------
with respect to oil, gas, mineral, and related properties and assets of any kind and nature, direct or indirect, including working, royalty, and overriding royalty interests, Partnership Interests, production payments, operating rights, net profits interests, other nonworking interests, and nonoperating interests; all interests in and rights with respect to oil and natural gas and other minerals or revenues therefrom and all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange, and processing contracts, Partnership Agreements and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.

     "Oklahoma Law" means the General Corporation Act of the State of Oklahoma.
      ------------

     "Partnership" or "Partnerships", as the case may be, shall mean,
      -----------      ------------
individually or collectively, the following the Questa 1981 Program Ltd., the Questa 1985 Program Ltd., the Questa 1988 Program Ltd., the Questa 1992 Program Ltd., and the Questa 1993 Program Ltd.

     "Partnership Agreements" means the Agreements of Limited Partnership
      ----------------------
pertaining to each of the Partnerships.

     "Partnership Contracts" has the meaning specified in Section 4.14.
      ---------------------

     "Partnership Interests" means all of Questa's interest, both general and
      ---------------------
limited, in and to the Partnerships.

     "Partnership Properties" means the Partnerships' interest and rights in
      ----------------------
and to producing and non-producing oil and gas leases, licenses, permits and similar arrangements, overriding royalty interests, mineral interests, and other interests in producing and non-producing oil and gas properties.

     "PBGC" means Pension Benefit Guaranty Corporation.
      ----

     "Permitted Encumbrances" means (i) Liens for Taxes, assessments, or other
      ----------------------
governmental charges or levies if the same shall not at the particular time in question be due and delinquent or (if foreclosure, distrait, sale, or other similar proceedings shall not have been commenced or, if commenced, shall have been stayed) are being contested in good faith by appropriate proceedings and if Questa shall have set aside on its books such reserves (segregated to the extent required by sound accounting practices) as may be required by GAAP or otherwise determined by its board of directors to be adequate with respect thereto, (ii) Liens of carriers, warehousemen, mechanics, laborers, materialmen, landlords, vendors, workmen, and operators arising by operation of law in the ordinary course of business or by a written agreement existing as of the date hereof and necessary or incident to the exploration, development, operation, and maintenance of oil and natural gas properties and related facilities and assets for sums not yet due or being contested in good faith by appropriate proceedings, if Questa shall have set aside on its books such reserves (segregated to the extent required by sound accounting practices) as may be required by GAAP or otherwise determined by its board of directors to be adequate with respect thereto, (iii) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance, and other social security legislation (other than ERISA), (iv) Liens incurred in the ordinary course of business to secure the performance of bids, tenders, trade contracts, leases (statutory only), statutory obligations, surety and appeal bonds, performance and return-of-money bonds, and other obligations of a like nature, (v) Liens, easements, rights-of-way, restrictions, servitude, permits, conditions, covenants, exceptions, reservations, and other similar encumbrances incurred in the ordinary course of business or existing on property and not materially impairing the value of the assets of Questa or a Partnership or interfering with the ordinary conduct of Questa's or the Partnerships' business or rights to their assets, (vi) all rights to consent by, required notices to, filings with, or other actions by governmental authorities to the extent customarily obtained subsequent to closing, (vii) farmout, carried working interest, joint operating, unitization, royalty, overriding royalty, sales, and similar agreements relating to the exploration or development of, or production from, oil and natural gas properties entered into in the ordinary course of business and existing as of the date of the Reserve Data, (viii) any defects, irregularities, or deficiencies in title to easements, rights-of-way, or other surface use agreements that do not adversely affect the value of any asset of Questa or a Partnership, (ix) preferential rights to purchase and third-party consents that would not be activated or triggered by the Merger and the other transactions contemplated by this Agreement, (x) Liens approved in writing by or on behalf of Acquiror.

     "Person" means an individual, a corporation, a limited liability company, a
      ------
partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

     "Questa" means Questa Oil & Gas Co.
      ------

     "Questa Balance Sheet Date" means September 30, 1999.
      -------------------------

     "Questa Material Agreement" means (a) any written or oral agreement,
      -------------------------
contract, commitment, or understanding to which Questa is a party, by which Questa is directly or indirectly bound, or to which any asset of Questa may be subject, the termination or breach of which, individually or in the aggregate, would have or could reasonably be expected to have a Material Adverse Effect on Questa (b) the Questa Partnership Agreements, (as amended and supplemented as of the date hereof).

     "Questa Proxy Statement" has the meaning specified in Section 4.09.
      ----------------------

     "Questa SEC Documents" has the meaning specified in Section 4.07.
      --------------------

     "Questa Securities" has the meaning specified in Section 4.05.
      -----------------

     "Questa Stockholder Approval" has the meaning specified in Section 6.02.
      ---------------------------

     "Questa Stockholder Meeting" has the meaning specified in Section 6.02.
      --------------------------

     "Reserve Data" means the oil and gas reserve engineering report
      ------------
concerning the Oil and Gas Interests of Questa as of January 1, 1999 prepared by Lee Keeling and Associates and the electronic database provided to Acquiror by or on behalf of Questa concerning the Oil and Gas Interests of Questa (as modified, amended, or supplemented prior to the date hereof).

     "SEC" means the Securities and Exchange Commission.
      ---

     "Shares" has the meaning specified in the preamble.
      ------

     "Significant Subsidiary" has the meaning specified in Section 5.06(a).
      ----------------------

     "Stockholder Agreements" has the meaning specified in the preamble.
      ----------------------

     "Subsidiary" when used with respect to any Person means any other Person,
      ----------
whether incorporated or unincorporated, of which (i) more than 50% of the securities or other ownership interests or (ii) securities or other interests having by their terms ordinary voting power to elect more than 50% of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Subsidiaries.

     "Substantial Detriment" has the meaning specified in Section 9.02(b).
      ---------------------

     "Superior Proposal" means any bona fide Acquisition Proposal for or in
      -----------------
respect of at least a majority of the outstanding Shares on terms that the board of directors of Questa determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation, taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation) are more favorable to all of Questa's stockholders than the Merger.

     "Taxes" shall mean any and all taxes, charges, fees, levies or other
      -----
assessments, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, social security (or similar), unemployment, occupation, use, service, service use, license, net worth, payroll, franchise, severance, transfer, recording, employment, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, profits, disability, sales, registration, value added, alternative or add-on minimum, estimated or other taxes, assessments or charges imposed by any federal, state, local or foreign governmental entity and any interest, penalties, or additions to tax attributable thereto.

     "Tax Returns" shall mean any return, report, form or similar statement
      -----------
required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     "Third Party Consents" means the consent or approval of any Person other
      --------------------
than Questa, Acquiror, or any governmental authority.

     "Trigger Event" has the meaning specified in Section 11.04(b).
      -------------

                                  ARTICLE 2
                                  THE MERGER

        SECTION 2.01. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged (the "Merger") with and into Questa in accordance with the
                      ------
requirements of Oklahoma Law and Colorado Law, whereupon the separate existence of Merger Subsidiary shall cease, and Questa shall be the surviving corporation in the Merger (the "Surviving Corporation"). At the election of Acquiror, any
                    ---------------------
direct wholly owned Subsidiary of Acquiror with respect to which the applicable representations and warranties set forth in Article 5 are true and correct may be substituted for Merger Subsidiary as a constituent corporation in the Merger by an appropriate amendment to this Agreement in which case such Subsidiary shall be Merger Subsidiary.

     (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, Questa and Merger Subsidiary will file a certificate of merger with the Secretary of State of the State of Oklahoma, file articles of merger with the Secretary of State of Colorado and make all other filings or recordings required by Oklahoma Law and Colorado Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Colorado or at such later time as is specified in the certificate of merger (the "Effective Time").
      --------------

     (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of Questa and Merger Subsidiary, all as provided under Colorado Law.

     (d)  The closing of the Merger (the "Closing") shall take place (i) at the
                                          -------
offices of Acquiror, 1000 Kensington Tower I, 7130 South Lewis, Tulsa, Oklahoma 74136, as soon as practicable, but in any event within three business days after the day on which the last to be fulfilled or waived of the conditions set forth in Article 9 (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) shall be fulfilled or waived in accordance with this Agreement or
(ii) at such other place and time or on such other date as Questa and Acquiror may agree in writing (the "Closing Date").
                           ------------

     SECTION 2.02. Conversion of Shares. (a) At the Effective Time by virtue of the Merger and without any action on the part of the holder thereof:

          (i) each Share held by Questa as treasury stock immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

          (ii) each Share outstanding immediately prior to the Effective Time, other than Shares to be canceled pursuant to Section 2.02(a)(i) and for Dissenting Shares, shall be converted, without any action on the part of the holders thereof, into the right to receive .95 (the "Exchange Ratio")
                                                              --------------
     shares of fully paid and nonassessable common stock, par value $0.20 per share, of Acquiror ("Acquiror Common Stock"); and
                          ---------------------

          (iii) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation;

     (b) All Acquiror Common Stock issued as provided in this Section 2.02 shall be of the same class and shall have the same terms as the currently outstanding Acquiror Common Stock. Acquiror shall, following the Closing, except as provided in Section 2.03(c), pay all stamp duties and stamp duty reserve tax, if any, imposed in connection with the issuance or creation of the Acquiror Common Stock in connection with the Merger.

     (c) From and after the Effective Time, all Shares converted in accordance with Section 2.02(a)(ii) (other than Dissenting Shares) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, as applicable, and any dividends payable pursuant to Section 2.03(f). From and after the Effective Time, all certificates representing the common stock of Merger Subsidiary shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with Section 2.02(iii).

     (d) The Acquiror Common Stock to be received as consideration pursuant to the Merger by each holder for each Share (together with cash in lieu of fractional shares of Acquiror Common Stock as specified below) is referred to herein as the "Merger Consideration".
               --------------------

     SECTION 2.03. Surrender and Payment. (a) Prior to the Effective Time, Acquiror shall appoint an agent reasonably acceptable to Questa (the "Exchange
                                                                      --------
Agent") for the purpose of exchanging certificates representing Shares (the
-----
"Certificates") for the Merger Consideration; provided, however, that it is
 ------------
agreed that the current transfer agent of Acquiror will be acceptable to Questa if it is selected as the Exchange Agent. Acquiror will make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Shares. Promptly after the Effective Time, Acquiror will send, or will cause the Exchange Agent to send, to each holder of record at the Effective Time of Shares a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) in such form as Questa and Acquiror may reasonably agree, for use in effecting delivery of Shares to the Exchange Agent.

     (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, will be entitled to receive the Merger Consideration in respect of the Shares represented by such Certificate. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

     (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 2.

     (e) Any amount of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of Shares one year after the Effective Time shall be returned to Acquiror, upon demand, and any such holder who has not exchanged his Shares for the Merger Consideration, in accordance with this Section prior to that time shall thereafter look only to Acquiror for payment of the Merger Consideration in respect of his Shares. Notwithstanding the foregoing, Acquiror shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares three years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Acquiror free and clear of any claims or interest of any Person previously entitled thereto.

     (f) No dividends or other distributions with respect to Acquiror Common Stock issued in the Merger shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section. Subject to the effect of applicable laws, following such surrender, there shall be paid, without interest, to the record holder of the Acquiror

Common Stock issued in exchange therefore (i) at the time of such surrender, all dividends and other distributions payable in respect of such Acquiror Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Acquiror Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of Acquiror Common Stock, all Acquiror Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

     SECTION 2.04. Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Acquiror or Questa (other than as contemplated in Section 4.05 or Section 5.05 or permitted under this Agreement) shall occur, including, without limitation, by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted.

     SECTION 2.05. Fractional Shares. No fractional shares of Acquiror Common Stock shall be issued in the Merger to any holder of a Certificate having a fractional interest arising upon the conversion of such Certificate. Each holder of a Certificate having a fractional interest shall, at the time of surrender of the Certificate, be paid by the Exchange Agent, a cash payment equal in value of such fractional interest based on the closing sale price, as reported on the New York Stock Exchange Composite Tape on the Closing Date, appropriately adjusted for any stock splits, reverse stock splits, stock dividends, recapitalizations or other similar transactions. No interest shall be paid on any such amounts. All fractional shares to which a single record holder would be entitled shall be aggregated.

     SECTION 2.06. Withholding Rights. Each of the Surviving Corporation and Acquiror shall be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to this Article such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Acquiror, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Acquiror, as the case may be.

     SECTION 2.07. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the Shares, represented by such Certificates as contemplated by this Article.

     SECTION 2.08. Shares Held by Questa Affiliates. Anything to the contrary herein notwithstanding, any shares of Acquiror Common Stock (or certificates therefore) issued to affiliates of Questa pursuant to Section 2.03 shall be subject to the restrictions described in Exhibit A and such shares (or
                                         ---------
certificates therefore) shall bear a legend describing such restrictions.

     SECTION 2.09. Dissenters' Rights. Any Shares held by a holder who, prior to the taking of the vote of Questa's stockholders on this Agreement, files with Questa a written notice of his intent to demand payment of the fair value of his Shares in accordance with the procedures specified by Colorado Law, shall be herein called "Dissenting Shares". Any Dissenting Shares held by a holder who
               -----------------
does not vote such shares for approval of this Agreement, and fulfills all requirements of Colorado Law, shall not after the Effective Time be entitled to vote for any purpose or receive any dividends or other distributions and shall not be converted into the consideration provided for by Section 2.02. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder's Shares shall thereupon be deemed to have been converted into the right to receive, as of the Effective Time, the consideration provided in Section 2.02 hereof, without any interest thereon. Any payment for Dissenting Shares shall be paid by the Surviving Corporation. Questa shall give Acquiror prompt notice of any demands received by Questa for appraisal of any Shares, and Acquiror shall have the right to participate in all negotiations and proceedings with respect to such demands. Questa will not settle or compromise any claims for dissenters' rights in respect of the Merger prior to the Effective Time without the prior written consent of Acquiror.

                                   ARTICLE 3
                          CERTAIN GOVERNANCE MATTERS

     SECTION 3.01. Certificate of Incorporation of the Surviving Corporation. The certificate of incorporation of Questa in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

     SECTION 3.02. By-laws of the Surviving Corporation. The by-laws of Merger Subsidiary in effect at the Effective Time shall be the by-laws of the Surviving Corporation until amended in accordance with applicable law.

     SECTION 3.03. Directors and Officers of the Surviving Corporation. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of the Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF QUESTA

     Questa represents and warrants to Acquiror that:

     SECTION 4.01. Corporate Existence and Power. Questa is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on Questa. Questa is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary. Questa has heretofore delivered to Acquiror true and complete copies of Questa's certificate of incorporation and by-laws as currently in effect.

     SECTION 4.02. Corporate Authorization. (a) The execution, delivery and performance by Questa of this Agreement and the consummation by Questa of the transactions contemplated hereby are within Questa's corporate powers and, except for any required approval by Questa's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. The affirmative vote of holders of the outstanding shares is the only vote of the holders of any of Questa's capital stock necessary in connection with consummation of the Merger. Assuming due authorization, execution and delivery of this Agreement by Acquiror and Merger Subsidiary, as applicable, this Agreement constitutes a valid and binding agreement of Questa enforceable against Questa in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        (b)  Questa's Board of Directors, at a meeting duly called and held, has
(i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of Questa's stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger), and (iii) resolved (subject to Section 6.02) to recommend approval and adoption of this Agreement by its stockholders.

        SECTION 4.03. Authorization. The execution, delivery and performance by Questa of this Agreement and the consummation of the Merger by Questa require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger and/or articles of merger in accordance with Oklahoma Law and Colorado Law, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the Exchange Act; (d) compliance with any applicable requirements of the 1933 Act; and (e) compliance with applicable state securities laws and the rules and regulations promulgated thereunder. No Third-Party Consent is required by or with respect to Questa or any of the Partnerships in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (x) any such Third Party Consent which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Questa or any of the Partnerships, (y) the valid approval of the Merger by the stockholders of Questa, and (z) any consent, approval or waiver required by the terms of the Questa bank loan or credit agreements listed on Schedule 4.03.

        SECTION 4.04. Non-Contravention. The execution, delivery and performance by Questa of this Agreement and the consummation by Questa of the transactions contemplated hereby do not and will not (a) assuming compliance with the matters referred to in Section 6.02, contravene or conflict with the certificate of incorporation or by-laws of Questa, (b) assuming compliance with the matters referred to in Section 6.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Questa, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Questa or to a loss of any benefit to which Questa is entitled under any provision of any agreement, contract or other instrument binding upon Questa or any license, franchise, permit or other similar authorization held by Questa, or (d) result in the creation or imposition of any Lien on any asset of Questa, except for such contraventions, conflicts or violations referred to in clause (b) or defaults, rights of termination, cancellation or acceleration, or losses or Liens referred to in clause (c) or
(d) that would not, individually or in the aggregate, have a Material Adverse Effect on Questa. Questa is not a party to any agreement that expressly limits the ability of Questa, or would limit Acquiror or any Subsidiary of Acquiror after the Effective Time, to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time.

        SECTION 4.05. Capitalization of the Company. The authorized capital stock of Questa consists of 50,000,000 Shares. As of the date of this Agreement, there were 1,912,894 Shares issued and outstanding, 791,180 Shares are held in the treasury of Questa and no stock options to purchase Shares. All outstanding shares of capital stock of Questa have been duly authorized and validly issued and are fully paid and nonassessable. Except as specifically stated above in this Section 4.05, there are outstanding (a) no shares of capital stock or other voting securities of Questa, (b) no securities of Questa convertible into or exchangeable for shares of capital stock or voting securities of Questa, and (c) no options, warrants or other rights to acquire from Questa, and no preemptive or similar rights, subscription or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of Questa, obligating Questa to issue, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Questa or obligating Questa to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in clauses 4.05(a), 4.05(b) and 4.05(c) being referred to collectively as the
"Questa Securities"). There are no outstanding obligations of Questa to
 -----------------
repurchase,
redeem or otherwise acquire any Questa Securities.

        SECTION 4.06. Subsidiaries. There are no Subsidiaries of Questa.

        SECTION 4.07. SEC Filings. (a) Questa has delivered to Acquiror (i) its annual reports on Form 10-K for its fiscal years ended December 31, 1996, 1997 and 1998, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended after January 1, 1999, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of Questa held since December 31, 1997, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 1998 (the documents referred to in this Section 4.07(a) being referred to collectively as the "Questa SEC Documents").
                     --------------------

        (b) As of its filing date, each Questa SEC Document complied as to form in all material respects with the applicable requirements of the Exchange Act and the 1933 Act.

        (c) As of its filing date, each Questa SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        (d) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

        SECTION 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Questa (including any related notes and schedules) included in its annual reports on Form 10-K and the quarterly reports on Form 10-Q referred to in Section 4.07 fairly present in all material respects, in conformity with GAAP on a consistent basis (except as may be indicated in the notes thereto), the financial position of Questa as of the dates thereof and the results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments and the absence of notes in the case of any unaudited interim financial statements).

        SECTION 4.09. Disclosure Documents. (a) Neither the proxy statement of Questa or, if applicable, the information statement (the
"Questa Proxy Statement") to be filed with the SEC in connection with the
 ----------------------
Merger, nor any amendment or supplement thereto, will, at the date the Questa Proxy Statement or any such amendment or supplement is first mailed to stockholders of Questa or at the time such stockholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Questa Proxy Statement will, when filed, comply as to form in all material respects with the requirements of the Exchange Act. No representation or warranty is made by Questa in this Section
4.09 with respect to statements made or incorporated by reference therein based on information supplied by Acquiror or Merger Subsidiary for inclusion or incorporation by reference in the Questa Proxy Statement.

        (b) None of the information supplied or to be supplied by Questa for inclusion or incorporation by reference in the Form S-4 or any amendment or supplement thereto will, at the time the Form S-4 or any such amendment or supplement becomes effective under the 1933 Act or at the Effective Time contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements not misleading.

        SECTION 4.10. Partnership Organization and Qualification. (a) The Partnerships are limited partnerships duly organized and validly existing under the laws of the State of Colorado, and, to the extent necessary to comply with all applicable laws, rules and regulations, the Partnerships are duly authorized, empowered and qualified to carry on their business in each of the jurisdictions in which the Partnership Properties are located. Questa is the sole general partner of the Partnerships, and, except as may otherwise be provided in the Partnership Agreements, no person, corporation, partnership, or other entity has any right or option to become a general partner of the Partnerships or to acquire any or all of the Partnerships. The certificates of limited partnership, as amended, of the Partnerships, as appropriately filed in the State of Colorado accurately reflect the identity of all general and limited partners of the Partnerships, to the extent required by the laws of such state. Each of the Partnerships has fully complied with all applicable securities laws and SEC regulations and requirements. The consummation of the Merger will not constitute a breach of any of the Partnership Agreements nor will it cause any of the Partnerships to dissolve. Upon the consummation of the Merger, the Surviving Corporation will become the sole general partner of each of the Partnerships and will succeed to the entire economic and Partnership Interests and authority of Questa therein as general partner thereof without further action or approval on the part of the Partnership or the limited partners thereof except for the filing of an amendment to the certificate of limited partnership of each Partnership and any other such ministerial acts.

        SECTION 4.11. Partnership Authority. The Partnerships have all requisite power and authority to carry on their business as presently conducted. The consummation of the transactions contemplated by this Agreement will not violate, or cause or constitute a breach or default under, or be in conflict with, any provisions of the Partnership Agreements, the certificates of limited partnership or other governing documents of the Partnerships, or any agreement or instrument to which the Partnerships are parties or by which the Partnerships are bound, or any judgment, decree, order, statute, rule or regulation applicable to the Partnerships. No action is necessary on the part of the Partnerships to authorize this Agreement or the transactions contemplated by this Agreement.

        SECTION 4.12. Partnership Capital Contributions. All capital contributions required to be made by Questa or any predecessor general partner, if any, to the Partnerships have been timely and properly paid to such Partnerships. Following the consummation of the transactions contemplated hereby the Surviving Corporation shall not, except for usual and customary liability of general partners under applicable state partnership law, be obligated to contribute additional capital to the Partnerships.

        SECTION 4.13. Partnership Operation. Questa, and all predecessor general partners, if any, have, in good faith and in all material respects, complied with, and operated the Partnerships in accordance with, the terms and provisions set forth in the Partnership Agreements, and in all material respects with all applicable laws, rules, regulations, ordinances and orders of all local, tribal, state, federal and foreign governmental bodies, authorities and agencies.

        SECTION 4.14. Partnership Contracts. Other than Permitted Encumbrances, there are no material written and oral leases, contracts, purchase orders, undertakings, obligations, commitments or other agreements to which any of the Partnerships is a party (other than oil and gas leases). The Permitted Encumbrances relating to the Partnership Properties are herein called the "Partnership Contracts". Except for the Partnership Contracts, none of the Partnerships is a party to, or bound or affected by, any material contract or agreement of any kind, written or oral. Neither Questa nor any of the Partnerships has any knowledge or has received any notice of a dispute under any Partnership Contract; such Partnership Contracts are enforceable in all material respects in accordance with their terms; and, to the best of Questa's knowledge, none of the Partnership Contracts is subject to pending or threatened cancellation other than in accordance with its respective terms.

        SECTION 4.15. Partnership Taxation. At all times since the formation of the Partnerships, the Partnerships were taxable as limited partnerships for federal income tax purposes and were not taxable as an association taxable as a corporation.

        SECTION 4.16. Partnership Liens. The Partnerships have no indebtedness, borrowings, loan agreements, promissory notes, pledges, mortgages, guaranties or other liabilities for borrowed monies (direct or indirect), secured or unsecured other than accounts payable incurred in the ordinary course of business.

        SECTION 4.17. Absence of Certain Changes. Since the Questa Balance Sheet Date, Questa and the Partnerships have each conducted its business in the ordinary course consistent with past practice and there has not been

        (a) any event, occurrence or development of a state of circumstances or facts which has had or reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect on Questa or a Partnership;

        (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Questa or any repurchase, redemption or other acquisition by Questa of any outstanding shares of capital stock or securities of, or other ownership interests in, Questa;

        (c) any amendment of any material term of any outstanding security of Questa;

        (d) any transaction or commitment made, or any contract, agreement or settlement entered into, by (or judgment, order or decree affecting) Questa or a Partnership relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by Questa or a Partnership of any contract or other right, in either case, material to Questa or a Partnership, other than those contemplated by this Agreement, or as agreed to in writing by Acquiror;

        (e) any change in any method of accounting or accounting practice (other than any change for tax purposes) by Questa, except for any such change which is not significant or which is required by reason of a concurrent change in GAAP;

        (f) any (i) except as disclosed on Schedule 4.17(f), grant of any severance or termination pay to any director, officer or employee of Questa,
(ii) entering into of any employment, deferred compensation or other similar agreement with any director, officer or employee of Questa, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of Questa, other than as permitted by this Agreement, or as agreed to in writing by Acquiror;

        (g) except for Permitted Encumbrances, any Lien suffered or permitted to arise or be granted or created against or upon any of its assets;

        (h) any amendment to Questa's certificate or articles of incorporation, bylaws or other organizational documents;

        (i) any amendment, supplement, modification or termination of, or any acceleration under, any Questa Material Agreement;

        (j) any sale, lease, transfer, assignment or otherwise disposal of (i) any Oil and Gas Interests of Questa that, individually or in the aggregate, had a value of $10,000 or more, or (ii) any other assets that, individually or in the aggregate, had a value at the time of such lease, transfer, assignment or disposition of $10,000 or more (and, in each case where a sale, lease, transfer, assignment or other disposition was made, it was made for fair consideration in the ordinary course of business); provided, however, that this Section 4.17(j) shall not apply to Hydrocarbons sold in the ordinary course of business;

        (k) any investment in or contribution, payment, advance guaranty or loan to any Person;

        (l) any payment, loan or advance (other than the payment, advance or reimbursement of expenses in the ordinary course of business) of any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transactions with, any Affiliates;

        (m) except as may be allowed pursuant to Section 6.01(c)(v) or Section 6.01(d)(ii), any issuance of any note, bond or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligations involving more than $10,000 in the aggregate;

        (n) any delay or postponement of the payment of accounts payable and other liabilities outside the ordinary course of business;

        (o) any cancellation, compromise, waiver or release of any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the ordinary course of business;

        (p) any loan to, or entered into any other transaction with, any of its directors, officers, or employees;

        (q) any making of or pledge to make any charitable or other capital contribution outside the ordinary course of business;

        (r) except as disclosed on Schedule 6.01(f), any commitment to make or making of any capital expenditures in excess of $20,000 in the aggregate;

        (s) any change in any material Tax election or the manner Taxes are reported;

        (t) any swap, hedging or similar arrangements which remain open on the date hereof;

        (u) any other material occurrence, event, incident, action, failure to act, or transaction outside the ordinary course of business involving Questa or the Partnerships; or

        (v) any agreement, whether in writing or otherwise, to do any of the foregoing.

        SECTION 4.18. No Undisclosed Material Liabilities. There are no liabilities of Questa of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

        (a) liabilities disclosed or provided for in the Questa Balance Sheet or in the notes thereto;

        (b) liabilities disclosed in the Questa SEC Documents filed prior to the date hereof;

        (c)  liabilities under this Agreement; and

        (d) liabilities consistent with Questa's past practice and which in the aggregate would not reasonably be expected to have a Material Adverse Effect on Questa.

        SECTION 4.19. Litigation. Except as disclosed in the Questa SEC Documents filed prior to the date hereof, there is no action, suit, investigation or proceeding pending against, or to the knowledge of

Questa threatened against or affecting, Questa or any Partnership or any of its properties before any court or arbitrator or any governmental body, agency or official which would reasonably be expected to have a Material Adverse Effect on Questa.

        SECTION 4.20. Taxes. Except as set forth in the Questa Balance Sheet (including the notes thereto), (i) all Questa Tax Returns required to be filed with any taxing authority by, or with respect to, Questa have been filed in accordance with all applicable laws; (ii) Questa has timely paid all Taxes shown as due and payable on the Questa Tax Returns that have been so filed, and, as of the time of filing, the Questa Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of Questa (other than Taxes which are being contested in good faith and for which adequate reserves are reflected on the Questa Balance Sheet); (iii) Questa has made provision for all Taxes payable by Questa for which no Questa Tax Return has yet been filed; (iv) the charges, accruals and reserves for Taxes with respect to Questa reflected on the Questa Balance Sheet are adequate under GAAP to cover the Tax liabilities accruing through the date thereof; (v) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to Questa in respect of any Tax where there is a reasonable possibility of an adverse determination; and (vi) to the best of Questa's knowledge and belief, Questa is not liable for any Tax imposed on any other entity.

        SECTION 4.21. Employee Benefit Plans. (a) Schedule 4.21 sets forth a complete and accurate list of each of the following which is or has been sponsored, maintained or contributed to by Questa for the benefit of any person who, as of the Closing, is a current or former employee, director or subcontractor of Questa: (i) each "employee benefit plan," as such term is defined in Section 3(3) of ERISA (each, a "Questa Plan"); and (ii) each
                                           -----------
personnel policy, stock option plan, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy, program or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, retiree benefit plan or arrangement, fringe benefit program or practice (whether or not taxable), employee loan, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 4.21(a)(i) (each, a
"Questa Benefit Program or Agreement") (such Questa Plans and Questa Benefit
 -----------------------------------
Programs or Agreements are sometimes collectively referred to in this Agreement as the "Questa Employee Benefit Plans").
        -----------------------------

        (b) True, correct and complete copies of each of the Questa Plans and related trusts, if applicable, including all amendments thereto, have been furnished or made available to Acquiror. There has also been furnished or made available to Acquiror, with respect to each Questa Plan required to file such report and description, the report on Form 5500 for the past three years, to the extent applicable, and the most recent summary plan description. True, correct and complete copies or descriptions of all Questa Benefit Programs or Agreements have also been furnished or made available to Acquiror.

        (c) Except as otherwise set forth on Schedule 4.21: (i) Questa does not contribute to or has an obligation to contribute to, nor has at any time contributed to or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA or any other plan subject to Title IV of ERISA; (ii) Questa has performed all obligations, whether arising by operation of law or by contract, including ERISA and the Code, required to be performed by it in connection with the Questa Employee Benefit Plans, and, to the knowledge of Questa, there have been no defaults or violations by any other party to the Questa Employee Benefit Plans; (iii) all reports, returns, notices, disclosures and other documents relating to the Questa Plans required to be filed with or furnished to governmental entities, plan participants or plan beneficiaries have been timely filed or furnished in accordance with applicable law, and each Questa Employee Benefit Plan has been administered in compliance with its governing written documents; (iv) each of the Questa Plans intended to be qualified under Section 401 of the Code satisfies the requirements of such Section and has received a favorable determination letter from the Internal Revenue Service (the "IRS") regarding such qualified status and has not been
                      ---
amended, operated or administered in a way which would adversely affect such qualified status; (v) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Questa, contemplated or threatened against, or with respect to, any of the Questa Employee Benefit Plans or their assets; (vi) each trust maintained in connection with each Questa Plan, which is qualified under Section 401 of the Code, is tax exempt under Section 501 of the Code; (vii) all contributions required to be made to the Questa Employee Benefit Plans have been made timely;
(viii) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and there has been no termination or partial termination of any Questa Plan within the meaning of Section 411(d)(3) of the Code; (ix) no act, omission or transaction has occurred which could result in imposition on Questa (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (1) of Section 502 of ERISA or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code; (x) to the knowledge of Questa, there is no matter pending with respect to any of the Questa Plans before the IRS, the Department of Labor or the PBGC; (xi) each of the Questa Employee Benefit Plans complies, in form and operation, with the applicable provisions of the Code and ERISA; (xii) each Questa Employee Benefit Plan may be unilaterally amended or terminated in its entirety without any liability or other obligation; (xiii) Questa has no liabilities or other obligations, whether actual or contingent, under any Questa Employee Benefit Plan for post-employment benefits of any nature (other than COBRA continuation coverage); and (xiv) neither Questa or any present or former director, officer, employee or other agent of Questa has made any written or oral representations or promises to any present or former director, officer, employee or other agent concerning his or her terms, conditions or benefits of employment, including the tenure of any such employment or the conditions under which such employment may be terminated by Questa, Acquiror which will be binding upon or enforceable against Acquiror or Questa after the Effective Time.

        (d) Except as otherwise set forth on the Schedule 4.21, no employee is currently on a leave of absence due to sickness or disability and no claim is pending or expected to be made by an employee, former employee or independent contractor for workers' compensation benefits.

        (e) With respect to the Questa Employee Benefit Plans, there exists no condition or set of circumstances that could be expected to result in liability reasonably likely to have a Material Adverse Effect on Questa under ERISA, the Code or any other applicable law. With respect to the Questa Employee Benefit Plans, individually and in the aggregate, there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of Questa, which obligations are reasonably likely to have a Material Adverse Effect on Questa.

        (f) Except as set forth in Schedule 4.21, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment becoming due to any employee or group of employees of Questa.

        SECTION 4.22. Compliance with Laws. To the best knowledge of Questa, neither Questa or the Partnerships are in violation of, or has since January 1, 1999 violated, any applicable provisions of any laws, statutes, ordinances or regulations.

        SECTION 4.23. Finders' or Advisors' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Questa who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

        SECTION 4.24. Environmental Matters. Without limiting the breadth or extent of the representations in Section 4.22, (a) (i) no notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of Questa, threatened by any Person against, Questa or the Partnerships, and no penalty has been assessed against Questa or the Partnerships, in each case, with respect to any matters relating to or arising out of any Environmental Law; (ii) to the best knowledge of Questa, Questa and the Partnerships are and have been in compliance with all Environmental Laws; (iii) to the best knowledge of Questa, there are no liabilities of or relating to Questa or the Partnerships or relating to or arising out of any Environmental Law of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability; (iv) there has been no environmental investigation, study, audit, test, review or other analysis conducted of which Questa has knowledge in relation to the current or prior business of Questa or the Partnerships or any property or facility now or previously owned, leased or operated by Questa or the Partnerships; (v) no property now or previously owned, leased or operated by Questa or any of the Partnerships is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as sites requiring investigation or cleanup; (vi) neither Questa nor any of the Partnerships is directly transporting, has directly transported, is directly arranging for the transportation of, or has directly transported, any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that may lead to material claims against Questa or any of the Partnerships for remedial work, damage to natural resources or personal injury, including claims under CERCLA; (vii) there are no sites, locations or operations at which Questa a or any of the Partnerships is currently undertaking, or has completed, any remedial or response action relating to any such disposal or release, whether or not required by Environmental Laws; (viii) all underground storage tanks and solid waste, storage, treatment or disposal facilities owned or operated by Questa or any of the Partnerships are used and operated in material compliance with Environmental Laws; (ix) Questa and the Partnerships have obtained all material permits, licenses, approvals and other authorizations that are required with respect to the operation of their property and assets under the Environmental Laws and are in material compliance with all terms and conditions of such required permits, licenses, approvals and authorizations; (x) to the best knowledge of Questa, there are no polychlorinated biphenyls or asbestos located in, at, on or under any facility or real property owned, leased or operated by Questa or any of the Partnerships; (xi) to the best knowledge of Questa, there are no past or present events, conditions, circumstances, activities, practices, incidents or actions that could reasonably be expected to interfere with or prevent material compliance by Questa or any of the Partnerships with any Environmental Law, or that could reasonably be expected to give rise to any material liability under the Environmental Laws; (xii) no Lien has been recorded against any property, facility or assets currently owned by Questa or any of the Partnerships under any Environmental Law; and (xiii) the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby will not affect the validity or require the transfer of any permits, licenses or approvals held by Questa or any of the Partnerships under any Environmental Law, and will not require any notification, disclosure, registration, reporting, filing, investigation or remediation under any Environmental Law.

        SECTION 4.25. Title of Assets. (a) Each of Questa and the Partnerships has Defensible Title to all its Oil and Gas Interests, including those reflected in the Reserve Data, free and clear of all Liens except Permitted Encumbrances. Title to the Oil and Gas Interests and the Partnership Properties are not subject to being reduced by virtue of any reversionary or back-in interests or reassignments or payments required of Questa or the Partnerships; the Oil and Gas Interests and the Partnerships Properties are not subject to any joint venture agreements, farmout agreements, operating agreements, oil and or gas sales or processing contracts, preferential rights of purchase, consents to assignment, drilling and or development obligations or other burden, restriction or limitation with respect to the ownership interest of Questa or the Partnerships therein, the operation thereof, or the disposition and processing of production attributable thereto which are not ordinary and customary in the oil and gas industry, or which contain any terms, provisions, conditions or agreements which are not ordinary and customary in the oil and gas industry. Each of Questa and the Partnerships owns such title to the Oil and Gas Interest and the Partnership Properties, respectively, as would entitle it to receive the proceeds from production of all oil, gas and other minerals produced, saved and marketed there from.

        (b) Except as set forth in Schedule 4.25 with respect to the oil, gas and other mineral leases, unit agreements, pooling agreements, communication agreements, and other documents creating oil, gas and mineral interest included in the Oil and Gas Interests and the Partnership Properties; (a) each of Questa and the Partnerships has fulfilled all requirements for filings, certificates, disclosures of parties in interest, and other similar matters contained in (or otherwise applicable thereto by law, rule or regulation) the leases or other documents applicable to it and is fully qualified to own and hold all such leases or other interests; (b) there are no obligations (excluding implied covenants, if any) to engage in continuous development operations in order to maintain any such lease or other interest in force and effect for the areas and depths covered thereby; (c) there are no provisions applicable to such leases or other documents which increase the royalty share of the lessor thereunder, except where such increase would not have a Material Adverse Effect; and (d) subject to any express or implied covenants, upon the establishment of production in commercial quantities, the leases and other interests are to be in full force and effect over the economic life of the property involved and do not have terms fixed by a certain number of years. With respect to tangible personal property held by Questa or the Partnerships under lease, all such agreements are valid, binding and in full force and effect and Questa or the Partnerships are not in default under any such lease.

        SECTION 4.26. Oil and Gas Operations. Except as otherwise set forth in
Schedule 4.26:

        (a) None of the wells included in the Oil and Gas Interests of Questa or the Partnership Properties has been overproduced such that it is subject or liable to being shut-in or to any other overproduction penalty, except where any such overproduction could not reasonably be expected to have a Material Adverse Effect on Questa, any Partnership or on such well;

        (b) There have been no changes proposed in the production allowables for any wells included in the Oil and Gas Interests of Questa or the Partnership Properties that could reasonably be expected to have a Material Adverse Effect on Questa or any Partnership;

        (c) All wells included in the Oil and Gas Interests of Questa or the Partnership Properties have been drilled and (if completed) completed, operated, and produced in accordance with good oil and gas field practices and in compliance in all material respects with applicable oil and gas leases and applicable laws, rules, and regulations, except where any failure or violation could not reasonably be expected to have a Material Adverse Effect on Questa, any Partnership or on such well;

        (d) Neither Questa or any Partnership has agreed to, or is now obligated to, abandon any well operated by it and included in the Oil and Gas Interests of Questa or the Partnership Properties as the case may be;

        (e) Proceeds from the sale of Hydrocarbons produced from Questa's Oil and Gas Interests or the Partnership Properties are being received by Questa in a timely manner and are not being held in suspense for any reason (except for amounts, individually or in the aggregate, not in excess of $10,000.00 and held in suspense in the ordinary course of business); and

        (f) No Person has any call on, option to purchase, or similar rights with respect any of Questa's Oil and Gas Interests or any Partnership Properties or to the production attributable thereto, and upon consummation of the transactions contemplated by this Agreement, Merger Subsidiary will have the right to market production from Questa's Oil and Gas Interests and the Partnership Properties on terms no less favorable than the terms upon which Questa or the Partnerships are currently marketing such production.

        SECTION 4.27. Takeover Statutes. The Board of Directors of Questa has taken the necessary action to make inapplicable any antitakeover or similar statute or regulation under Colorado Law applicable to this Agreement and the transactions contemplated hereby.

        SECTION 4.28. Governmental Regulation. Neither Questa nor any Partnerships is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or any state public utilities laws.

        SECTION 4.29. Insurance. Questa maintains, and through the Closing Date will maintain, insurance with reputable insurers (or pursuant to prudent self-insurance programs) in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of Questa and the Partnerships and owning properties in the same general area in which Questa and the Partnerships conduct their businesses. None of such insurance coverage was obtained through the use of false or misleading information or the failure to provide the insurer with all information requested in order to evaluate the liabilities and risks insured. There is no material default with respect to any provision contained in any such policy or binder, nor has Questa or any of the Partnerships failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no billed but unpaid premiums past due under any such policy or binder. Except as set forth in Schedule 4.29: (i) there are no outstanding claims under any such policies or binders and, to the knowledge of Questa, there has not occurred any event that might reasonably form the basis of any claim against or relating to Questa or any of the Partnerships that is not covered by any of such policies or binders; (ii) no notice of cancellation or non-renewal of any such policies or binders has been received; and (iii) there are no performance bonds outstanding with respect to Questa or any of the Partnerships.

        SECTION 4.30. Intangible Property. There are no material trademarks, trade names, patents, service marks, brand names, computer programs, databases, industrial designs, copyrights or other intangible property that are necessary for the operation, or continued operation, of the business of any of Questa or any of the Partnerships or for the ownership and operation, or continued ownership and operation, of any of their assets, for which Questa or any of the Partnerships do not hold valid and continuing authority in connection with the use thereof.

        SECTION 4.31. Books and Records. All books, records and files of Questa and the Partnerships (including those pertaining to their Oil and Gas Interests, wells and other assets, those pertaining to the production, gathering, transportation and sale of Hydrocarbons, and corporate, accounting, financial and employee records): (i) have been prepared, assembled and maintained in accordance with usual and customary policies and procedures; and (ii) fairly and accurately reflect the ownership, use, enjoyment and operation by Questa or the Partnerships of their respective assets. Each of Questa and the Partnerships maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are accurately and promptly recorded; (ii) transactions are executed in accordance with management's specific or general authorization; and (iii) access to its books, records and assets is permitted only in accordance with management's general or specific authorization.

        SECTION 4.32. Year 2000 Compliance. Neither Questa or any of the Partnerships will suffer a Material Adverse Effect attributable to a lack of Year 2000 Compliance in any system, process or equipment owned or utilized by any of Questa or any of the Partnerships, or any other aspect of their business and operations, or any system, process or equipment of any of their material customers, suppliers or vendors.

        SECTION 4.33 Powers of Attorney; Authorized Signatories. Schedule 4.33 lists: (i) the names and addresses of all persons holding powers of attorney on behalf of Questa or any of the Partnerships; and (ii) the names of all banks and other financial institutions in which Questa or any of the Partnerships currently has one or more bank accounts or safe deposit boxes, along with the account numbers and the names of all persons authorized to draw on such accounts or to have access to such safe deposit boxes.

        SECTION 4.34. Vote Required. The affirmative vote of the holders of a majority of the Shares is the only vote of the holders of any class or series of Questa capital stock or other voting securities necessary to approve this Agreement, the Merger and the transactions contemplated hereby.

        SECTION 4.35. Gas Imbalances. Neither Questa or any of the Partnerships has received any deficiency payments under gas contracts for which any party has a right to take deficiency gas from Questa or any Partnership, nor has Questa or any of the Partnerships received any payments for production which are subject to refund or recoupment out of future production or to subsequent gas balancing.

        SECTION 4.36. Royalties. To the knowledge of Questa as to wells not operated by it, and without qualification as to knowledge as to all wells operated by Questa, all royalties, overriding royalties, compensatory royalties and other payments due from or in respect of production with respect to Questa's Oil and Gas Interests, have been or will be, prior to the Effective Time, properly and correctly paid or provided for in all material respects, except for those for which Questa or any Partnership has a valid right to suspend.

        SECTION 4.37. Prepayments. No prepayment for oil and gas sales has been received by Questa or any of the Partnerships for oil and gas which have not been delivered as of the date hereof.

        SECTION 4.38. Affiliate Transactions. Except as described elsewhere in this Agreement, neither Questa or any of the Partnerships has any written or oral agreement, arrangement or understanding with any director, officer, shareholder or any affiliate of any shareholder. For purposes of this section
4.38 only, "affiliate" shall be deemed to be any corporation, partnership, joint venture, trust or other entity owned or controlled by a shareholder or any member of such shareholder's immediate family.

        SECTION 4.39. Disclosure and Investigation. No representation or warranty of Questa set forth in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein not misleading.

        SECTION 4.40. Pooling; Tax Treatment. (a) Questa intends that the Merger be accounted for under the "pooling of interests" method under the
                                   --------------------
requirements of Opinion No. 16 (Business Combinations) of the Accounting Principles Board of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the rules and regulations of the SEC.

        (b) Neither Questa nor any of its affiliates has taken or agreed to take any action or is aware of any fact or circumstance that would prevent the Merger from qualifying (i) for "pooling of interests" accounting treatment as described in (a) above or (ii) as a reorganization within the meaning of Section 368 of the Code (a "368 Reorganization").
                    ------------------

                                   ARTICLE 5
                  REPRESENTATIONS AND WARRANTIES OF ACQUIROR

        Acquiror represents and warrants to Questa that:

        SECTION 5.01. Corporate Existence and Power. Each of Acquiror and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror or Merger Subsidiary, as the case may be. Each of Acquiror and Merger Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror or Merger Subsidiary, as the case may be. Acquiror has heretofore delivered to Questa true and complete copies of Acquiror's and Merger Subsidiary's certificate of incorporation and by-laws as currently in effect.

        SECTION 5.02. Corporate Authorization. (a) The execution, delivery and performance by Acquiror and Merger Subsidiary of this Agreement and the consummation by Acquiror and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Acquiror and Merger Subsidiary and have been duly authorized by all necessary corporate action. Assuming due authorization, execution and delivery of this Agreement by Questa, this Agreement constitutes a valid and binding agreement of each of Acquiror and Merger Subsidiary in each case enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. The shares of Acquiror Common Stock to be issued pursuant to the Merger, when issued in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

        (b) Acquiror's and Merger Subsidiary's Board of Directors, at a meeting duly called and held, have approved this Agreement and the transactions contemplated hereby (including the Merger).

        SECTION 5.03. Governmental Authorization. The execution, delivery and performance by Acquiror and Merger Subsidiary of this Agreement and the consummation of the Merger by Acquiror and Merger Subsidiary require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger and/or articles of merger in accordance with Oklahoma Law and Colorado Law, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the Exchange Act; (d) compliance with any applicable requirements of the 1933 Act; and (e) compliance with applicable state securities laws and the rules and regulations promulgated thereunder. No Third-Party Consent is required by or with respect to Acquiror and Merger Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (x) any such Third Party Consent which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror and Merger Subsidiary.

        SECTION 5.04. Non-Contravention. The execution, delivery and performance by Acquiror and Merger Subsidiary of this Agreement and the consummation by Acquiror and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) assuming compliance with the matters referred to in Section 5.02, contravene or conflict with the certificate of incorporation or by-laws of Acquiror or Merger Subsidiary, (b) assuming compliance with the matters referred to in Section 5.03, contravene or conflict with any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Acquiror or any of its Subsidiaries, (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Acquiror or any of its Subsidiaries or to a loss of any benefit to which Acquiror or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon Acquiror or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by Acquiror or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Acquiror or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause
(b) or defaults, rights of termination, cancellation or acceleration, or losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror or Merger Subsidiary, as the case may be.

        SECTION 5.05. Capitalization. The authorized capital stock of Acquiror consists of 40,000,000 shares of Acquiror Common Stock and 5,000,000 shares of preferred stock, par value $1.00 per share. As of the close of business on November 18, 1999, there were outstanding approximately 33,815,676 shares of Acquiror Common Stock, and no shares of preferred stock, and employee or directors' stock options to purchase an aggregate of 735,100 shares of Acquiror Common Stock (of which options to purchase an aggregate of 404,300 shares of Acquiror Common Stock were exercisable). All outstanding shares of capital stock of Acquiror have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section and except as provided in the Rights Agreement adopted by the Acquiror's Board of Directors in May 1995 and except for changes since the close of business on November 18, 1999 resulting from the exercise of employee or directors' stock options outstanding on such date or options or other stock-based awards granted as permitted by Section 7.01 and except for the shares to be issued in connection with the Merger, there are outstanding (a) no shares of capital stock or other voting securities of Acquiror, (b) no securities of Acquiror convertible into or exchangeable for shares of capital stock or voting securities of Acquiror, and (c) no options, warrants or other rights to acquire from Acquiror, and no preemptive or similar rights, subscription or other rights, convertible securities, agreements, arrangements, or commitments of any character, relating to the capital stock of Acquiror, obligating Acquiror to issue, transfer or sell any capital stock, voting security or securities convertible into or exchangeable for capital stock or voting securities of Acquiror or obligating Acquiror to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in clauses 5.05(a), 5.05(b) and 5.05(c) being referred to collectively as the "Acquiror Securities"). There are no outstanding obligations of Acquiror or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Acquiror Securities.

        SECTION 5.06. Subsidiaries. (a) Each Subsidiary of Acquiror is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Acquiror. Each Subsidiary of Acquiror is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualifications necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror. All "significant subsidiaries", as such term is defined in
Section 1-02 of Regulation S-X under the Exchange Act (each, a "Significant
                                                                -----------
Subsidiary") of Acquiror and their respective jurisdictions of incorporation are
----------
identified in Acquiror's annual report on Form 10-K for the fiscal year ended December 31, 1998 (the "Acquiror 10-K").
                        -------------

        (b) All of the outstanding capital stock of, or other ownership interests in, each Significant Subsidiary of Acquiror is owned by Acquiror, directly or indirectly, free and clear of any material Lien and free of any other material limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of Acquiror or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Significant Subsidiary of Acquiror, and (ii) options, warrants or other rights to acquire from Acquiror or any of its Significant Subsidiaries, and no preemptive or similar rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of any Significant Subsidiary of Acquiror, obligating Acquiror or any of its Significant Subsidiaries to issue, transfer or sell, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Significant Subsidiary of Acquiror or obligating Acquiror or any Significant Subsidiary of Acquiror to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment except, in any such case under clause (i) or (ii), to the extent relating to an insignificant equity interest in any Significant Subsidiary (items in clauses 5.06(b)(i) and 5.06(b)(ii) being referred to collectively as the "Acquiror Subsidiary Securities"). There are
                     ------------------------------
no outstanding obligations of Acquiror or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Acquiror Subsidiary Securities.

        SECTION 5.07. SEC Filings. (a) Acquiror has delivered to Questa (i) its annual reports on Form 10-K for its fiscal years ended December 31, 1996, 1997 and 1998, (ii) its quarterly reports on Form 10-Q for its fiscal quarters of March 31, 1999, June 30, 1999 and September 30, 1999, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of Acquiror held since December 31, 1998, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 1998 (the documents referred to in this Section 5.07(a) being referred to collectively as the "Acquiror SEC Documents").

        (b) As of its filing date, each Acquiror SEC Document complied as to form in all material respects with the applicable requirements of the Exchange Act and the 1933 Act.

        (c) As of its filing date, each Acquiror SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        (d) Each such registration statement as amended or supplemented, if applicable, filed pursuant to the 1933 Act as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

        SECTION 5.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Acquiror (including any related notes and schedules) included in the annual reports on Form 10-K and the quarterly reports on Form 10-Q referred to in Section 5.07 fairly present in all material respects, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Acquiror and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments and the absence of notes in the case of any unaudited interim financial statements). For purposes of this Agreement, "Acquiror Balance Sheet" means the consolidated balance sheet of Acquiror as of
 ----------------------
September 30, 1999 set forth in the Acquiror 10-Q and "Acquiror Balance Sheet
                                                       ----------------------
Date" means September 30, 1999.
----

        SECTION 5.09. Disclosure Documents. (a) The Registration Statement on Form S-4 of Acquiror (the "Form S-4") to be filed under the 1933 Act relating to
                           --------
the issuance of Acquiror Common Stock in the Merger, that may be required to be filed with the SEC in connection with the issuance of shares of Acquiror Common Stock pursuant to the Merger and any amendments or supplements thereto, will, when filed, subject to the last sentence of Section 5.09(b), comply as to form in all material respects with the applicable requirements of the 1933 Act.

        (b) Neither the Form S-4 nor any amendment or supplement thereto will at the time it becomes effective under the 1933 Act or at the Effective Time contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. No representation or warranty is made by Acquiror in this Section
5.09 with respect to statements made or incorporated by reference therein based on information supplied by Questa for inclusion or incorporation by reference in the Form S-4.

        (c) None of the information supplied or to be supplied by Acquiror for inclusion or incorporation by reference in the Questa Proxy Statement or any amendment or supplement thereto will, at the date the Questa Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of Questa or at the time such stockholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        SECTION 5.10. Absence of Certain Changes. Except as disclosed in the Acquiror SEC Documents, since the Acquiror Balance Sheet Date, Acquiror and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

        (a) any event, occurrence or development of a state of circumstances or facts which has had or reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror;

        (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Acquiror or any repurchase, redemption or other acquisition by Acquiror or any of its Subsidiaries of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, Acquiror (other than any such repurchases prior to the date hereof pursuant to Acquiror's publicly announced stock buyback program or, after the date hereof, as permitted under Section 7.01(e)); or

        (c) any change prior to the date hereof in any method of accounting or accounting practice (other than any change for tax purposes) by Acquiror or any of its Subsidiaries, except for any such change which is not significant or which is required by reason of a concurrent change in GAAP.

        SECTION 5.11. No Undisclosed Material Liabilities. There are no liabilities of the Acquiror or any Subsidiary of the Acquiror of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

        (a) liabilities disclosed or provided for in the Acquiror Balance Sheet or in the notes thereto;

        (b) liabilities which in the aggregate would not reasonably be expected to have a Material Adverse Effect on Acquiror;

        (c) liabilities disclosed in the Acquiror SEC Documents filed prior to the date hereof; and

        (d) liabilities under this Agreement.

        SECTION 5.12. Litigation. Except as disclosed in the Acquiror SEC Documents filed prior to the date hereof, there is no action, suit, investigation or proceeding pending against, or to the knowledge of Acquiror threatened against or affecting, Acquiror or any of its Subsidiaries or any of their respective properties before any court or arbitrator or any governmental body, agency or official which would reasonably be expected to have a Material Adverse Effect on Acquiror.

        SECTION 5.13. Taxes. Except as set forth in the Acquiror Balance Sheet (including the notes thereto) and except as would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror, (i) all Acquiror Tax Returns required to be filed with any taxing authority by, or with respect to, Acquiror and its Subsidiaries have been filed in accordance with all applicable laws; (ii) Acquiror and its Subsidiaries have timely paid all Taxes shown as due and payable on Acquiror Tax Returns that have been so filed, and, as of the time of filing, Acquiror Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of Acquiror and its Subsidiaries (other than Taxes which are being contested in good faith and for which adequate reserves are reflected on the Acquiror

Balance Sheet); (iii) Acquiror and its Subsidiaries have made provision for all Taxes payable by Acquiror and its Subsidiaries for which no Acquiror Tax Return has yet been filed; (iv) the charges, accruals and reserves for Taxes with respect to Acquiror and its Subsidiaries reflected on the Acquiror Balance Sheet are adequate under GAAP to cover the Tax liabilities accruing through the date thereof; (v) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to Acquiror or any of its Subsidiaries in respect of any Tax where there is a reasonable possibility of an adverse determination; and (vi) to the best of Acquiror's knowledge and belief, neither Acquiror nor any of its Subsidiaries is liable for any Tax imposed on any entity other than such Person.

        SECTION 5.14. Compliance with Laws. Neither Acquiror nor any of its Subsidiaries is in violation of, or has since January 1, 1999 violated, any applicable provisions of any laws, statutes, ordinances or regulations except for any violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror.

        SECTION 5.15. Finders' or Advisors' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Acquiror or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

        SECTION 5.16. Environmental Matters. Except as set forth in the Acquiror SEC Documents filed prior to the date hereof and with such exceptions as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Acquiror, (i) no notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of Acquiror or any of its Subsidiaries, threatened by any Person against, Acquiror or any of its Subsidiaries, and no penalty has been assessed against Acquiror or any of its Subsidiaries, in each case, with respect to any matters relating to or arising out of any Environmental Law; (ii) Acquiror and its Subsidiaries are and have been in compliance with all Environmental Laws; (iii) there are no liabilities of or relating to Acquiror or any of its Subsidiaries relating to or arising out of any Environmental Law of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability; and (iv) there has been no environmental investigation, study, audit, test, review or other analysis conducted of which Acquiror has knowledge in relation to the current or prior business of Acquiror or any of its Subsidiaries or any property or facility now or previously owned, leased or operated by Acquiror or any of its Subsidiaries.

        SECTION 5.17. Pooling; Tax Treatment. (a) Acquiror intends that the Merger be accounted for as a "pooling of interests" as described in Section 4.40(a).

        (b) Neither Acquiror nor any of its affiliates has taken or agreed to take any action or is aware of any fact or circumstance that would prevent the Merger from qualifying (i) for "pooling of interests" accounting treatment as described in Section 4.40(a) or (ii) as a 368 Reorganization.

                                   ARTICLE 6
                              COVENANTS OF QUESTA

        Questa agrees that:

        SECTION 6.01. Conduct of Questa and the Partnerships. From September 30, 1999 until the Effective Time, each of Questa and the Partnerships has and shall conduct its business in the ordinary course consistent with past practice and shall use its best efforts to preserve intact its business organization and relationships with third parties. Without limiting the generality of the foregoing, except with the prior written consent of Acquiror or as contemplated by this Agreement from September 30, 1999 until the Effective Time:

        (a) Neither Questa nor any Partnership will engage in any business in which it is not engaged as of the date hereof;

        (b) Neither Questa nor any Partnership will (i) amend its certificate or articles of incorporation, by-laws, partnership agreements or certificate of limited partnership, (ii) split, combine, or reclassify any of its outstanding capital stock, (iii) declare, set aside, or pay any dividends or other distributions (excluding normal cash distributions attributable to the net income of the Partnerships as required by the partnership agreements) (whether payable in cash, property, or securities) with respect to its capital stock,
(iv) issue, sell, or agree to issue or sell any securities, including its capital stock or Partnership interests, any rights, options, or warrants to acquire its capital stock or Partnership Interests, or securities convertible into or exchangeable or exercisable for its capital stock or Partnership Interests, (v) purchase, cancel, retire, redeem, or otherwise acquire any of its outstanding capital stock or other securities, (vi) merge or consolidate with, or transfer all or substantially all of its assets to, another corporation, partnership or other business entity, (vii) liquidate, wind-up, or dissolve (or suffer any liquidation or dissolution), or (viii) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing;

        (c) Neither Questa nor any Partnership will (i) acquire any corporation, partnership, or other business entity or any interest therein (other than interests in joint ventures, joint operation or ownership arrangements, or tax partnerships acquired in the ordinary course of business), (ii) sell, lease or sublease, transfer, or otherwise dispose of or mortgage, pledge, or otherwise encumber any Oil and Gas Interests of Questa or Partnership Properties that, individually or in the aggregate, were assigned a value in the Reserve Data of $25,000.00 or more or any other assets that, individually or in the aggregate, have a value at the time of such sale, lease, sublease, transfer, or disposition of $25,000.00 or more (except that this clause shall not apply to the sale of Hydrocarbons in the ordinary course of business), (iii) farm-out any Oil and Gas Interest of Questa or Partnership Properties or interest therein, (iv) sell, transfer, or otherwise dispose of or mortgage, pledge, or otherwise encumber any securities of any other Person (including any capital stock or other securities in Questa or any Partnership Interest), (v) make any material loans, advances, or capital contributions to, or investments in, any Person (other than loans or advances in the ordinary course of business and consistent with past practices or capital contributions to any Partnership required by the terms of its partnership agreement), (vi) enter into any agreement not terminable by Questa upon notice of 30 days or less and without penalty or other obligation, (vii) enter into any material transaction not in the ordinary course of business and not contemplated by this Agreement, (viii) agree with any Person to limit or otherwise restrict in any manner the ability of Questa to compete or otherwise conduct its business, or (ix) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing;

        (d) Neither Questa nor any Partnership will (i) incur any indebtedness for borrowed money or any other obligation or liability (other than current liabilities incurred in the ordinary course of business and consistent with past practices), (ii) assume, endorse (other than endorsements of negotiable instruments in the ordinary course of business), guarantee, or otherwise become liable or responsible (whether directly, contingently, or otherwise) for the liabilities or obligations of any Person or (iii) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing;

        (e) Questa will operate, maintain, and otherwise deal with the Oil and Gas Interests of Questa and the Partnerships Properties in accordance with good and prudent oil and gas field practices (including the making of all appropriate repairs, renewals, and replacements thereof) and in accordance with all applicable oil and gas leases and other contracts or agreements and all applicable laws, rules, and regulations and will not voluntarily relinquish its position as operator with respect to any of the Oil and Gas Interests;

        (f) Except as disclosed on Schedule 6.01(f), neither Questa nor any Partnerships will pay, agree to pay, or incur drilling or other capital expenditures in excess of $25,000.00 with respect to any well and Questa and the Partnerships together will not pay, agree to pay, or incur drilling or other capital expenditures with respect to oil and gas wells in excess of $25,000.00 in the aggregate;

        (g) Questa shall not resign, or transfer or otherwise voluntarily relinquish any right it has as of the date of this Agreement, as operator of any Oil and Gas Interest of Questa or any Partnership Properties;

        (h) Neither Questa nor any Partnerships will (i) enter into, or otherwise become liable or obligated under or pursuant to, (A) any employee benefit, pension, or other plan (whether or nor subject to ERISA), (B) any other stock option, stock purchase, incentive, or deferred compensation plans or arrangements or other fringe benefit plan, or (C) any consulting, employment, severance, termination, or similar agreement with any Person, or amend or extend any such plan, arrangement, or agreement, (ii) hire any employees, (iii) except for payments made pursuant to any Questa Employee Plans, grant, or otherwise become liable for or obligated to pay, any severance or termination payments, bonuses, or increases in compensation or benefits to, or forgive any indebtedness of, any employee or consultant, or (iv) enter into any contract, agreement, commitment, or arrangement to do any of the foregoing;

        (i) Questa and the Partnerships will keep and maintain accurate books, records, and accounts in accordance with GAAP;

        (j) Neither Questa nor any Partnership will create, incur, assume, or permit to exist any Lien on any of its assets, except for Permitted Encumbrances;

        (k) Each of Questa and the Partnerships will (i) pay all Taxes, assessments, and other governmental charges imposed upon any of its assets or with respect to its franchises, business, income, or assets before any penalty or interest accrues thereon, (ii) pay all claims (including claims for labor, services, materials, and supplies) that have become due and payable and which by law have or may become a Lien upon any of its assets prior to the time when any penalty or fine shall be incurred with respect thereto or any such Lien shall be imposed thereon, and (iii) comply in all material respects with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, obtain or take all governmental actions necessary in the operation of its business, and comply with and enforce the provisions of all agreements to which it is a party, including paying when due all rentals, royalties, expenses, and other liabilities relating to its business or assets (provided, however, that Questa may contest the imposition of any such Taxes, assessments, and other governmental charges, any such claim, or the requirements of any applicable law, rule, regulation, or order or if done so in good faith by appropriate proceedings, if adequate reserves are established in accordance with GAAP or as may be determined as sufficient by Questa's board of directors, and if such contest does not involve a risk of a Material Adverse Effect on Questa);

        (l) Questa and the Partnerships will maintain in full force and effect the present policies or binders of insurance applicable to them;

        (m) Neither Questa nor any Partnership will directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease, or exchange of any assets, unless otherwise permitted hereby, or the rendering of any service) with any Affiliate of Questa on terms that are less favorable to Questa, as the case may be, than those that could be obtained at the time from unaffiliated third parties;

        (n) Questa will not enter into, or otherwise be a party to, any, stockholder agreement, voting trust, or other agreement or understanding relating to the voting of any shares of the capital stock or other securities of Questa;

        (o) Each of Questa and the Partnerships will use its reasonable best efforts to preserve intact its assets and business organization and to preserve the goodwill of those having business relationships with it;

        (p) Questa will at all times preserve and keep in full force and effect its corporate existence and rights and franchises material to its performance under this Agreement;

        (q) Prior to the Effective Time, Questa shall (i) cause the Partnerships to maintain their status as a limited partnerships for federal tax and state law purposes; and (ii) maintain all material qualifications, licenses, permits, certificates, orders, approvals and authority of the Partnerships;

        (r) Questa shall not permit the Partnerships (i) to make any distribution of any kind to the partners of the Partnerships other than cash distributions attributable to the net income of the Partnerships as required by the Partnership Agreements; or (ii) to purchase or otherwise to acquire any interests of any of the partners in the Partnerships other than as required by the partnership agreements or the certificates of limited partnership;

        (s) Questa will not take any action that would make any representation or warranty of Questa or the Partnerships hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time; and

        (t) Questa and the Partnerships will not agree or commit to do any of the foregoing.

        SECTION 6.02. Company Stockholder Meeting; Proxy Material. Questa shall cause a meeting of its stockholders (the "Questa Stockholder Meeting") to be duly called and held as soon as reasonably practicable, on a date reasonably acceptable to Acquiror, for the purpose of voting on the approval and adoption of this Agreement and the Merger (the "Questa Stockholder Approval"). Except as provided in the next sentence, the board of directors of Questa shall recommend approval and adoption of this Agreement by Questa's stockholders. The board of directors of Questa shall be permitted to (i) not recommend to Questa's stockholders that they give the Questa Stockholder Approval or (ii) withdraw or modify in a manner adverse to Acquiror its recommendation to Questa's stockholders that they give the Questa Stockholder Approval, only (x) if the board of directors of Questa determines in its good faith judgment that it is necessary to so withdraw or modify its recommendation to comply with its fiduciary duty to stockholders under applicable law, after receiving the written advice of outside legal counsel, and (y) if Questa and the senior officers and directors of Questa have substantially complied with their obligations set forth in Section 6.03. In connection with the Questa Stockholder Meeting, Questa (x) will promptly prepare and file with the SEC, will use its reasonable best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the Questa Proxy Statement and all other proxy materials for the Questa Stockholder Meeting, (y) will use its best efforts, subject to the immediately preceding sentence, to obtain the Questa Stockholder Approval and (z) will otherwise comply with all legal requirements applicable to the Questa Stockholder Meeting.

        SECTION 6.03. Other Offers. Questa will not, and Questa will use its best efforts to cause the officers, directors, employees, investment bankers, consultants and other agents of Questa not to, directly or indirectly, take any action to solicit, initiate, encourage or facilitate the making of any Acquisition Proposal or any inquiry with respect thereto or engage in discussions or negotiations with any Person with respect thereto, or disclose any non-public information relating to Questa or afford access to the properties, books or records of Questa to, any Person that has made, or to Questa's knowledge, is considering making, any Acquisition Proposal; provided that nothing contained in this Section 6.03 shall prevent Questa from furnishing non-public information to, or entering into discussions or negotiations with, or affording access to the properties, books or records of Questa to, any Person in connection with an unsolicited bona fide Acquisition Proposal received from such Person so long as prior to furnishing non-public information to, or entering into discussions or negotiations with, such Person, (i) the board of directors of Questa determines in its good faith judgment that it is necessary to do so to comply with its fiduciary duty to stockholders under applicable law, after receiving the written advice of outside legal counsel, and (ii) Questa receives from such Person an executed confidentiality agreement with terms no less favorable to Questa than those contained in Section 8.03(b) Nothing contained in this Agreement shall prevent the board of directors of Questa from complying with Rule 14e-2 under the Exchange Act with regard to an Acquisition Proposal; provided that the board of directors of Questa shall not recommend that the stockholders of Questa tender their shares in connection with a tender offer except to the extent the board of directors of Questa determines in its good faith judgment that such a recommendation is required to comply with the fiduciary duties of the board of directors of Questa to stockholders under applicable law, after receiving the written advice of outside legal counsel. Unless the board of directors of Questa determines in its good faith judgment that it is necessary not to do so to comply with its fiduciary duty to stockholders under applicable law, after receiving the written advice of outside legal counsel, Questa will (a) promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal) notify (which notice shall be provided orally and in writing and shall identify the Person making such Acquisition Proposal and set forth the material terms thereof) Acquiror after receipt of any Acquisition Proposal, of any indication of which Questa has knowledge that any Person is considering making an Acquisition Proposal or any request for non-public information relating to Questa or for access to the properties, books or records of Questa by any Person that has made, or to Questa's knowledge may be considering making, an Acquisition Proposal, and (b) will keep Acquiror informed of the status and material terms of any such Acquisition Proposal or request. Questa will, and Questa will use its best efforts to cause the officers, directors, employees, investment bankers, consultants and other agents of Questa to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date hereof with any parties with respect to any Acquisition Proposal.

                                   ARTICLE 7
                             COVENANTS OF ACQUIROR

        Acquiror agrees that:

        SECTION 7.01. Conduct of Acquiror. From the date hereof until the Effective Time, Acquiror and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties. Without limiting the generality of the foregoing, and except with the prior written consent of Questa or as contemplated by this Agreement, from the date hereof until the Effective Time:

        (a) Acquiror will not adopt or propose any change in its certificate of incorporation or by-laws;

        (b) Acquiror will not adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Acquiror;

        (c) Acquiror will not issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of Acquiror, other than (i) issuances pursuant to the exercise of convertible securities outstanding on the date hereof or issuances pursuant to stock-based awards or options outstanding on the date hereof or that are granted in accordance with clause (ii) and (iii) below, (ii) additional options or stock-based awards to acquire Acquiror Common Stock granted under the terms of any employee or director stock option or compensation plan or arrangement of Acquiror as in effect as of the date hereof in the ordinary course consistent with past practice and (iii) issuances pursuant to the Rights Agreement adopted by Acquiror's Board of Directors in May, 1995;

        (d) Acquiror will not (i) split, combine, subdivide or reclassify its outstanding shares of capital stock or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock;

        (e) Acquiror will not, and will not permit any Subsidiary of Acquiror to, redeem, purchase or otherwise acquire directly or indirectly any of Acquiror's capital stock, except for repurchases, redemptions or acquisitions required by or in connection with the respective terms, as of the date hereof, of any employee or director stock option plan or compensation plan or arrangement of Acquiror in the ordinary course of operations of such plan consistent with past practice;

        (f) Acquiror will not, and will not permit any of its Subsidiaries to, take any action that would make any representation or warranty of Acquiror hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time; and

        (g) Acquiror will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

        SECTION 7.02. Obligations of Merger Subsidiary. Acquiror will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

        SECTION 7.03. Form S-4. Subject to the terms and conditions of this Agreement and unless the Board of Directors of Questa shall take any action permitted by the third sentence of Section 6.02, Acquiror shall prepare and file with the SEC under the 1933 Act the Form S-4, and shall use its reasonable best efforts to cause the Form S-4 to be declared effective by the SEC as promptly as practicable. Acquiror shall promptly take any action required to be taken under foreign or state securities or Blue Sky laws in connection with the issuance of Acquiror Common Stock in connection with the Merger.

        SECTION 7.04. Stock Exchange Listing. Acquiror shall use its reasonable best efforts to cause the shares of Acquiror Common Stock to be issued in connection with the Merger to be listed on the NYSE, subject to official notice of issuance.

        SECTION 7.05. Employee Benefits. (a) Following the Effective Time, Acquiror shall continue to provide to individuals who are then employed by the Surviving Corporation ("Affected Employees"), for so long as such Affected Employees remain employed by the Surviving Corporation or any Subsidiary of Acquiror, employee benefits (other than salary or incentive compensation) pursuant to employee benefit plans, programs, policies or arrangements maintained by Acquiror or any Subsidiary of Acquiror providing coverage and benefits which, in the aggregate, are generally comparable to those provided to employees of Acquiror in positions comparable to positions held by Affected Employees with Acquiror or its Subsidiaries from time to time after the Effective Time.

        (b) Acquiror will, or will cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

        (c) Notwithstanding anything to the contrary herein, the Affected Employees shall not be credited with any time served as an employee of Questa for purposes of participation or eligibility in the Separation Benefit Plan of Unit Corporation and Participating Subsidiaries.

                                   ARTICLE 8
                       COVENANTS OF ACQUIROR AND QUESTA

        The parties hereto agree that:

        SECTION 8.01. Best Efforts. Questa and Acquiror shall each cooperate with the other and use their respective best efforts to promptly (i) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including, without limitation, preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement. Subject to applicable laws relating to the exchange of information, Questa and Acquiror shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Questa (and the Partnerships) or Acquiror and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental authority in connection with the Merger and the other transactions contemplated by this Agreement.

        SECTION 8.02. Certain Filings. Questa and Acquiror shall cooperate with one another (a) in connection with the preparation of the Questa Proxy Statement and the Form S-4, (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Questa Proxy Statement or the Form S-4 and seeking timely to obtain any such actions, consents, approvals or waivers.

        SECTION 8.03. Access to Information. (a) From the date hereof until the Effective Time, to the extent permitted by applicable law, Questa and Acquiror will give the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of such party and its Subsidiaries, furnish to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct its own employees, counsel and financial advisors to cooperate with the other party in its investigation of the business of Questa or Acquiror, as the case may be; provided that no investigation of the other party's business shall affect any representation or warranty given by either party hereunder.

        (b) Between the date of this Agreement and the Effective Time, the parties will maintain in confidence, and will cause each of its officers, directors, counsel, financial advisors, and other authorized representatives to maintain in confidence, and not use to the detriment of a party to this Agreement any information obtained from a party to this Agreement or its Subsidiaries in connection with this Agreement or the transactions contemplated hereby (regardless of whether such information was obtained prior to, on or after the date of this Agreement), unless (i) such information is already known to such receiving party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such receiving party, (ii) use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby or (iii) the furnishing or use of such information is required by legal proceedings or applicable law or requirement of the NYSE. Upon any termination of this Agreement, each party will return or destroy all confidential information provided to it by the other party

        SECTION 8.04. Public Announcements. Acquiror and Questa will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, any such press release or public statement as may be required by applicable law or any listing agreement with any national securities exchange may be issued prior to such consultation, if the party making such release or statement has used its reasonable efforts to consult with the other party.

        SECTION 8.05. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Questa or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Questa or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Questa.

        SECTION 8.06. Notices of Certain Events. (a) Each of Questa and Acquiror shall promptly notify the other party of:

               (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

               (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement.

        (b) Questa and Acquiror shall promptly notify the other party of any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the consummation of the transactions contemplated by this Agreement.

        SECTION 8.07. Affiliates. (a) Prior to the Effective Time, Questa shall cause to be delivered to Acquiror a letter identifying, to the best of Questa's knowledge, all Persons who are, at the time of the Questa Stockholder Meeting, "affiliates" of Questa for purposes of Rule 145 under the 1933 Act. Questa shall furnish such information and documents as Acquiror may reasonably request for the purpose of reviewing such list. Questa shall use its reasonable best efforts to cause each Person who is so identified as an affiliate to deliver to Acquiror on or prior to the Effective Time a letter agreement substantially in the form of Exhibit A to this Agreement.
   ---------

        (b) Questa shall use its reasonable best efforts to deliver to Acquiror, within 15 days of the date hereof, a letter agreement substantially in the form of Exhibit B hereto executed by each Person listed on Schedule 8.07(b).

        SECTION 8.08. Tax and Accounting Treatment. (a) Each of Acquiror and Questa shall not take any action and shall not fail to take any action which action or failure to act would prevent, or would be reasonably likely to prevent, the Merger from qualifying (a) for "pooling of interests" accounting treatment as described in Section 4.40(a) or (b) as a 368 Reorganization.

        (b) Acquiror shall use its reasonable best efforts to provide to PricewaterhouseCoopers LLP a certificate substantially in the form attached hereto as Exhibit C-1. Questa shall use its reasonable best efforts to provide to PricewaterhouseCoopers LLP a certificate substantially in the form attached hereto as Exhibit C-2.

                                   ARTICLE 9
                           CONDITIONS TO THE MERGER

        SECTION 9.01. Conditions to the Obligations of Each Party. The obligations of Questa, Acquiror and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver) of the following conditions:

        (a) this Agreement shall have been adopted by the stockholders of Questa in accordance with Colorado Law;

        (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit or enjoin the consummation of the Merger;

        (c) the Form S-4 shall have been declared effective under the 1933 Act and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC, and all necessary approvals under state securities laws relating to the issuance or trading of the shares of Acquiror Common Stock to be issued in the Merger shall have been received; and

        (d) the shares of Acquiror Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

        SECTION 9.02. Conditions to the Obligations of Acquiror and Merger Subsidiary. The obligations of Acquiror and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver) of the following further conditions:

        (a) (i) Questa and the Partnerships shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) except to the extent expressly permitted under this Agreement, the representations and warranties of Questa and the Partnerships contained in this Agreement and in any certificate or other writing delivered by Questa and the Partnerships pursuant hereto (x) that are qualified by materiality or Material Adverse Effect shall be true at and as of the Effective Time as if made at and as of such time, and (y) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Effective Time as if made at and as of such time and (iii) Acquiror shall have received a certificate signed by the president of Questa to the foregoing effect;

        (b) there shall not be instituted or pending any action or proceeding by any governmental authority before any court or governmental authority or agency,
(i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Acquiror or any Subsidiary of Acquiror of all or any portion of the business of Questa or the Partnerships or to compel Acquiror or any Subsidiary of Acquiror to dispose of or hold separate all or any portion of the business or assets of Questa or the Partnerships, (ii) seeking to impose or confirm limitations on the ability of Acquiror or any Subsidiary of Acquiror effectively to exercise full rights of ownership of the Shares (or shares of stock of the Surviving Corporation) including, without limitation, the right to vote any Shares (or shares of stock of the Surviving Corporation) on any matters properly presented to stockholders or (iii) seeking to require divestiture by Acquiror or any Subsidiary of Acquiror of any Shares (or shares of stock of the Surviving Corporation) if any such matter referred to in clause (i), (ii) or (iii) hereof could reasonably be expected to result in a substantial detriment to the Acquiror and its Subsidiaries (any such substantial detriment being referred to in this Agreement as a "Substantial Detriment");
                                                    ---------------------

        (c) there shall not be any statute, rule, regulation, injunction, order or decree, enacted, enforced, promulgated, entered, issued or deemed applicable to the Merger and the other transactions contemplated hereby (or in the case of any statute, rule or regulation, awaiting signature or reasonably expected to become law), by any court, government or governmental authority or agency or legislative body that is reasonably likely, directly or indirectly, to result in a Substantial Detriment;

        (d) (i) all required approvals or consents of any governmental authority in connection with the Merger and the consummation of the other transactions contemplated hereby shall have been obtained (and all relevant statutory, regulatory or other governmental waiting periods, shall have expired) and (ii) all such approvals and consents which have been obtained shall be on terms that are not reasonably likely, directly or indirectly, to result in a Substantial Detriment;

        (e) since the date of this Agreement, there shall not have been any event, occurrence, development or state of circumstances which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Questa;

        (f) The representations and warranties of the Questa stockholders in the Stockholder Agreements shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for changes contemplated by such agreements, and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), and except for representations and warranties of such Questa's stockholders, inaccuracies in or breaches of which, do not in the good faith opinion of Acquiror have a Material Adverse Effect on the consummation of the Merger or upon the business, condition or affairs of Questa or its assets and each Questa stockholder subject to such Stockholder Agreements shall have delivered to Acquiror certificates to that effect, executed by such Questa stockholder.

        (g) Acquiror shall have received from each Person named in the letter referred to in Section 8.07 an executed copy of the agreement described in
Section 8.07;

        (h) Questa shall have delivered to Acquiror the following documents:

               (a) the opinion of counsel to Questa, dated as of the Closing Date, addressed to Acquiror, in form and substance reasonably satisfactory to Acquiror and its counsel, to the effect that:

                   (i) Questa is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, has the corporate power and authority to own its properties and to carry on its business as now being conducted and is duly qualified to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except where any failure to be so qualified as a foreign corporation, limited partnership or limited liability company or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect);

                 (ii) the authorized capital stock of Questa consists of
            50,000,000 shares of common stock, par value 0.001 per share; of which 1,912,894 shares of Common Stock are outstanding and 791,180 shares are held in the treasury of Questa; all outstanding shares are duly authorized and issued, fully paid and nonassessable and have not been issued in violation of any preemptive right of stockholders;

                  (iii) Questa has the legal power, right and authority to enter into and perform this Agreement and execute the documents to be delivered by Questa pursuant hereto;

                  (iv) this Agreement has been duly authorized, executed and delivered by Questa and subject to the due execution by Acquiror and Merger Subsidiary, constitutes a valid and binding agreement of Questa and is enforceable against Questa in accordance with its terms, subject to appropriate exceptions for bankruptcy and creditors' rights matters and equitable principles;

                  (v) the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance by Questa with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of Questa or any of the Partnerships under, any provision of (a) the certificate of incorporation, bylaws, certificate or agreement of limited partnership and/or any other organizational document of any of Questa or any of the Partnerships, (b) to such counsel's knowledge, any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to Questa or any of the Partnerships, or (c) assuming all required consents, approvals, authorizations, permits, filings and notifications required by this Agreement are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Questa or any of the Partnerships or any of their respective properties or assets, other than, in the case of clause (b) or (c) above, any such conflict, violation, default, right, loss or Lien that, individually or in the aggregate, would not have a Material Adverse Effect on Questa or any of the Partnerships;

                  (vi) the Merger has been duly approved by Questa's
            stockholders in accordance with the Colorado Law; and

                  (vii) The Partnerships are limited partnerships duly organized and validly existing under the laws of the State of Colorado, and, to the extent necessary to comply with all applicable laws, rules and regulations, the Partnerships are duly authorized, empowered and qualified to carry on their business in each of the jurisdictions in which the Partnership Properties are located and each is duly qualified to do business as a foreign limited and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except where any failure to be so qualified as a foreign corporation, limited partnership or limited liability company or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on such Partnership). Each of the Partnerships has fully complied with all applicable securities laws and SEC regulations and requirements. Upon the consummation of the Merger, the Surviving Corporation will become the sole general partner of each of the Partnerships and will succeed to the entire economic and Partnership interest and authority of Questa therein as general partner thereof without further action or approval on the part of the Partnership or the limited partners thereof except for the filing of an amendment to the certificate of limited partnership of each Partnership and any other such ministerial acts.

               (b) such other documents or certificates as shall be reasonably required by Acquiror or its counsel not later than 10 business days prior to the Closing Date;

            (i) Dissenting Shares and fractional Shares shall not exceed 5% of the outstanding Shares; and

            (j) Acquiror shall have received a letter from PricewaterhouseCoopers LLP dated as of the Closing Date and addressed to Acquiror, stating that based on the information furnished to PricewaterhouseCoopers LLP pursuant to section 8.08(b), PricewaterhouseCoopers LLP concurs with Acquiror's management's conclusion that, as of the Closing Date, no conditions exist that would preclude Acquiror's accounting for the Merger as a pooling of interests and such letter shall not have been withdrawn or modified in any material respect.

        SECTION 9.03. Conditions to the Obligations of Questa. The obligation of Questa to consummate the Merger is subject to the satisfaction (or, to the extent legally permissible, waiver) of the following further conditions:

        (a) (i) Acquiror shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) except to the extent expressly permitted under this Agreement, the representations and warranties of Acquiror contained in this Agreement and in any certificate or other writing delivered by Acquiror pursuant hereto (x) that are qualified by materiality or Material Adverse Effect shall be true at and as of the Effective Time as if made at and as of such time, and (y) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Effective Time as if made at and as of such time and (iii) Questa shall have received a certificate signed by the president of Acquiror to the foregoing effect;

        (b) since the date of this Agreement, there shall not have been any event, occurrence, development or state of circumstances which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Acquiror.

        (c) Acquiror shall have delivered to Questa the opinion of its counsel, dated as of the Closing Date, addressed to Questa, in form and substance satisfactory to Questa and its counsel, to the effect that:

               (i) Acquiror and Merger Subsidiary are each a corporation duly organized, validly existing and in good standing under the laws of the state of their incorporation, have the corporate power and authority to own its properties and to carry on its business as now being conducted,;

               (ii) the authorized capital stock of Acquiror consists of 40,000,000 shares of common stock, par value $0.20 per share, of which there were a total of approximately 33, 815, 676 shares issued and outstanding at November 18, 1999, and 5,000,000 of Preferred Stock, par value $1.00 per share, none of which is outstanding;

               (iii) Acquiror and Merger Subsidiary have the legal power, right and authority to enter into and perform this Agreement and execute the documents to be delivered by Acquiror and Merger Subsidiary pursuant hereto;

               (iv) this Agreement has been duly authorized, executed and delivered by Acquiror and Merger Subsidiary and, subject to the due execution of Questa, constitutes a valid and binding agreement of Acquiror and Merger Subsidiary and is enforceable against Acquiror and Merger Subsidiary in accordance with its terms, subject to appropriate exceptions for bankruptcy and creditors' rights matters and equitable principles; and

               (v) to the knowledge of counsel, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with any material agreement or instrument to which Acquiror and Merger Subsidiary are a party or by which Acquiror and Merger Subsidiary or any of their assets are bound or any law, regulation, rule, judgment, order, ruling or decree applicable to Acquiror or Merger Subsidiary.

                                  ARTICLE 10
                                  TERMINATION

        SECTION 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of Questa):

        (a) by mutual written consent of Questa and Acquiror;

        (b) by either Questa or Acquiror,

               (i) if the Merger has not been consummated by January 31, 2000 (the "End Date"); provided that if (x) the Effective Time has not
              --------
        occurred by the End Date by reason of non- satisfaction of any of the conditions set forth in Sections 9.01(b), 9.01(d), 9.02(b), 9.02(c), 9.02(d) or 9.02(j) and (y) all other conditions in Article 9 have theretofore been satisfied or (to the extent legally permissible) waived or are then capable of being satisfied, the End Date will be February 29, 2000; provided further that the right to terminate this Agreement under this Section 10.01(b)(i) shall not be available to any party whose failure to fulfill in any material respect any obligation under this Agreement has caused or resulted in the failure of the Effective Time to occur on or before the End Date; or

               (ii) if the Questa Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment thereof;

        (c) by either Questa or Acquiror, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Acquiror or Questa from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

        (d) by Acquiror, if the Board of Directors of Questa shall have failed to recommend or withdrawn or modified or changed in a manner adverse to Acquiror its approval or recommendation of this Agreement or the Merger, or shall have failed to call the Questa Stockholder Meeting in accordance with Section 6.02, or shall have recommended a Superior Proposal (or the Board of Directors of Questa resolves to do any of the foregoing);

        (e) by Questa, if (i) the board of directors of Questa authorizes Questa, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and Questa notifies Acquiror in writing that it intends to enter into such an agreement, attaching the most current version of such agreement (or a description of all material terms and conditions thereof) to such notice, (ii) Acquiror does not make, within three business days of receipt of Questa's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the board of directors of Questa determines, in good faith after consultation with its financial advisors, is at least as favorable to the stockholders of Questa as the Superior Proposal, it being understood that Questa shall not enter into any such binding agreement during such three day period and (iii) Questa prior to such termination pursuant to this clause (e) pays to Acquiror in immediately available funds the fees required to be paid pursuant to Section
11.04. Questa agrees to notify Acquiror promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification;

        (f) in the event the arithmetical average of the per share closing sale prices of Acquiror's Common Stock on the New York Stock Exchange Composite Tape for the fifteen (15) trading days immediately preceding the third (3rd) trading day preceding the Effective Date of the Merger is greater than $9.00 or less than $5.00 then Acquiror (in the case such price per share is greater than $9.00) or Questa (in the case such price is less than $5.00), shall have the unilateral right to terminate this Agreement. A termination pursuant to the provisions of this Section 10.01(f) shall not be subject to the provisions of
Section 11.04(b);

        (g) By Acquiror if (i) there has been a breach in any material respect of the representations and warranties made by Questa in Article 4 (provided, however, that Acquiror shall not be entitled to terminate this Agreement pursuant to this clause (i) unless Acquiror has given Questa at least 15 days' prior notice of such breach, Questa has failed to cure such breach within such 15 day period, and the condition described in Section 9.02(a), other than the provision thereof relating to the certificate signed by the president of Questa, would not be satisfied if the Closing were to occur on the day on which Acquiror gives Questa notice of such termination); or (ii) Questa has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement and such failure has not been, or cannot be, cured within a reasonable time after notice and demand for cure thereof; or

        (h) by Questa if (i) there has been a breach in any material respect of the representations and warranties made by Acquiror and Merger Subsidiary in
Article 5 (provided, however, that Questa shall not be entitled to terminate this Agreement pursuant to this clause (i) unless Questa has given Acquiror at least 15 days' prior notice of such breach, Acquiror has failed to cure such breach within such 15 day period, and the condition described in Section 9.03(a), other than the provision thereof relating to the certificate signed by the president of Acquiror, would not be satisfied if the Closing were to occur on the day on which Questa gives Acquiror notice of such termination); or (ii) Acquiror or Merger Subsidiary has failed to comply in any material respect with any of its respective covenants or agreements contained in this Agreement, and, in either such case, such breach or failure has not been, or cannot be, cured within a reasonable time after notice and a demand for cure thereof.

        The party desiring to terminate this Agreement pursuant to clause (b),
(c), (d), (e), (f), (g) or (h) of this Section 10.01 shall give written notice of such termination to the other party in accordance with Section 11.01, specifying the provision hereof pursuant to which such termination is effected.

        SECTION 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (a) the agreements contained in this Section 10.02, in Section 8.03 and in Section 11.04 shall survive the termination hereof and (b) no such termination shall relieve any party of any liability or damages resulting from a breach by that party of its representations, warranties, covenants, agreements or other obligations under this Agreement prior to such termination.

                                  ARTICLE 11
                                 MISCELLANEOUS

        SECTION 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

        if to Acquiror or Merger Subsidiary, to:

        President
        Unit Corporation
        1000 Kensington Tower I
        7130 South Lewis
        Tulsa, Oklahoma 74136
        Facsimile No.: (918) 493-7711

        with a copy to:

        Mark E. Schell
        Unit Corporation
        1000 Kensington Tower I
        7130 South Lewis
        Tulsa, Oklahoma 74136
        Facsimile No.: (918) 493-7711

        if to Questa, to:

        Questa Oil & Gas Co.
        7030 South Yale Ave., Suite 700
        Tulsa, Oklahoma 74136-5718
        Attention: Warren L. Meeks
        Facsimile No.: (918) 494-6055

        with a copy to:

        Bill Hart
        Hart and Trinen
        1624 Washington Street
        Denver, Colorado 80203
        Facsimile No.: (303) 839-5414

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

        SECTION 11.02. Non-Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement.

        SECTION 11.03. Amendments Waivers. (a) Any provision of this Agreement (including the Exhibits and Schedules hereto) may be amended or waived by the parties hereto at any time before or after approval of the Merger by the stockholders of Questa; provided, however, that, after any such approval, no amendment shall be made that by law requires further approval by such stockholders without such further approval. Any amendment or waiver must be in writing and signed, in the case of an amendment, by Questa, Acquiror and Merger Subsidiary, or in the case of a waiver, by the party against whom the waiver is to be effective. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.

        (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        SECTION 11.04. Expenses. (a) Except as otherwise specified in this
Section 11.04 or agreed in writing by the parties, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense; provided that all liability for transfer taxes (other than transfer taxes to be paid by Acquiror in connection with the issuance and creation of Acquiror Common Stock in the Merger, as provided in Section 2.02(b)) incurred by Questa or Questa's stockholders in connection with the transactions contemplated hereby shall be paid by the Surviving Corporation out of its own funds and will not be paid, directly or indirectly, by Acquiror.

        (b) If:

               (i) Questa shall terminate this Agreement pursuant to Section 10.01(e);

               (ii) Acquiror shall terminate this Agreement pursuant to Section 10.01(d), unless at the time of such failure to recommend, withdrawal or adverse modification or change, failure to call the Questa Stockholder Meeting or recommendation of a Superior Proposal, any of the conditions set forth in Section 9.03(a) or 9.03(b) would not have been satisfied as of such date and would not be reasonably capable of being satisfied; or

               (iii) either Questa or Acquiror shall terminate this Agreement pursuant to Section 10.01(b)(ii) in circumstances where the Questa Stockholder Approval has not been obtained and prior to the Questa Stockholder Meeting an Acquisition Proposal is made by any Person and Questa enters into a definitive agreement within twelve months after termination of this Agreement either (A) in respect of any Acquisition Proposal with such Person or its Affiliate or (B) in respect of any Acquisition Proposal with any other Person (other than Acquiror or any Affiliate of Acquiror), then in any case as described in clause (i), (ii) or (iii) (each such case of termination being referred to as a "Trigger Event") Questa shall pay to Acquiror
                                    -------------
(by wire transfer of immediately available funds not later than the date of termination of this Agreement or, in the case of clause (iii), the date of such definitive agreement) in the case of clause (i) an amount equal to $500,000 and in the case of clause (ii) or (iii) an amount equal to $400,000. Acceptance by Acquiror of the payment referred to in the foregoing sentence shall constitute conclusive evidence that this Agreement has been validly terminated and upon acceptance of payment of such amount Questa shall be fully released and discharged from any liability or obligation resulting from or under this Agreement.

        SECTION 11.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, its rights under this Agreement, but any such transfer or assignment will not relieve Merger Subsidiary of its obligations hereunder.

        SECTION 11.06. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Oklahoma, without regard to principles of conflicts of law except that the Merger shall also be governed by Colorado Law.

        SECTION 11.07. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought only in any federal or state court located in the State of Oklahoma, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

        SECTION 11.08. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        SECTION 11.09. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

        SECTION 11.10. Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof. No provision of this Agreement or any other agreement contemplated hereby is intended to confer on any Person other than the parties hereto any rights or remedies.

        SECTION 11.11. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

        SECTION 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

        SECTION 11.13. Attorney Fees. If any of the parties brings an action or suit against any other party by reason of any breach of any covenant, agreement, representation, warranty or other provision of this Agreement, or any breach of any duty or obligation created under this Agreement by such other party, the prevailing party in whose favor final judgment is entered shall be entitled to recover from the losing party all reasonable costs and expenses incurred by the prevailing party in connection with such suit or action, including legal fees and court costs (whether or not taxable as such).

        SECTION 11.14 Incorporation. The Exhibits and Schedules referred to herein are attached to and incorporated by reference herein for all purposes.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

QUESTA OIL & GAS CO.                         UNIT CORPORATION



/s/  Warren L. Meeks                         /s/  King P. Kirchner
-----------------------------------          -----------------------------------
Warren L. Meeks                              King P. Kirchner
Chief Executive Officer                      Chairman of the Board


UNIT ACQUISITION COMPANY



/s/  Philip M. Keeley
-----------------------------------
Philip M. Keeley
Vice President

                                  APPENDIX B


                  PROVISIONS PERTAINING TO DISSENTER'S RIGHTS
             Title 7, Article 113 of the Colorado Revised Statutes


7-113-101.  Definitions.  For purposes of this article:
            -----------

     (1) "Beneficial shareholder" means the beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.

     (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.

     (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable.

     (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101, C.R.S.

     (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.

     (7) "Shareholder" means either a record shareholder or a beneficial shareholder.

7-113-102.  Right to dissent.  (1) A shareholder, whether or not entitled to
            ----------------
vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:

     (a) Consummation of a plan of merger to which the corporation is a party if:

          (I) Approval by the shareholders of that corporation is required for the merger by section 7-111-103 or 7-111-104 or by the articles of incorporation; or

          (II) The corporation is a subsidiary that is merged with its parent corporation under section 7-111-104;

     (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

     (c) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under section 7-112-102(1); and

     (d) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to section 7-112-102(2).

     (1.3) A shareholder is not entitled to dissent and obtain payment, under subsection (1) of this section, of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, or on the national market system of the national association of securities dealers automated quotation system, or were held of record by the more than two thousand shareholders, at the time of:

     (a) The record date fixed under section 7-107-107 to determine the shareholders entitled to receive notice of the shareholders' meeting at which the corporate action is submitted to a vote;

     (b) The record date fixed under section 7-107-104 to determine shareholders entitled to sign writings consenting to the corporate action; or

     (c) The effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

     (1.8) The limitation set forth in subsection (1.3) of this section shall not apply if the shareholder will receive for the shareholder's shares, pursuant to the corporate action, anything except:

     (a) Shares of the corporation surviving the consummation of the plan of merger or share exchange;

     (b) Shares of any other corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, or on the national market system of the National Association of Securities Dealers automated quotation system or will be held of record by more than two thousand shareholders;

     (c)  Cash in lieu of fractional shares; or

     (d) Any combination of the foregoing described shares or cash in lieu of fractional shares.

     (2)  (Deleted by amendment, L.96, p.1321, (S)30, effective June 1, 1996).

     (2.5) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of a reverse split that reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or script so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.

     (3) A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.

     (4) A shareholder entitled to dissent and to obtain payment for the shareholder's shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

7-113-103.  Dissent by nominees and beneficial owners.  (1) A record shareholder
            -----------------------------------------
may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a record shareholder under this subsection (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to the shares held on the beneficial shareholder's behalf only if:

          (a) The beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (b) The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

     (3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the corporation that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' right as to all such shares as to which there is no limitation on the ability to exercise dissenters' rights. Any such requirement shall be stated in the dissenters' notice given pursuant to section 7-113-203.

                                     PART 2

                             PROCEDURE FOR EXERCISE
                             OF DISSENTERS' RIGHTS

7-113-201.  Notice of dissenters' rights.  (1) If a proposed corporate action
            ----------------------------
creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the propose action at the meeting. Failure to give notice as provided by this subsection (1) shall not affect any action taken at the shareholders' meeting for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202(1).

     (2)  If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this article, by a copy of this article, and by the materials, if any, that under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the propose action were submitted to a vote at a shareholders' meeting. Failure to give notice as provided by this subsection
(2) shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-302(2).

7-113-202.  Notice of intent to demand payment.  (1) If a proposed corporate
            ----------------------------------
action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201(1), a shareholder who wishes to assert dissenters' rights shall;

     (a) Cause the corporation to receive, before the vote is taken, written notice of the shareholder's intention to demand payment for the shareholder's shares if the proposed corporate action is effectuated; and

     (b)  Not vote the shares in favor of the proposed corporate action.

     (2)  If a proposed corporate action creating dissenter's rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104 and if notice of dissenter's rights has been given to such shareholder in connection with the action pursuant to section 7-113-201(2), a shareholder who wishes to assert dissenters' rights shall not execute a writing consenting to the proposed corporate action.

     (3) A shareholder who does not satisfy the requirements of subsection (1) or (2) of this section is not entitled to demand payment for the shareholder's shares under this article.

7-113-203.  Dissenters' notice.  (1)  If a proposed corporate action creating
            -------------------
dissenter's rights under section 7-113-102 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this article.

     (2) The dissenters' notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters' rights under section 7-113-102 and shall:

     (a) State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action;

     (b) State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited;

     (c) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment and demand is received;

     (d) Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;

     (e) Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice required by subsection (1) of this section is given;

     (f) State the requirement contemplated in section 7-113-103(3), if such requirement is imposed; and

     (g)  Be accompanied by a copy of this article.

7-113-204.  Procedure to demand payment.  (1) A shareholder who is given a
            ----------------------------
dissenters' notice pursuant to section 7-113-203 and who wishes to assert dissenters' rights shall, in accordance with the terms of the dissenters' notice:

     (a) Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-203(2)(d), duly completed, or may be stated in another writing; and

     (b)  Deposit the shareholder's certificates for certificated shares.

     (2) A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder's exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of such corporate action.

     (3) Except as provided in section 7-113-207 or 7-113-209(1)(b), the demand for payment and deposit of certificates is irrevocable.

     (4) A shareholder who does not demand payment and deposit the shareholder's share certificates as required by the date or dates set in the dissenters' notice is not entitled to payment for the shares under this article.

7-113-205.  Uncertificated shares.  (1) Upon receipt of a demand for payment
            ----------------------
under section 7-113-204 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer thereof.

     (2) In all other respects, the provisions of section 7-113-204 shall be applicable to shareholders who own uncertificated shares.

7-113-206.  Payment.  (1)  Except as provided in section 7-113-208, upon the
            --------
effective date of the corporate action creating dissenters' rights under section 7-113-102, or upon receipt of a payment demand pursuant to section 7-113-204, whichever is later, the corporation shall pay each dissenter who complied with section 7-113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, the amount the corporation estimates to be the faire value of the dissenter's shares, plus accrued interest.

     (2) The payment made pursuant to subsection (1) of this section shall be accompanied by:

     (a) The corporation's balance sheet as of the end of its most recent fiscal year or, if that is not available the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily provides such statements to shareholders, a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited;

     (b) A statement of the corporation's estimate of the fair value of the shares;

     (c)  An explanation of how the interest was calculated;

     (d) A statement of the dissenter's right to demand payment under section 7-113-209 and

     (e)  A copy of this article.

7-113-207.  Failure to take action.  (1) If the effective date of the corporate
            -----------------------
action creating dissenters' rights under section 7-113-102 does not occur within sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (2) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters' notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 and 7-113-209 shall again be applicable.

7-113-208.  Special provisions relating to shares acquired after announcement of
            --------------------------------------------------------------------
proposed corporate action.  (1)  The corporation may, in or with the dissenters'
--------------------------
notice given pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under section 7-113-102 and state that the dissenter shall certify in writing, in or with the dissenter's payment demand under section 7-114-204, whether or not the dissenter (or the person on whose behalf dissenters' rights are asserted) acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters' rights acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

     (2) An offer to make payment under subsection (1) of this section shall include or be accompanied by the information required by section 7-113-206(2).

7-113-209.  Procedure if dissenter is dissatisfied with payment or offer.  (1)
            ------------------------------------------------------------
A dissenter may give notice to the corporation in writing of the dissenter's estimate of the fair value of the dissenter's shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation's offer under section 7-113-208 and demand payment of the fair value of the shares and interest due, if:

     (a) The dissenter believes that the amount paid under section 7-113-206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;

     (b) The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or

     (c) The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-113-207(1).

     (2) A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

                                     PART 3

                          JUDICIAL APPRAISAL OF SHARES

7-113-301.  Court action.  (1) If a demand for payment under section 7-113-209
            ------------
remains unresolved, the corporation may, within sixty days after receiving the payment demand commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.

     (2)  The corporation shall commence the proceeding described in subsection
(1) of this section in the district court of the county in this state where the corporation's principal office is located or, if the corporation has no principal office in this state, in the district court of the county in which its registered office is located. If the corporation is a foreign corporation without a registered office, it shall commence the proceeding in the county where the registered office of the domestic corporation merged into, or whose shares were acquired by, the foreign corporation was located.

     (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unresolved parties to the proceeding commenced under subsection (2) of this section as in an action against their shares, and all parties shall be served with a copy of the petition. Service on each dissenter shall be by registered or certified mail, to the address stated in such dissenter's payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, or as provided by law.

     (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section in plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

     (5) Each dissenter made a party to the proceeding commenced under subsection (2) of this section is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or for the fair value, plus interest, of the dissenter's shares for which the corporation elected to withhold payment under section 7-113-208.

7-113-302.  Court costs and counsel fees.   (1) The court in an appraisal
            ----------------------------
proceeding commenced under section 7-113-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 7-113-209.

     (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

     (a) Against the corporation and in favor of any dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this article; or

     (b) Against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

     (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article 4 of our by-laws provides for indemnification of any person who is, or is threatened to be made, a witness in or a party to any proceeding by reason of his or her position as a director, officer, or employee, to the extent authorized by applicable law including, but not limited to, the Delaware General Corporation Law. Pursuant to Section 145 of the Delaware General Corporation Law a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is generally limited to attorney's fees and other expenses and is not available if such person is adjudged to be liable to the corporation unless the court determines that indemnification is appropriate. In addition, a corporation has the power to purchase and maintain insurance for such persons. Article 4 of the By-laws also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted to present and former directors, officers, employees and agents, under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

Article Nine of our charter eliminates in certain circumstances the monetary liability of our directors for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director

     . for a breach of the director's duty of loyalty to us or to our stockholders;

     . for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law;

     . under Section 174 of the Delaware General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law); or

     . for transactions from which the director derived an improper personal benefit.

We have purchased directors and officers liability insurance that would indemnify our directors and officers against damages arising out of certain kinds of claims that might be made against them based on their negligent acts or omissions while acting in their capacity as such.

The above discussion of our charter, by-laws and of Section 145 of the Delaware General Corporation Law is not exhaustive and is qualified in its entirety by our charter, our by-laws and statute.

ITEM 21. EXHIBITS.

Exhibit
Number                           Description of Exhibits
------                           -----------------------

  2.1 -- Agreement and Plan of Merger, dated as of December 8, 1999, among Unit Corporation, Questa Oil & Gas Co. and Unit Acquisition Company (included as Appendix A to the Proxy Statement/Prospectus which forms a part of this Registration Statement.

  2.2* -- Form of Stockholder Agreement, between Unit Corporation and the directors and executive officers of Questa Oil & Gas Co.

  2.3 -- Amendment No. 1, dated as of January 2, 2000, to Agreement and Plan of Merger amoung Unit Corporation, Questa Oil & Gas Co. and Unit Acquisition Company (filed herewith).

  3.1 -- Restated Certificate of Incorporation of Unit Corporation (incorporated herein by reference to Exhibit 3.1 to Form S-3 Registration Statement of Unit (file No. 333-83551)).

  3.2   --  By-Laws of Unit Corporation (incorporated herein by reference to
            Exhibit 3.2 to Form S-3 Registration Statement of Unit (file No. 333-83551)).

  4.1 -- Form of Common Stock Certificate of Unit Corporation (incorporated herein by reference to Exhibit 4.1 to Form S-3 Registration Statement of Unit (file No. 333-83551)).

  4.2 -- Rights Agreement between Unit Corporation and Chemical Bank, Rights Agent (incorporated herein by reference to Exhibit 1 to Unit's Form 8-A filed with the SEC on May 23, 1995).

  5.1*  --  Opinion of Conner & Winters, A Professional Corporation, regarding legality of securities being registered.
  8.1 -- Opinion of Conner & Winters, A Professional Corporation, regarding tax matters (filed herewith).

   15*  --  Letter on unaudited interim financial information.
 23.1   --  Consent of PricewaterhouseCoopers LLP, independent accountants
            (filed herewith).
 23.2   --  Consent of Magee Rausch & Shelton LLP, independent accountants
            (filed herewith).
 23.3   --  Consent of Conner & Winters (included in Exhibits 5.1 and 8.1).

 23.4*  --  Consent of Ryder Scott Company.

 23.5*  --  Consent of Lee Keeling and Associates

 24.1*  --  Power of Attorney
 99.1   --  Form of Questa Oil & Gas Co. proxy (filed herewith).
_________________

    *Previously filed as an exhibit to this Registration Statement.


ITEM 22. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the

Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(e) The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on February 9, 2000.


                                     Unit Corporation

                                     By:  /s/ King P. Kirchner
                                          --------------------
                                          King P. Kirchner,
                                          Chief Executive Officer





Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated on February 9, 2000.

        Name                                Title

        /s/ King P. Kirchner         Chief Executive Officer
---------------------------------    Chairman of the Board
King P. Kirchner


        /s/ John G. Nikkel           President and
---------------------------------    Director
John G. Nikkel


        /s/ Earle Lamborn            Vice President and
---------------------------------    Director
Earle Lamborn

                                     Vice President, Treasurer
        /s/ Larry D. Pinkston        and Chief Financial Officer
---------------------------------    (Principal Financial Officer)
Larry D. Pinkston


                                    Controller
        /s/ Stanley W. Belitz       (Principal Accounting Officer)
---------------------------------
Stanley W. Belitz


            William B. Morgan*      Director
----------------------------------
William B. Morgan



            Don Cook*               Director
----------------------------------
Don Cook

            J. Michael Adcock*      Director
----------------------------------
J. Michael Adcock


            John S. Zink*           Director
----------------------------------
John S. Zink


            John H. Williams*       Director
----------------------------------
John H. Williams


        /s/ Mark E. Schell
----------------------------------
Mark E. Schell
Attorney-In-Fact

Exhibit
Number                           Description of Exhibits
------                           -----------------------

  2.1 -- Agreement and Plan of Merger, dated as of December 8, 1999, among Unit Corporation, Questa Oil & Gas Co. and Unit Acquisition Company (included as Appendix A to the Proxy Statement/Prospectus which forms a part of this Registration Statement.

  2.2* -- Form of Stockholder Agreement, between Unit Corporation and the directors and executive officers of Questa Oil & Gas Co.

  2.3 -- Amendment No. 1, dated as of January 2, 2000, to Agreement and Plan of Merger amoung Unit Corporation, Questa Oil & Gas Co. and Unit Acquisition Company (filed herewith).

  3.1 -- Restated Certificate of Incorporation of Unit Corporation (incorporated herein by reference to Exhibit 3.1 to Form S-3 Registration Statement of Unit (file No. 333-83551)).

  3.2   --  By-Laws of Unit Corporation (incorporated herein by reference to
            Exhibit 3.2 to Form S-3 Registration Statement of Unit (file No. 333-83551)).

  4.1 -- Form of Common Stock Certificate of Unit Corporation (incorporated herein by reference to Exhibit 4.1 to Form S-3 Registration Statement of Unit (file No. 333-83551)).

  4.2 -- Rights Agreement between Unit Corporation and Chemical Bank, Rights Agent (incorporated herein by reference to Exhibit 1 to Unit's Form 8-A filed with the SEC on May 23, 1995).

  5.1*  --  Opinion of Conner & Winters, A Professional Corporation, regarding legality of securities being registered.
  8.1 -- Opinion of Conner & Winters, A Professional Corporation, regarding tax matters (filed herewith).

   15*  --  Letter on unaudited interim financial information.
 23.1   --  Consent of PricewaterhouseCoopers LLP, independent accountants
            (filed herewith).
 23.2   --  Consent of Magee Rausch & Shelton LLP, independent accountants
            (filed herewith).
 23.3   --  Consent of Conner & Winters (included in Exhibits 5.1 and 8.1).

 23.4*  --  Consent of Ryder Scott Company.

 23.5*  --  Consent of Lee Keeling and Associates

 24.1*  --  Power of Attorney
 99.1   --  Form of Questa Oil & Gas Co. proxy (filed herewith).

-------------
*Previously filed as an exhibit to this Registration Statement